UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Security Capital Corporation
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Security Capital Corporation

SECURITY CAPITAL CORPORATION
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut  06831

August 11, 2006

Dear Stockholders,

I am pleased to inform you that Security Capital Corporation (the “Company”) and Sedgwick CMS Holdings, Inc. (“Sedgwick CMS”) have entered into a definitive merger agreement pursuant to which Sedgwick CMS will acquire all of the outstanding shares of Security Capital Common Stock and Class A Common Stock. This merger agreement, which has been unanimously approved by the Board of Directors, represents the culmination of our previously announced formal sale process for the Company.

As you know, the Board began exploring strategic alternatives to maximize value for our stockholders in January 2004. The Board was concerned that, due to the lack of liquidity of our Class A Common Stock (resulting from our small public float and lack of market following), the price of our Class A Common Stock (which was $7.30 on January 14, 2004, the last trading day prior to our announcement of the formation of a Special Committee) did not reflect what the Board viewed as the true value of the Company. The Board was also concerned with the increasing costs of our remaining a public company (including costs to comply with the Sarbanes-Oxley Act).

At that time, the Board voted unanimously to form the Special Committee, made up of independent directors, to explore strategic alternatives to maximize value and provide liquidity for our public stockholders. Over several months, the Special Committee, with the assistance of an independent financial advisor and independent counsel, explored various different strategic alternatives for the Company, including remaining independent, a going-private transaction or a leveraged recapitalization and extraordinary dividend.

In July 2004, our majority stockholder submitted an offer to acquire the shares of our Common Stock and Class A Common Stock that it did not already own in a proposed going-private transaction for $9.00 per share, which offer was subsequently raised to $10.60 per share. In addition, in September 2004, we received an offer from members of the senior management team of our CompManagement business to acquire 100% of our outstanding shares of Common Stock and Class A Common Stock for $10.50 per share, which offer was subsequently raised to $10.85 per share. We also received a third-party offer to acquire 100% of our outstanding shares of Common Stock and Class A Common Stock for $11.00 per share.

Based upon the resolution of certain corporate uncertainties, the Company’s outstanding operating results in 2004 and the Company’s substantially improved prospects since the formation of the Special Committee, in April 2005 I recommended that the Special Committee and the Board of Directors consider initiating a formal sale process to seek the highest price reasonably obtainable for the sale of the Company. In May 2005, the Board unanimously determined, based upon the unanimous recommendation of the Special Committee and presentations from various investment banks, that the best way to maximize value and provide liquidity for our public stockholders was to switch to a formal sale process to solicit third-party bidders to seek the highest price reasonably obtainable for the Company. The determination to switch to the formal sale process was supported by our majority stockholder, which stated its intention not to be a bidder in the formal sale process and to vote its shares in favor of a sale of the Company if appropriate value was achieved. The Board assigned Capital Partners, Inc., the representative of our majority stockholder and the manager of the Company, the responsibility to manage the formal sale process and retained UBS Securities LLC to assist in the process.

We publicly announced the formal sale process and the retention of UBS Securities on June 7, 2005. The closing price of our Class A Common Stock on June 6, 2005 (the last trading day prior to such announcement) was $9.98.

From August to October 2005, UBS contacted over 120 potential third-party purchasers. By November 2005, we had received 31 initial indications of interest. While we preferred a sale of the entire Company to a single buyer, almost all of the potential purchasers were interested only in purchasing either our Primrose business or our CompManagement business. Based on such indications and the subsequent bids, the Board determined that the best way to maximize value and provide liquidity for our public stockholders was to first sell Primrose and then sell the balance of the Company.

On February 9, 2006, the Board unanimously approved the sale of our 91.52% (on a fully diluted basis) interest in Primrose for approximately $76.8 million, on a pre-tax basis. The Primrose sale closed on March 31, 2006. Our net after-tax proceeds from the sale of Primrose were approximately $57.8 million.

On May 31, 2006, in an effort to provide our stockholders with some liquidity while the Company continued to pursue the sale of the balance of the Company, the Board declared a special cash dividend of $9.04 per share of Common Stock and Class A Common Stock, funded principally from the net after-tax proceeds of the Primrose sale. The $9.04 special cash dividend was paid on June 28, 2006 to stockholders of record at the close of business on June 14, 2006.

Our nearly two and one-half year sale process culminated on June 12, 2006, when we entered into the definitive merger agreement with Sedgwick CMS for the sale of the balance of the Company, including our 83.68% (on a fully diluted basis) interest in the CompManagement business. If the merger is completed, you will receive $16.46 in cash per share of Common Stock and Class A Common Stock that you hold.

The final step in our sale process is the adoption of the Sedgwick CMS merger agreement by our stockholders. If the merger is completed, when taken together with the $9.04 per share special cash dividend that we paid on June 28, 2006 in connection with the sale of Primrose, our formal sale process will have resulted in our stockholders receiving a total of $25.50 for each share of Common Stock and Class A Common Stock.

You are cordially invited to attend a special meeting of our stockholders to be held in Conference Room 39B, 39th Floor, 101 Park Avenue, New York, New York on September 8, 2006, at 9:00 a.m., Eastern Time to vote on the adoption of the Sedgwick CMS merger agreement. As described in the enclosed proxy statement, the Board has unanimously approved the merger agreement in all respects and declared that the merger and the merger agreement are advisable, fair to and in the best interests of the Company and all of its stockholders. The Board recommends that you vote “FOR” the adoption of the merger agreement.

The Sedgwick CMS merger agreement has also received the support of our majority stockholder, which is not affiliated in any way with Sedgwick CMS. In addition, in order to make the Company more attractive to Sedgwick CMS, and in an effort to increase the merger consideration payable to all of our stockholders, our majority stockholder and certain of our directors and executive officers have committed to vote their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement and have agreed to escrow a portion of their merger consideration to secure certain indemnification obligations that they have agreed to in favor of Sedgwick CMS, which indemnification obligations and escrow requirements will not be imposed upon our public stockholders. The number of shares committed to vote for the merger is, absent a change of the Board’s recommendation of the merger, sufficient to approve the merger.

The proxy statement that accompanies this letter provides you with extensive information about the merger agreement, the merger and the special meeting, including your right to dissent from the merger and exercise your statutory appraisal rights. We encourage you to read the entire proxy statement carefully. You may also obtain more detailed information about the Company from documents that we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Your shares will then be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote in person. Thank you for your continued support.

Sincerely,

Brian D. Fitzgerald
Chairman of the Board of Directors, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THE PROXY STATEMENT IS DATED AUGUST 11, 2006 AND IS FIRST BEING GIVEN
OR SENT TO STOCKHOLDERS ON OR ABOUT AUGUST 11, 2006.

Security Capital Corporation

SECURITY CAPITAL CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 8, 2006

A special meeting of the stockholders of Security Capital Corporation will be held in Conference Room 39B, 39th Floor, 101 Park Avenue, New York, New York on September 8, 2006, at 9:00 a.m., Eastern Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.      To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2006 (the “Merger Agreement”), among Sedgwick CMS Holdings, Inc. (“Sedgwick CMS”), GOSC Merger Corp. (“Merger Corp.”) and Security Capital Corporation (the “Company”), pursuant to which Merger Corp. will be merged with and into the Company and the Company will become a wholly owned subsidiary of Sedgwick CMS.

2.      To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has unanimously approved the Merger Agreement and is submitting it to the stockholders for their adoption. If the merger is completed, each issued and outstanding share of our Common Stock and Class A Common Stock (other than shares of our Common Stock and Class A Common Stock held by dissenting stockholders who properly exercise their statutory appraisal rights under Delaware law as described in the proxy statement) will be converted into the right to receive $16.46 in cash, without interest.

The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the Merger Agreement is attached to the proxy statement as Appendix A.

Only holders of record of our Common Stock or Class A Common Stock at the close of business on August 10, 2006, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the special meeting at the offices of the Company, Eight Greenwich Office Park, Third Floor, Greenwich, Connecticut 06831. A copy of the list of stockholders entitled to vote at the special meeting will also be available at the special meeting.

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of Common Stock and Class A Common Stock entitled to vote at the meeting, voting as a single class, in accordance with our certificate of incorporation and bylaws and Delaware law. Under the terms of a voting agreement (which will terminate upon the termination of the Merger Agreement), the holders of a majority of our outstanding shares of Common Stock and Class A Common Stock have agreed to vote their respective shares for the adoption of the Merger Agreement. Their shares represent more than the number of votes necessary to adopt the Merger Agreement at the special meeting even if you and every other stockholder of the Company vote against the adoption of the Merger Agreement. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition, L.P. No. 1 and A. George Gebauer will also be required to adopt the merger agreement.

The Board of Directors is not aware of any matters that may be brought before the special meeting other than those set forth in this Notice of Special Meeting of Stockholders. If other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxy cards on such matters in accordance with any recommendation of the Board or, in the absence of such recommendation, in their discretion.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from your nominee a proxy issued in your name.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding surrender of your stock certificates.

The Board of Directors has unanimously approved the Merger Agreement and recommends that our stockholders vote “FOR” the adoption of the Merger Agreement.

By Order of the Board of Directors,

A. George Gebauer
Vice Chairman of the Board of Directors and Secretary
August 11, 2006

PROXY STATEMENT

i

ii

Certificate of Incorporation and Bylaws	65
Directors and Officers	65
Representations and Warranties	65
Material Adverse Effect	67
Covenants of the Parties	68
Transaction Proposals; Superior Proposals	71
Conditions to Closing the Merger	73
Termination of the Merger Agreement	75
Termination Fee and Expenses	76
Amendment and Waiver	77
OTHER AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT	77
WC Stock Purchase Agreement	77
Voting Agreement	79
Indemnification Agreement and Escrow Requirements	80
MARKET PRICES OF THE COMPANY’S CLASS A COMMON STOCK	82
APPRAISAL RIGHTS	83
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	87
STOCKHOLDER PROPOSALS FOR OUR 2006 ANNUAL MEETING	88
OTHER MATTERS	89
Other Business at the Special Meeting	89
Where You Can Find Additional Information	89
APPENDIX A — Agreement and Plan of Merger, dated as of June 12, 2006, among Sedgwick CMS Holdings, Inc., GOSC Merger Corp. and Security Capital Corporation	A-1
APPENDIX B — Opinion of UBS Securities LLC	B-1
APPENDIX C — Opinion of Hill Street Capital LLC	C-1
APPENDIX D — Section 262 of the General Corporation Law of the State of Delaware	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting of stockholders and the merger. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to the “Company,” “Security Capital,” “we,” “our,” and “us” refer to Security Capital Corporation and its subsidiaries; all references to “Sedgwick CMS” refer to Sedgwick CMS Holdings, Inc.; all references to “Merger Corp.” refer to GOSC Merger Corp.; all references to “WC” refer to WC Holdings, Inc.; all references to “CompManagement” refer to CompManagement, Inc.; all references to “CP Acquisition” refer to CP Acquisition, L.P. No. 1; all references to “Capital Partners” refer to Capital Partners, Inc.; all references to “UBS” refer to UBS Securities LLC; all references to “HSC” refer to Hill Street Capital LLC; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated June 12, 2006, among Sedgwick CMS, Merger Corp. and the Company, a copy of which is attached to this proxy statement as Appendix A; and all references to the “merger” refer to the merger contemplated by the merger agreement.

All information contained in this proxy statement concerning Sedgwick CMS, Merger Corp., Fidelity National Financial, Inc., Thomas H. Lee Partners, L.P. and Evercore Capital Partners, and their affiliates and designees, has been supplied by Sedgwick CMS and has not been independently verified by the Company. All information contained in this proxy statement concerning CP Acquisition (our majority stockholder), Capital Partners (the representative of our majority stockholder and the manager of the Company) and FGS, Inc. and FGS Partners, L.P. (affiliates of CP Acquisition and Capital Partners) has been supplied by Capital Partners and has not been independently verified by the Company.

Q:             When and where is the special meeting?

A:             The special meeting of the Company’s stockholders will be held in Conference Room 39B, 39th Floor, 101 Park Avenue, New York, New York on September 8, 2006, at 9:00 a.m., Eastern Time.

Q:             What matters will I vote on at the special meeting?

A:             You will vote on:

•       the adoption of the merger agreement; and

•       such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:             How does the Company’s Board of Directors recommend that I vote on the adoption of the merger agreement?

A:             The Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Q:             What vote of stockholders is required to adopt the merger agreement?

A:             Stockholders holding at least a majority of the aggregate shares of our Common Stock and Class A Common Stock outstanding as of the close of business on August 10, 2006, voting as a single class, must vote “FOR” the adoption of the merger agreement for the merger agreement to be adopted.

In connection with the execution of the merger agreement, Brian D. Fitzgerald (our chairman, president and chief executive officer, and, through Capital Partners, the controlling person of our majority stockholder), FGS, Inc., CP Acquisition and A. George Gebauer (our vice chairman and secretary and an officer of Capital Partners) entered into a voting agreement, dated as of

June 12, 2006, with Sedgwick CMS and Merger Corp., in which each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed, among other things, to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer are the owners of record and have voting control over an aggregate of 80.4% of the outstanding shares of capital stock of the Company. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the adoption of the merger agreement. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required to adopt the merger agreement. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms.

Q:             Who is entitled to vote?

A:             Stockholders of record as of the close of business on August 10, 2006, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 380 shares of our Common Stock and 7,358,082 shares of our Class A Common Stock, held by approximately 750 stockholders of record, were outstanding and entitled to vote at the special meeting. You may vote all shares you owned as of the close of business on the record date. All shares are entitled to one vote per share.

Q:             If my shares are held in “street name” by my broker, bank or other nominee, will it vote my shares for me?

A:             Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the proxy submission instructions provided by your nominee regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted.

Q:             How do I cause my shares to be voted without attending the special meeting?

A:             If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from your nominee, along with the nominee’s form of proxy submission instructions. In either case, you may submit a proxy for your shares by mail without attending the special meeting.

Q:             What does it mean if I get more than one proxy card or form of proxy submission instructions?

A:             If you have shares of our Common Stock or Class A Common Stock that are registered differently or are in more than one account, you will receive more than one proxy card or form of proxy submission instructions. Please follow the directions for submitting a proxy on each of the proxy cards or form of proxy submission instructions you receive to ensure that all of your shares are voted.

Q:             How do I vote in person at the special meeting?

A:             If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you submit a proxy card for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from your nominee giving you the right to vote the shares. To do this, you should contact your nominee.

Q:             Can I change my vote?

A:             After you submit a proxy card for your shares, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, Eight Greenwich Office Park, Third Floor, Greenwich, Connecticut 06831, stating that you want to revoke your proxy and that you need another proxy card. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you hold your shares in street name through a broker, bank or other nominee, you should follow your nominee’s proxy submission instructions. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last proxy submission or vote, as the case may be, before voting is closed at the special meeting is the vote that will be counted.

Q:             What is a quorum for the special meeting?

A:             A quorum of the holders of the outstanding shares of our Common Stock and Class A Common Stock, treated as one class, must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our Common Stock and Class A Common Stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.

Pursuant to the voting agreement, the holders of 80.4% of the outstanding shares of capital stock of the Company are obligated to be present for purposes of determining that a quorum is present at the special meeting. As such, a quorum will be present even if no other stockholder is represented in person or by proxy.

Q:             How are votes counted?

A:             You may vote “FOR”, “AGAINST” or “ABSTAIN” on the vote to adopt the merger agreement. An abstention will not count as a vote cast “FOR” the merger agreement, but will count for the purpose of determining whether a quorum is present.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Like an abstention, broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present.

The affirmative vote of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting as a single class, is required to adopt the merger agreement. As a result, abstentions and broker non-votes on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and in accordance with any recommendation of the Board or, in the absence of such recommendation, in the discretion of the proxies named in the enclosed proxy card on any other matter properly brought before the meeting for a vote.

Q:             Who will bear the cost of this solicitation?

A:             We will pay the cost of soliciting stockholder proxies, and have retained D.F. King & Co., Inc. to assist us in this process for an estimated $2,500, plus expenses. We will, upon request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange your Company stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:             Who can help answer my other questions?

A:    If you have more questions about the special meeting or the merger, you should contact the Company, Attention: Chief Financial Officer, Eight Greenwich Office Park, Third Floor, Greenwich, Connecticut 06831, or by telephone at (203) 625-0770.

SUMMARY

The following summary highlights material information contained in this proxy statement but does not contain all of the information that may be important to you. You are urged to read the entire proxy statement carefully, including the appendices. The information contained in this summary is qualified in its entirety by reference to the more detailed information contained in this proxy statement and the appendices.

•                   The Parties to the Merger.

•        The Company operates as a holding company that actively participates in the management of its subsidiaries. The Company conducts business through its 83.68% (on a fully diluted basis) subsidiary, WC. WC, through its wholly owned subsidiary, CompManagement, is a leading independent provider of comprehensive claims management, cost containment and consulting services designed to control the cost to employers of workers’ compensation, medical malpractice, automobile, general liability, unemployment and short- and long-term disability insurance benefits. WC’s activities are primarily centered in Ohio, California, Virginia, Maryland, Texas, Michigan, Florida, Washington, Minnesota and New York.

•        Sedgwick CMS is the parent company of Sedgwick Claims Management Services, Inc., a leading provider of innovative claims and productivity management solutions. Sedgwick CMS delivers cost-effective claims administration, managed care, program management and related services to major employers through the expertise of employees located in more than 80 offices in the United States and Canada and specializes in workers’ compensation; disability, FMLA and other employee absence; and general, automobile and professional liability claims services. The principal equity holders of Sedgwick CMS are Fidelity National Financial, Inc., a New York Stock Exchange-listed company, Thomas H. Lee Partners, L.P. and Evercore Capital Partners. None of the Company, CP Acquisition, Capital Partners or any of their respective directors or executive officers, including Mr. Fitzgerald, is in any way affiliated with Sedgwick CMS or, to their knowledge, any of its principal equity holders.

•        Merger Corp. is a wholly owned subsidiary of Sedgwick CMS formed in 2006 solely for the purpose of completing the merger with the Company. Merger Corp. has not engaged in any business except in anticipation of the merger.

See “The Parties to the Merger” on page 17.

•                    The Merger Agreement and the Merger.   You are being asked to vote to adopt the merger agreement providing for the acquisition of the Company by Sedgwick CMS.

Under the merger agreement, Merger Corp. will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Sedgwick CMS. The merger will occur according to the terms and conditions of the merger agreement, which is described in this proxy statement and is attached as Appendix A. You should read the description of the merger agreement in this proxy statement under the heading “The Merger Agreement,” as well as the merger agreement itself, carefully.

See “The Merger Agreement” on page 59.

•       Timing and Likelihood of Closing.   We are working toward completing the merger as soon as possible, and we anticipate that it will be completed at the end of the third quarter or the beginning of the fourth quarter of 2006, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger and the likelihood of its completion cannot be predicted. If any of the conditions in the merger agreement are not satisfied, the merger agreement may be terminated. See “The Merger Agreement—Conditions to Closing the Merger” on page 73.

•                    Merger Consideration.   Upon completion of the merger, you will be entitled to receive $16.46 in cash, without interest, for each share of Common Stock or Class A Common Stock owned by you immediately prior to the effective time of the merger. If you perfect your appraisal rights, you will not be entitled to the merger consideration. See “The Merger Agreement—Merger Consideration” on page 60 and “Appraisal Rights” on page 83.

•                    Board Recommendation.   The Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. See “The Merger—Recommendation of the Board of Directors” on page 35.

•                    Opinions of UBS Securities LLC and Hill Street Capital LLC.   The Board of Directors has received a written opinion, dated June 12, 2006, from UBS as to the fairness, from a financial point of view, to the holders of Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock) of the $16.46 per share consideration to be received by such holders in the merger. The full text of that opinion is attached to this proxy statement as Appendix B. The Board of Directors has also received a written opinion, dated June 12, 2006, from HSC as to the fairness, from a financial point of view, to the holders of the Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock) of the $16.46 per share consideration to be received by such holders in the merger. The full text of that opinion is attached to this proxy statement as Appendix C. We encourage you to read these opinions carefully for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinions were provided to the Board of Directors in connection with its evaluation of the $16.46 per share consideration to be received by holders of the Company’s Common Stock and Class A Common Stock in the merger, do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. See “The Merger—Opinion of UBS Securities LLC” on page 35, “The Merger—Opinion of Hill Street Capital LLC” on page 40, Appendix B—Opinion of UBS and Appendix C—Opinion of HSC.

•                    Record Date and Voting Power.   You are entitled to vote at the special meeting if you owned of record shares of Common Stock or Class A Common Stock as of the close of business on August 10, 2006, the record date for the special meeting. Each outstanding share of our Common Stock and Class A Common Stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the meeting. As of the close of business on the record date, there were an aggregate of 7,358,462 shares of Common Stock and Class A Common Stock entitled to vote. See “The Special Meeting—Record Date, Quorum and Voting Power” on page 17.

•                    Stockholder Vote Required to Adopt the Merger Agreement.   For the merger agreement to be adopted, stockholders holding at least a majority of the aggregate shares of our Common Stock and Class A Common Stock outstanding as of the close of business on the record date, voting as a single class, must vote “FOR” the adoption of the merger agreement.

In connection with the execution of the merger agreement, Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., in which each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed, among other things, to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer are the owners of record and have voting control over an aggregate of 80.4% of the outstanding shares of capital stock of the Company. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the proposal. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required to adopt the merger agreement. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms.

See “The Special Meeting—Required Vote” on page 18 and “Other Agreements Entered Into in Connection with the Merger Agreement—Voting Agreement” on page 79.

•                    Material United States Federal Income Tax Consequences.   If you are a U.S. holder of our Common Stock or Class A Common Stock, the merger will be a taxable transaction to you. You should consult your own tax advisor for a full understanding of how the merger will affect your individual taxes. See “The Merger—Material United States Federal Income Tax Consequences” on page 56.

•                    Appraisal Rights.   Delaware law provides you, as a stockholder, with statutory appraisal rights in the merger. This means that you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less or more than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement at the special meeting, you must not vote in favor of the adoption of the merger agreement and you must otherwise comply with the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” on page 83 and Appendix D—Section 262 of the General Corporation Law of the State of Delaware.

•                    Related Transactions.   In addition to the merger agreement, the following related transactions have occurred in connection with the Company’s formal sale process:

•                     Sale of Primrose and the Special Cash Dividend.

On March 31, 2006, the Company completed its sale of its 91.52% (on a fully diluted basis) interest in its former subsidiary, Primrose Holdings, Inc. (which we refer to herein as “Primrose”), to an affiliate of American Capital Strategies, Ltd. The aggregate purchase price for the Company’s interest in Primrose and those interests in Primrose held by minority stockholders and option holders was approximately $82.8 million, after giving effect to certain adjustments set forth in the definitive stock purchase agreement that related to, among other things, payables owed to the Company and Capital Partners, employee bonuses and transaction costs. The Company received approximately $76.8 million, on a pre-tax basis, for its 91.52% (on a fully diluted basis) interest in Primrose.

In connection with the sale of Primrose, on May 31, 2006 the Board of Directors declared a special cash dividend of $9.04 per share of our Common Stock and Class A Common Stock. The special cash dividend was paid on June 28, 2006 to stockholders of record at the close of business on June 14, 2006. The special cash dividend was paid principally from the net after-tax proceeds of the Primrose sale. See “The Merger—Related Transactions—Sale of Primrose and the Special Cash Dividend” on page 49.

•                     WC Stock Purchase Agreement.   In order to enable Sedgwick CMS to acquire 100% of the remaining principal subsidiaries of the Company, we have entered into a stock purchase agreement, dated as of June 12, 2006, among us, WC and the WC stockholders and optionholders set forth on Schedule A and Schedule B to the WC stock purchase agreement (which stockholders and optionholders are referred to herein as the “WC minority holders”), pursuant to which we will acquire all of the outstanding WC shares and options not currently owned by us for an aggregate purchase price of approximately $24.3 million, subject to certain adjustments. The aggregate purchase price was the result of arm’s-length negotiations between the Company and the WC minority holders and was calculated primarily based on the percentage of the equity value of the Company attributable to the CompManagement business with certain adjustments to reflect the costs and expenses arising out of our being a public company, including preparing this proxy statement and holding the special meeting of stockholders. It is a condition to the closing of the merger that we acquire such WC shares and options immediately prior to completing the merger (provided that such condition may be waived, in whole or in part, by Sedgwick CMS). See “The Merger—Related Transactions—WC Stock Purchase Agreement” on page 49, Footnote 1 to “The Merger Agreement—Merger Consideration—Calculation of $16.46 Figure in the Merger Agreement—Calculation of Aggregate Equity Value Payable to the Company’s Stockholders” on page 61 and “Other Agreements Entered Into in Connection with the Merger Agreement” on page 77.

•                     Voting Agreement.   Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., in which each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed, among other things, to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer are the owners of record and have voting control over an aggregate of 80.4% of the outstanding shares of capital stock of the Company. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the proposal. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required to adopt the merger agreement. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms. See “The Merger—Related Transactions—Voting Agreement” on page 50 and “Other Agreements Entered Into in Connection with the Merger Agreement” on page 77.

•                     Indemnification Agreement and Escrow Requirements.   Sedgwick CMS requested that a portion of the merger consideration and a portion of the purchase price payable under the WC stock purchase agreement be placed into escrow to satisfy potential indemnification obligations with respect to certain matters in connection with the formal sale process, including the calculation of the taxes related to the sale of Primrose. In order to make the Company more attractive to Sedgwick CMS, and in an effort to increase the merger consideration payable to all of our stockholders, our majority stockholder and each of the directors and certain of the executive officers of the Company and certain other persons, including the WC minority holders, agreed to provide Sedgwick CMS with such indemnification. CP Acquisition, Brian D. Fitzgerald, FGS, Inc., each of the Company’s directors, William R. Schlueter (our chief financial officer and an officer of Capital Partners), Stephen Brown (the chief executive officer of WC) and the WC minority holders entered into an indemnification agreement, dated as of June 12, 2006, pursuant to which such parties have agreed to indemnify Sedgwick CMS with respect to certain matters in connection with the formal sale process and, as security for such indemnification obligations, agreed to have approximately $13 million (approximately $1.76 per share of our Common Stock or Class A Common Stock) otherwise payable to the parties providing indemnification placed into escrow at the time such transactions are closed. Except for certain limited circumstances, the indemnification obligations of the parties providing indemnification are limited to the amounts in escrow. Our public stockholders will not be subject to any such indemnification obligations, and none of the merger consideration payable to the public stockholders will be placed into escrow. Furthermore, in the event that no indemnification claims are made and the full amount of the escrow is returned to the parties providing indemnification, the total consideration to be provided to such parties in respect of their Company shares will not exceed the $16.46 per share (other than any interest on the escrow that is provided by the escrow agent to such parties) payable to our public stockholders. See “The Merger—Related Transactions—Indemnification Agreement and Escrow Requirements” on page 51 and “Other Agreements Entered Into in Connection with the Merger Agreement” on page 77.

•                    Share Ownership of Directors, Executive Officers and Certain Beneficial Owners.   As of August 10, 2006, the record date for the special meeting, our directors are beneficial owners of a total of 6,047,632 shares of our Common Stock and Class A Common Stock, representing 82.2% of the shares entitled to vote at the special meeting. As of the close of business on the record date, our directors and executive officers as a group are beneficial owners of a total of 6,117,632 shares, representing 83.1% of the shares entitled to vote. All of these persons have indicated that they intend to vote in favor of the adoption of the merger agreement.

As discussed above, in connection with the execution of the merger agreement, Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., with respect to their shares of Common Stock and Class A Common Stock.

See “The Special Meeting—Required Vote” on page 18, “Security Ownership of Certain Beneficial Owners and Management” on page 87 and “Other Agreements Entered Into in Connection with the Merger Agreement—Voting Agreement” on page 79.

•                    Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger.   Our majority stockholder, directors and executive officers have interests in the merger that may differ from your interests, including the following:

•                     CP Acquisition is the record owner of 4,455,672 shares of Class A Common Stock. Capital Partners, FGS Partners, L.P. and FGS, Inc. are the general partners of CP Acquisition. As such, they have an interest in such shares, including the right to receive 20% of the pre-tax profits realized by CP Acquisition as a result of the merger. Certain of our directors and executive officers are owners, executive officers and/or employees of such general partners.

See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—CP Acquisition” on page 53.

•                     Capital Partners is the representative of CP Acquisition and manages the Company pursuant to a Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 (the “MAS”). Certain of our executive officers are employed by or are owners of Capital Partners. The Board of Directors assigned Capital Partners, and its President and Chief Executive Officer, Brian D. Fitzgerald, the responsibility to manage our formal sale process. Under the MAS, as compensation for such services, Capital Partners is entitled to receive a $2.9 million incentive sales bonus, the value of which is based upon the aggregate per share consideration payable to our public stockholders in connection with the formal sale process (including the merger consideration and the special cash dividend). Capital Partners is also entitled to receive any unpaid portion of its 2006 annual advisory fee in connection with its regular advisory services under the MAS at the time the merger is closed. The terms of the MAS, including the incentive sales bonus, were established through arm’s-length negotiations between Capital Partners and the independent members of the Board of Directors and were unanimously approved by our Compensation Committee, our Audit Committee and the full Board of Directors, a majority of the members of which are independent directors. Our independent directors have unanimously determined that the aggregate per share consideration payable to our public stockholders in connection with the formal sale process (including the merger consideration and the special cash dividend) is acceptable for purposes of the payment of the incentive sales bonus. See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—Capital Partners” on page 53.

•                     At the effective time of the merger, Capital Partners will also be assuming the Company’s headquarters lease in Greenwich, Connecticut. The Company is paying $125,000 to induce Capital Partners (and $750 to the landlord as reimbursement for its expenses in connection with the assignment) to assume the lease. Such lease assignment was entered into at the request of the bidders for the Company (including Sedgwick CMS) in order to make the Company more attractive to bidders. The terms of the lease assignment and related agreements were established through arm’s-length negotiations between Capital Partners and the Audit Committee of the Board of Directors. The terms of the lease assignment and related agreements were unanimously approved by the Compensation Committee of the Board of Directors, the Audit Committee of the Board of Directors and the full Board of Directors, a majority of the members of which are independent directors. See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—Capital Partners” on page 53.

•                     The merger agreement provides for director and officer indemnification arrangements and insurance coverage for each of our directors and officers that are currently covered by the Company’s indemnification arrangements and directors’ and officers’ liability insurance policy that will continue for six years following completion of the merger. See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—Director and Officer Indemnification and Insurance” on page 55.

•                     In connection with the declaration of the special cash dividend, the Board of Directors, upon the unanimous approval and recommendation of the Compensation Committee, accelerated the vesting of all remaining unvested director and employee options under the Company’s 2000 Long-Term Incentive Plan, including options to acquire 52,000 shares of Class A

Common Stock held by certain of our directors and executive officers, to enable such optionees to exercise their options prior to the record date for the special cash dividend. See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—Stock Options” on page 55.

•                     CP Acquisition, Brian D. Fitzgerald, FGS, Inc., each of the Company’s directors, William R. Schlueter (our chief financial officer and an officer of Capital Partners), Stephen Brown (the chief executive officer of WC) and the WC minority holders entered into an indemnification agreement, dated as of June 12, 2006, pursuant to which such parties have agreed to indemnify Sedgwick CMS with respect to certain matters in connection with the formal sale process and, as security for such indemnification obligations, agreed to have approximately $13 million (approximately $1.76 per share of our Common Stock or Class A Common Stock) otherwise payable to the parties providing indemnification placed into escrow at the time such transactions are closed. Except for certain limited circumstances, the indemnification obligations of the parties providing indemnification are limited to the amounts in escrow. Our public stockholders will not be subject to any such indemnification obligations, and none of the merger consideration payable to the public stockholders will be placed into escrow. Furthermore, in the event that no indemnification claims are made and the full amount of the escrow is returned to the parties providing indemnification, the total consideration to be provided to such parties in respect of their Company shares will not exceed the $16.46 per share (other than any interest on the escrow that is provided by the escrow agent to such parties) payable to our public stockholders. See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—Indemnification Agreement and Escrow Requirements” on page 55 and “Other Agreements Entered Into in Connection with the Merger Agreement” on page 77.

•                     Certain limited partners of CP Acquisition filed a complaint, dated March 29, 2005, against certain of the Company’s stockholders, including, Brian D. Fitzgerald, Capital Partners, FGS, Inc. and CP Acquisition. Among other things, the complaint alleged that such stockholders breached the limited partnership agreement among the parties by failing to use their best efforts to wind up the partnership and breached their fiduciary duties to the partnership and the partnership’s limited partners by failing to cause the shares of Class A Common Stock held by CP Acquisition to be sold. This complaint was subsequently dismissed without prejudice.

•                    No Solicitation of Transaction Proposals; Superior Proposals.   The merger agreement prohibits us, and the voting agreement prohibits Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer, from soliciting and restricts our and their ability to engage in discussions or negotiations with third parties regarding competing proposals for the acquisition of the Company. Notwithstanding these restrictions, if the Board of Directors determines that it is required to do so to comply with its fiduciary duties, the Board may, in response to an unsolicited competing proposal for the acquisition of the Company that is reasonably likely to lead to a superior proposal, engage in discussions or negotiations with third parties so long as Sedgwick CMS is kept informed as to the status of such negotiations and given a chance to make a counter-proposal, or terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal so long as we comply with certain terms of the merger agreement, including paying a termination fee of $5,814,945 to Sedgwick CMS. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement—Transaction

Proposals; Superior Proposals” on page 71 and “The Merger Agreement—Termination Fee and Expenses” on page 76.

•                    Regulatory Approvals.   A Notification and Report Form was submitted to the Federal Trade Commission on June 26, 2006 and to the Antitrust Division of the U.S. Department of Justice on June 27, 2006. Early termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to herein as the “HSR Act”) was granted effective on July 11, 2006. See “The Merger—Regulatory Approvals” on page 58.

•                    Conditions to Closing.   Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent waiver is permitted by law).

The obligation of Sedgwick CMS and Merger Corp. to effect the merger is subject to the satisfaction or waiver by Sedgwick CMS of the following conditions:

•       the representations and warranties of the Company set forth in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent that such representations and warranties speak as of another time, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•       the Company must have performed in all material respects all of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing of the merger;

•       the Company must have completed the transactions contemplated by the WC stock purchase agreement in the manner provided for therein;

•       concurrently with the closing of the merger, the Company must pay certain transaction-related expenses and terminate the Company’s credit agreement (although if the Company does not have sufficient cash to make such payments, simultaneously with the closing Sedgwick CMS is required to make any payments that were not paid by the Company);

•       the merger agreement must have been adopted by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting as a single class, and, solely in the event of a stockholder vote after a change of recommendation by the Board, also by the holders of a majority of the shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer;

•       all applicable waiting periods (and any extensions thereof) under the HSR Act and any other antitrust laws must have expired or otherwise been terminated (early termination of the waiting period applicable to the completion of the merger under the HSR Act was granted effective on July 11, 2006), and the Company, Sedgwick CMS and Merger Corp. must have received all other authorizations, consents and approvals of all governmental entities (including under any other antitrust laws) in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated thereby (including the merger);

•       no temporary, preliminary or permanent restraining order preventing the completion of the merger is in effect;

•       Sedgwick CMS must have received copies of the resignations of each director of the Company;

•       the Company must have obtained certain required third-party consents to the merger, all of which were obtained prior to the mailing of this proxy statement; and

•       the indemnification agreement and escrow agreement must be in full force and effect.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver by the Company of the following conditions:

•       the representations and warranties of each of Sedgwick CMS and Merger Corp. set forth in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent that such representations and warranties speak as of another time, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not materially adversely affect the ability of Sedgwick CMS or Merger Corp. to complete the merger and the other transactions contemplated by the merger agreement;

•       Sedgwick CMS and Merger Corp. must have performed in all respects all of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing of the merger, except where the failure to perform such covenants and agreements does not materially adversely affect the ability of Sedgwick CMS or Merger Corp. to complete the merger and the other transactions contemplated by the merger agreement;

•       the Company must have delivered to Sedgwick CMS a certificate certifying that the Common Stock and Class A Common Stock are not U.S. real property interests;

•       the merger agreement must have been adopted by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting as a single class, and, in the event of a change of recommendation by the Board of Directors, also by the holders of a majority of the shares not held by Brian D. Fitzgerald, FGS, Inc. CP Acquisition and A. George Gebauer;

•       all applicable waiting periods (and any extensions thereof) under the HSR Act and any other antitrust laws must have expired or otherwise been terminated (early termination of the waiting period applicable to the completion of the merger under the HSR Act was granted effective on July 11, 2006), and the Company, Sedgwick CMS and Merger Corp. must have received all other authorizations, consents and approvals of all governmental entities (including under any other antitrust laws) in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated thereby (including the merger); and

•       no temporary, preliminary or permanent restraining order preventing the completion of the merger is in effect.

See “The Merger Agreement—Conditions to Closing the Merger” on page 73.

•                    Termination of the Merger Agreement.   The Company and Sedgwick CMS may mutually agree to terminate the merger agreement at any time prior to the effective time, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•       by either Sedgwick CMS or the Company, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action has become final and nonappealable;

•       by either Sedgwick CMS or the Company, if the merger has not occurred on or before September 30, 2006 (in the event that the merger has not occurred on or before September 30, 2006 solely as result of the failure of the Company to have (i) held the special meeting on or before September 30, 2006 and/or (ii) obtained all of the required closing consents, such termination date shall automatically be extended to the fifth business day after the satisfaction of such conditions, except that in no event shall such termination date be extended past October 31, 2006 without mutual written consent);

•       by either Sedgwick CMS or the Company, if stockholder approval has not been obtained by reason of the failure to obtain the required vote at the special meeting or at any adjournment or postponement thereof;

•       by Sedgwick CMS, if the Board of Directors has effected a change in recommendation or the Company or the Board has breached any of their respective obligations with respect to the no-solicitation provisions of the merger agreement, either intentionally or in a manner that is materially adverse to Sedgwick CMS;

•       by Sedgwick CMS, if we have breached our representations and warranties or any covenant or other agreement to be performed by us in a manner such that the closing conditions related thereto would not be satisfied;

•       by us, if Sedgwick CMS or Merger Corp. has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions related thereto would not be satisfied;

•       by Sedgwick CMS, if the WC stock purchase agreement has been terminated or breached by any party thereto (and such breach has not been cured within 10 business days after notice of such breach), such that the closing conditions set forth in the WC stock purchase agreement would not be satisfied; and

•       by us, in connection with certain changes by the Board of Directors of its recommendation of the adoption of the merger agreement.

See “The Merger Agreement—Termination of the Merger Agreement” on page 75.

•                    Termination Fee and Expenses.   If the merger agreement is terminated:

•       under certain circumstances, we may be obligated to pay up to $1,453,736 of the out-of-pocket expenses of Sedgwick CMS, Merger Corp. and their respective affiliates; and

•       if certain additional circumstances exist, we may be obligated to pay to Sedgwick CMS a $5,814,945 termination fee (less any termination expenses previously paid to Sedgwick CMS).

See “The Merger Agreement—Termination Fee and Expenses” on page 76.

•                    Certain Risks in the Event of Bankruptcy.   If the Company is insolvent at the time of the merger, or becomes insolvent because of the merger, the merger consideration paid to stockholders on completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of the Company’s creditors. If such claims are asserted by the Company’s creditors, there is a risk that persons who were stockholders at the effective time of the merger would be ordered by a court to return to the Company’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger. The merger agreement contains representations and warranties made by Sedgwick CMS and Merger Corp. related to the solvency of the surviving corporation immediately after the effective time of the merger. See “The Merger—Certain Risks in the Event of Bankruptcy” on page 51.

•                    Procedure for Receiving Merger Consideration.   As soon as reasonably practicable after the merger becomes effective, a paying agent designated by Sedgwick CMS will mail a form of letter of transmittal and instructions to all of the Company’s stockholders of record. The form of letter of transmittal and instructions will tell you how to surrender your Company stock certificates in exchange for the $16.46 per share consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. See “The Merger Agreement—Exchange and Payment Procedures” on page 64.

•                    Market Prices of the Company’s Class A Common Stock.   Our Class A Common Stock is listed on the American Stock Exchange under the trading symbol “SCC.” If the merger is completed, when taken together with the $9.04 per share special cash dividend that we paid on June 28, 2006, our formal sale process will have resulted in our stockholders receiving a total of $25.50 for each share of Common Stock and Class A Common Stock. The closing sale price of our Class A Common Stock on the American Stock Exchange on January 14, 2004, the last trading day before we announced the formation of the Special Committee, was $7.30 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on July 13, 2004, the last trading day before we announced the $9.00 offer by our majority stockholder to buy all of the outstanding capital stock of the Company not owned by the majority stockholder, was $8.25 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on June 6, 2005, the last trading day before we announced the switch to the formal sale process and the retention of UBS, was $9.98 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on December 22, 2005, the last trading day before we entered into the MAS providing for the Capital Partners incentive sales bonus, was $14.29 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on February 10, 2006, the last trading day before we announced the execution of the Primrose stock purchase agreement, was $15.31 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on May 30, 2006, the last trading day before we announced the $9.04 special cash dividend, was $22.00 per share (which included the right to the $9.04 special cash dividend). The closing sale price of our Class A Common Stock on the American Stock Exchange on June 12, 2006, the last trading day before we announced the execution of the merger agreement, was $26.76 per share (which included the right to the $9.04 special cash dividend). The closing sale price of our Class A Common Stock on the American Stock Exchange on August 10, 2006, the last trading day before this proxy statement was first given or sent, was $16.31 per share. You are encouraged to obtain current market quotations for the Company Class A Common Stock in connection with voting your shares. See “Market Prices of the Company’s Class A Common Stock” on page 82.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

Certain statements contained in this proxy statement regarding the merger and our future operating results, performance, business plans and prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “anticipate,” “should,” “will,” “would,” “plan,” “estimate,” “potential,” “goal,” “outlook,” “may,” “predicts,” “could,” or the negative of those words and other comparable expressions are used to identify such forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results and events to differ materially from those described in the forward-looking statements.

We believe the following factors related to the merger could cause actual results or events to differ materially from those described in the forward-looking statements:

•       the satisfaction of the conditions to the completion of the merger, including the receipt of the required stockholder approval;

•       the occurrence of events, changes or other circumstances that could give rise to the termination of the merger agreement;

•       the outcome of any legal proceedings against us and others that have been or may be instituted following announcement of the merger agreement; and

•       the failure of the merger to close for any reason including, among other things, the failure of either the Company or Sedgwick CMS to perform all of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing of the merger.

We believe the following factors related to our future operating results if the merger is not completed could cause actual results to differ materially from those described in the forward-looking statements:

•       future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates;

•       competitive pressures on prices;

•       the diversion of management and employee attention and potential employee attrition as a result of the formal sale process;

•       the potential effect on business and customer relationships and potential litigation, brought by Sedgwick CMS or stockholders of the Company, arising from the merger agreement or the transactions contemplated thereby; and

•       the restrictions on the conduct of the Company’s business prior to the completion of the merger, including restrictions on incurring indebtedness, canceling, modifying, terminating or waiving any material contract or permit, acquiring or selling material assets, repaying bank debt and exceeding the Company’s current capital expenditure budget.

All forward-looking statements reflect only our current beliefs and assumptions, and are based solely on information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or events. These forward-looking statements are made as of the date of this proxy statement and, except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we assume no obligation to update or revise them or to provide reasons why actual results or events may differ.

THE PARTIES TO THE MERGER

Security Capital Corporation

We are a Delaware corporation with our principal executive offices at Eight Greenwich Office Park, Third Floor, Greenwich, Connecticut 06831. Our telephone number is (203) 625-0770. We operate as a holding company that actively participates in the management of our subsidiaries. We conduct business through our 83.68% (on a fully diluted basis) subsidiary WC. WC, through its wholly owned subsidiary, CompManagement, is a leading independent provider of comprehensive claims management, cost containment and consulting services designed to control the cost to employers of workers’ compensation, medical malpractice, automobile, general liability, unemployment and short- and long-term disability insurance benefits. WC’s activities are primarily centered in Ohio, California, Virginia, Maryland, Texas, Michigan, Florida, Washington, Minnesota and New York.

Sedgwick CMS Holdings, Inc.

Sedgwick CMS is a Delaware corporation with its principal executive offices at 1100 Ridgeway Loop Road, Memphis, Tennessee 38120. Sedgwick CMS’s telephone number is (901) 415-7400. Sedgwick CMS is the parent company of Sedgwick Claims Management Services, Inc., a leading provider of innovative claims and productivity management solutions. Sedgwick CMS delivers cost-effective claims administration, managed care, program management and related services to major employers through the expertise of employees located in more than 80 offices in the United States and Canada and specializes in workers’ compensation; disability, FMLA and other employee absence; and general, automobile and professional liability claims services. The principal equity holders of Sedgwick CMS are Fidelity National Financial, Inc., a New York Stock Exchange-listed company, Thomas H. Lee Partners, L.P. and Evercore Capital Partners. None of the Company, CP Acquisition, Capital Partners or any of their respective directors or executive officers, including Mr. Fitzgerald, is in any way affiliated with Sedgwick CMS or, to their knowledge, any of its principal equity holders.

GOSC Merger Corp.

Merger Corp. is a Delaware corporation and a wholly owned subsidiary of Sedgwick CMS formed in 2006 solely for the purpose of completing the merger with the Company. Merger Corp. has not engaged in any business except in anticipation of the merger. The business address of Merger Corp. is c/o Sedgwick CMS Holdings, Inc., 1100 Ridgeway Loop Road, Memphis, Tennessee 38120. Merger Corp.’s telephone number is (901) 415-7400.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting of stockholders to be held in Conference Room 39B, 39th Floor, 101 Park Avenue, New York, New York on September 8, 2006, at 9:00 a.m., Eastern Time, or any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and to act on such other matters and transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement, the Notice of Special Meeting of Stockholders and the enclosed proxy card are first being given or sent to our stockholders on or about August 11, 2006.

Record Date, Quorum and Voting Power

The holders of record of our Common Stock and Class A Common Stock, treated as one class, as of the close of business on August 10, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, there were 380 shares of our Common Stock issued and outstanding and 7,358,082 shares of our Class A Common Stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our Common Stock and Class A Common Stock as of the close of business on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting or any adjournment or postponement thereof. The stockholder vote on all matters at the special meeting will be a vote of the holders of Common Stock and Class A Common Stock treated as one class.

The holders of a majority of the outstanding shares of Common Stock and Class A Common Stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and at any adjournment or postponement thereof. However, if a new record date is set for an adjourned special meeting, then a new quorum would have to be established. Pursuant to the voting agreement, the holders of 80.4% of the outstanding shares of capital stock of the Company are obligated to be present for purposes of determining that a quorum is present at the special meeting. As such, a quorum will be present even if no other stockholder is represented in person or by proxy.

Required Vote

For the merger agreement to be adopted, stockholders holding at least a majority of the shares of our Common Stock and Class A Common Stock outstanding as of the close of business on the record date, voting as a single class, must vote “FOR” the adoption of the merger agreement.

In order for your shares of Common Stock or Class A Common Stock to be included in the vote, if you are a stockholder of record you must submit a proxy for your shares by returning the enclosed proxy card or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct it how to vote your shares using the proxy submission instructions provided by your nominee. If you have not received such instructions or require further information on instructing your broker, bank or nominee how to vote, contact your nominee who can give you instructions on how to cause your shares to be voted.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, abstentions and broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

Voting by Directors, Executive Officers and Certain Record Holders

As of August 10, 2006, the record date for the special meeting, our directors are the beneficial owners of an aggregate of 6,047,632 shares of our Common Stock and Class A Common Stock, representing 82.2% of the shares entitled to vote at the special meeting. As of the close of business on the record date, our directors and executive officers as a group are the beneficial owners of a total of 6,117,632 shares, representing 83.1% of the shares entitled to vote. All of these persons have indicated that they intend to vote in favor of the adoption of the merger agreement.

In connection with the execution of the merger agreement, Brian D. Fitzgerald (our chairman, president and chief executive officer, and the controlling person of our majority stockholder), FGS, Inc., CP Acquisition and A. George Gebauer (our vice chairman and secretary and an officer of Capital

Partners) entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., in which each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed, among other things, to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer are the owners of record and have voting control over an aggregate of 80.4% of the shares of the Company. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the merger agreement. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required to adopt the merger agreement. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms.

See “Security Ownership of Certain Beneficial Owners and Management” on page 87, “The Merger—Related Transactions—Voting Agreement” on page 50 and “Other Agreements Entered Into in Connection with the Merger Agreement—Voting Agreement” on page 79.

Proxies; Revocation

If you submit a proxy for your shares by signing and delivering a proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and in accordance with any recommendation of the Board or, in the absence of a recommendation, in the discretion of the proxies named in the enclosed proxy card on any other matter properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary of the revocation in writing, deliver a new proxy card dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker, bank or other nominee to vote your shares, the above options for revoking your proxy do not apply and instead you must follow the proxy submission instructions provided by your nominee to change your voting instructions.

The Company does not expect that any matter will be brought before the special meeting other than the proposal to adopt the merger agreement. If, however, another matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons named as proxies in the enclosed proxy card will vote the shares in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxies.

Expenses of Proxy Solicitation

The Company will pay the cost of this proxy solicitation, and we have retained D.F. King & Co., Inc. to assist us in this process for an estimated $10,000, plus expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. We will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting. The favorable vote of the holders of a majority of the shares of Common Stock and Class A Common Stock, voting as a single class, present in person or represented by proxy and entitled to vote on the adjournment or postponement proposal may adjourn the meeting. Any adjournment or postponement will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER

Background of the Merger

In January 2004, our Board of Directors began exploring strategic alternatives to maximize value for our public stockholders. The Board was concerned that, due to the lack of liquidity of our Class A Common Stock (resulting from our small public float and lack of market following), the price of our Class A Common Stock did not reflect what the Board viewed as the true value of the Company. The Board was also concerned with the increasing costs of our remaining a public company (including costs to comply with the Sarbanes-Oxley Act).

On January 12, 2004, the Board of Directors authorized the formation of a special committee of the directors (referred to herein as the “Special Committee”) for the purpose of reviewing various strategic alternatives for the Company to maximize stockholder value and provide liquidity to our public stockholders. The Special Committee, consisting of two independent directors, John H.F. Haskell, Jr. and M. Paul Kelly, was formed on January 14, 2004. The closing sale price of our Class A Common Stock on the American Stock Exchange on January 14, 2004, the last trading day before we announced the formation of the Special Committee, was $7.30. The Special Committee engaged HSC to act as its independent financial advisor and Morris, Nichols, Arsht & Tunnell LLP to act as its independent legal counsel. The Delaware law firm of Richards, Layton & Finger, P.A. also provided guidance to the independent directors of the Board of Directors concerning Delaware law issues.

Beginning in mid-January 2004, the Board of Directors and the Special Committee discussed the growing costs of our operating as a public company (including costs to comply with the Sarbanes-Oxley Act) and the possibility of operating as a privately held company. Over several months, the Special Committee, with the assistance of its independent financial advisor and independent legal counsel, explored various different strategic alternatives for the Company, including remaining independent, a going-private transaction or a leveraged recapitalization and extraordinary dividend.

On July 13, 2004, an offer was made to the Company by a corporation to be formed and owned by Mr. Fitzgerald, Mr. Schlueter, Mr. Gebauer, CP Acquisition, Capital Partners and certain of their affiliates (referred to herein as the “Fitzgerald Group”) to acquire by merger all of the outstanding capital stock of the Company not owned by the Fitzgerald Group at a price per share of $9.00. The closing sale price of our Class A Common Stock on the American Stock Exchange on July 13, 2004, the last trading day before we announced the offer by the Fitzgerald Group to buy all of the outstanding capital stock of the Company not owned by the Fitzgerald Group, was $8.25 per share.

Between late July and mid-August 2004, discussions occurred between the Fitzgerald Group and HSC, on behalf of the Special Committee, regarding the Fitzgerald Group’s offer, including the price and financing thereof. On August 16, 2004, the Fitzgerald Group revised its offer to acquire by merger all of the outstanding capital stock of the Company not owned by the Fitzgerald Group at an increased price per share of $9.65.

Between late July and mid-August 2004, three stockholder actions were filed against the Company, each member of the Board of Directors and CP Acquisition relating to the proposed transaction by the Fitzgerald Group. Each of the complaints alleged that the consideration offered by the Fitzgerald Group in connection with the proposed transaction was unfair, inadequate and not the result of arm’s-length negotiations.

On September 8, 2004, the Company received from Robert J. Bossart, Jonathan R. Wagner, Richard T. Kurth, Paul A. Miller and certain other then-members of the senior management team of CompManagement (referred to herein as the “CMI Management Team”), a subsidiary of the Company, an offer by the CMI Management Team and its equity partners to acquire by merger all of the outstanding shares of capital stock of the Company at a price per share of $10.50.

The Board of Directors held a meeting on September 20, 2004 to discuss, among other things, the stockholder actions and the CMI Management Team offer. Following discussion, the Board of Directors directed the Special Committee to commence negotiations with respect to both the Fitzgerald Group and CMI Management Team offers.

On October 18, 2004, the Company received a revised offer from the Fitzgerald Group to acquire all of the outstanding shares of capital stock not owned by the Fitzgerald Group at a further increased price per share of $10.60.

On October 26, 2004, the Company received a third-party offer from MTN Capital Partners LLC to acquire by merger all of all of the outstanding shares of capital stock of the Company at a price per share of $11.00, subject to certain conditions. On October 26, 2004, the Company also received a revised offer from the CMI Management Team and its equity partners to acquire all of the outstanding capital stock of the Company at a price per share of $10.85.

Between October 2004 and June 2005, the Special Committee’s ability to move forward with the process of exploring strategic alternatives and providing a liquidity event for public stockholders was hampered by a number of unforeseen events. Most notably, the Company’s management, beginning in July 2004, had to perform various supplemental procedures, and the Audit Committee of the Board of Directors, beginning in November 2004, oversaw an independent internal investigation into certain related-party transactions and conflicts of interest involving certain members of CompManagement management.

The investigation was completed in March 2005, and the results indicated that, while there were certain unauthorized and undisclosed transactional, operational and financial relationships between various entities owned, operated and controlled by certain members of CompManagement’s management and CompManagement and its subsidiaries, there were no instances of fraud or financial impropriety that would indicate that the Company’s historical financial statements were misstated. CompManagement management had either previously divested its controlling interest or, as a result of the supplemental procedures, divested its controlling interest, in each of these entities. The investigation caused a delay in the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 until March 11, 2005, and set back the Company’s work on its financial statements for the year ended December 31, 2004, its annual audit and the filing of its Form 10-K for the fiscal year ended December 31, 2004, which the Company was not able to file until June 28, 2005. Based upon the findings of such investigation, upon the unanimous recommendation of the Audit Committee the employment of Robert J. Bossart and Paul A. Miller, two senior members of CompManagement management, was terminated. The former executives subsequently commenced a civil action claiming that they were not terminated for “just cause” within the meaning of their employment agreements. On January 3, 2005, Stephen Brown was appointed as the new chief executive officer of WC and William R. Schlueter (our chief financial officer and an officer of Capital Partners) was appointed as the new acting chief financial officer of WC.

During the end of 2004 and the first quarter of 2005, WC considered, evaluated and acquired Caronia Corp. from Continental Casualty Company. The acquisition was completed on March 31, 2005. Caronia Corp. provides third-party claims and risk management services to hospitals and healthcare systems, physician and paraprofessional groups, nursing homes, rehabilitation centers and clinics and became part of the Company’s employer cost containment and health services business operated by WC.

Certain limited partners of CP Acquisition filed an action, dated March 29, 2005, against certain of the Company’s stockholders (including Brian D. Fitzgerald, FGS, Inc. and CP Acquisition) and Capital Partners. Among other things, the action alleged that such stockholders breached the limited partnership agreement among the parties by failing to use their best efforts to wind up the partnership and breached their fiduciary duties to the partnership and the partnership’s limited partners by failing to cause the shares of Class A Common Stock held by CP Acquisition to be sold. This complaint was subsequently dismissed without prejudice.

In April 2005, based upon the resolution of certain corporate uncertainties (including the completion of the investigation and the strengthening of CompManagement’s management), the Company’s outstanding operating results for 2004 and the Company’s substantially improved prospects since the formation of the Special Committee (including as a result of the Caronia acquisition), Brian D. Fitzgerald recommended that the Special Committee and the Board of Directors consider initiating a formal sale process to seek the highest price reasonably obtainable for the sale of the Company. In April 2005, Mr. Fitzgerald opined that, based on such changes, a higher price for the sale of the Company could be obtained through a formal sale process than the earlier offers, including the Fitzgerald Group offer.

In May 2005, the Board of Directors determined, based upon the unanimous recommendation of the Special Committee and presentations from various investment banks, that the best way to maximize value and provide liquidity for our public stockholders was to switch to a formal sale process to solicit third-party bidders to seek the highest price reasonably obtainable for the Company.

At that time, the Fitzgerald Group declared its support for the formal sale process, stated its intention not to be a bidder in the formal sale process and committed to vote its shares of Common Stock and Class A Common Stock in favor of a sale of the Company if appropriate value was achieved in the formal sale process. Such support resulted from Mr. Fitzgerald’s view that $16.50 or more per share could be received from the sale of the Company (including Primrose), which was based on presentations from several investment banks to the Board regarding the sale of the Company, historical stock prices and other factors, and such per share amount was in excess of the per share price believed to be obtainable in the Company’s then current bidding process, as well as pressure received from CP Acquisition’s limited partners to sell the shares of Class A Common Stock owned by CP Acquisition. Since Capital Partners would not be a bidder in the formal sale process, the Board of Directors, with the approval of the Special Committee, assigned Capital Partners, the representative of our majority stockholder and the manager of the Company, and its president and chief executive officer, Brian D. Fitzgerald, the responsibility to manage the formal sale process. At the request of the independent directors, Richards, Layton & Finger, P.A., among other things, participated in the formal sale process and provided guidance to the Board of Directors concerning Delaware law issues, including guidance regarding fiduciary duties of the Board of Directors, conflicts, timing and consideration with respect to the formal sale process.

On June 6, 2005, the Board of Directors retained UBS to assist in the formal sale process. The closing sale price of our Class A Common Stock on the American Stock Exchange on June 6, 2005, the last trading day before we announced the switch to the formal sale process and the retention of UBS, was $9.98 per share.

The Board of Directors authorized UBS to contact potentially interested third parties to solicit indications of interest to acquire the whole company, or acquisitions of the Company’s interest in Primrose and CompManagement in separate transactions. UBS subsequently assisted the Company in preparing marketing materials for both operating businesses, Primrose and CompManagement.

On June 9, 2005, the Company received a revised offer from the CMI Management Team and its equity partners to acquire by merger all of the outstanding shares of capital stock of the Company at a price per share of $13.00, subject to certain conditions. The Company decided to consider the revised offer in connection with the formal sale process. UBS invited the CMI Management Team to participate in the formal sale process.

On July 27, 2005, the Board of Directors met to discuss developments to the formal sale process.

From August through October 2005, UBS contacted and sent information about the Company and its operating businesses to 120 potential third-party purchasers (including the CMI Management Team and Fidelity National Financial, Inc.). On September 1, 2005, at a meeting of the Board of Directors, UBS updated the Board on the progress of the formal sale process. On October 24, 2005, at a meeting of the Board of Directors, UBS once again updated the Board on the progress on the formal sale process.

By November 2005, UBS had received 31 initial indications of interest. While the Company preferred a sale to a single buyer, almost all of the potential purchasers were interested only in purchasing either our Primrose business or our CompManagement business. Based on such indications and the subsequent bids, the Board determined that the best way to maximize value and provide liquidity for our public stockholders was to first sell Primrose and then sell the balance of the Company.

Based on the levels of interest expressed for both operating businesses, UBS and the Company arranged for management presentations to the interested parties beginning in October 2005 and extending through November 2005. Fidelity National Financial, Inc. initially declined to participate in the formal sale process.

On or about November 30, 2005, eight of the potential third-party purchasers submitted second-round indications of interest for Primrose. Three of those parties, each a financial buyer, were invited to conduct detailed due diligence. On or about December 2, 2005, six of the potential third-party purchasers submitted second-round indications of interest for CompManagement. Three of those parties, each a financial buyer, were invited to conduct detailed due diligence.

On December 13, 2005, at a meeting of the Board of Directors, UBS updated the Board of Directors on the formal sale process. On January 3, 2006, UBS contacted Fidelity National Financial, Inc. again to gauge its interest in CompManagement after the announcement on December 27, 2005 that Fidelity National Financial, Inc. would acquire an interest in Sedgwick CMS.

From November 2005 through January 2006, representatives of the Company, the potential third-party purchasers and their respective advisors met or spoke on numerous occasions to discuss the potential third-party purchasers’ interest in the operating businesses of the Company, while various parties engaged in due diligence investigations. Written requests for bids, outlining detailed auction procedures and including draft purchase agreements and disclosure schedules, were distributed to three potential Primrose bidders, requesting that definitive bids be submitted with contract mark-ups by January 18, 2006. Written requests for bids, outlining detailed auction procedures and including draft purchase agreements and disclosure schedules, were distributed to four potential CompManagement bidders, requesting that definitive bids be submitted with contract mark-ups by February 8, 2006. In connection with the distribution of draft purchase agreements to the CompManagement bidders, UBS and Morgan, Lewis & Bockius LLP, the Company’s legal advisor, discussed a revised transaction structure with each of the bidders with respect to the sale of CompManagement, whereby in order to avoid a liquidation event after the sale of CompManagement and the double taxation effects related thereto, the Company would be sold through a merger after the completion of the Primrose sale. During this period, the Company entered into stay pay agreements with certain employees of WC and Primrose in an effort to enhance the value of the Company as a whole by retaining key personnel to continue to provide services during the respective pre- and post-closing periods.

On December 23, 2005, the Company and Capital Partners entered into the MAS, providing for an incentive sales bonus to be paid to Capital Partners if the sale of the Company was completed, for advisory services provided by Capital Partners in connection with its management of the formal sale process on behalf of the Company. The targeted value of the incentive sales bonus was $2.0 million, based upon the Board of Directors’ expectation that our public stockholders could realize an aggregate per share consideration of $16.50 or more in connection with the formal sale process, as determined based on presentations from several investment banks to the Board regarding the sale of the Company (including Primrose), historical stock prices and other factors, plus $100,000 (or a pro rata portion thereof) for each $1.00 by which the aggregate per share consideration exceeded $16.50 per share and, in the event that the aggregate per share consideration was less than $16.50 per share, minus the amount, subject to certain limitations, by which a majority of the Company’s independent directors determined that the incentive sales bonus should be reduced (as the aggregate per share consideration is greater than $16.50 per share, such reduction amount was not established by the Company’s independent directors); provided, that in order to receive the incentive sales bonus, a majority of our independent directors were required to determine that the aggregate per share consideration is acceptable (our independent directors have unanimously determined that the aggregate per share consideration is acceptable for purposes of the payment of the incentive sales bonus). Such incentive sales bonus was designed to compensate Capital Partners for the additional services it would be providing in connection with the management of the formal sale process, to provide incentives to Capital Partners to achieve for the stockholders of the Company the highest per share consideration reasonably obtainable, and to provide a measure of employment continuation and severance for the employees of Capital Partners whose services on behalf of the Company would cease if the Company were sold. The terms of the MAS, including the incentive sales bonus, were established through arm’s-length negotiations between Capital Partners and the independent members of the Board of Directors and were unanimously approved by the Compensation Committee of the Board, the Audit Committee of the Board and the full Board, a majority of the members of which are independent directors. The closing sale price of our Class A Common Stock on the American Stock Exchange on December 22, 2005, the last trading day before we entered into the MAS, was $14.29 per share.

In connection with the final bids, and in order to potentially increase bid prices, UBS offered to provide debt financing to each of the final bidders for CompManagement. Recognizing the potential for a conflict of interest, the Company and UBS agreed that appropriate “Chinese wall” procedures would be imposed at UBS to preserve the confidentiality of Company information, including the formal sale process, and to confine the relationship that UBS or its affiliates had with potential buyers with respect to the transactions to debt financing, as opposed to financial advisory services. In addition, the Board of Directors decided that it would request that HSC provide fairness opinions in both the Primrose sale and CompManagement sale (if sold in separate transactions), regardless of which bidder ultimately bought the Company, and regardless of whether that bidder had accepted UBS’ offer of debt financing, and that the incremental costs of such HSC opinions would be minimal after taking into account the credit negotiated by the Board of Directors to the UBS fee if an additional fairness opinion was provided by HSC. Additionally, in connection with the final bids, and in order to maintain a competitive auction by keeping the maximum number of active bidders involved, upon the recommendation of UBS, the Board of Directors approved the reimbursement, subject to certain restrictions, of due diligence costs of certain of the third-party potential purchasers.

On January 18, 2006, three of the third-party bidders, including American Capital Strategies, Ltd., submitted final round bids for Primrose. Prior to a January 21, 2006 Board of Directors’ meeting, UBS informed the three bidders that the Board of Directors was scheduled to meet to select a “lead” bidder. On the morning of the Board meeting, two of the bidders, including American Capital Strategies, submitted revised bids that increased the price offered for Primrose and revised the mark-ups to the draft stock purchase agreement to terms more favorable to the Company.

At the January 21, 2006 Board of Directors meeting, UBS and Morgan Lewis reviewed all three of the Primrose bids with the Board of Directors. UBS also provided the Board of Directors with an update on the status of the CompManagement bidding process. At that meeting, the Board of Directors considered whether the Company should agree to sell Primrose irrespective of whether the Company was able to find a buyer for CompManagement and the rest of the Company at an acceptable price. The Board of Directors then discussed the pros and cons of agreeing to sell Primrose even if the remainder of the Company remained public. The Board of Directors first considered what the Company would do with the net after-tax proceeds of the Primrose sale if the Company remained public, including the possibility of an extraordinary cash dividend. The Board also considered the alternative of distributing Primrose to the Company’s stockholders in a tax-free spin-off, rather than selling Primrose for cash in a taxable transaction. In addition, the Board considered whether it was feasible for the Company to remain a public company with only the CompManagement line of business. Finally, the Board of Directors was concerned that any decision to seek to sell Primrose separately at this time should be a step towards maximizing value and achieving liquidity for the Company’s public stockholders in a sale of the entire Company, rather than hurting that effort by foreclosing any offers that might come in for the Company as a whole. UBS advised the Board that the Company was unlikely to receive any further bids for the Company as a whole in the most recent round of bidding; that the Company had received only one third-party bid for the Company as a whole, for which the portion of the purchase price attributable to Primrose was lower than the Primrose-only bids, and such bidder would not be requested to submit bids in the final round; and that, while additional bidders might surface, they would likely just be for the CompManagement business, not for the whole Company. UBS then advised the Board of Directors that, based upon the Company’s formal sale process as of that date of the meeting, it appeared that the best way to maximize value and achieve liquidity for the Company’s public stockholders was to sell Primrose separately, even if the rest of the Company were not sold and the Company remained public. Mr. Fitzgerald, on behalf of Capital Partners, concurred in that plan. After a full consideration of all the available alternatives, the Board of Directors determined to seek to sell Primrose first, regardless of whether the Company would later be successful in selling the remainder of the Company; to move towards the execution of the Primrose definitive purchase agreement as soon as possible, even before the final bids for CompManagement and the rest of the Company came in; and to continue to seek to sell the rest of the Company, including CompManagement. In order to address the concern that a bid for the whole Company, including Primrose, could still come in at an overall more favorable price, the Board directed that the Primrose definitive purchase agreement include a “fiduciary out” permitting the Company to terminate such agreement if a superior offer came in for the Company as a whole prior to the closing of the sale of Primrose.

After the Board of Directors’ January 21, 2006 meeting, Morgan Lewis began negotiations regarding transaction agreements with counsel to American Capital Strategies and another third-party bidder with respect to the Primrose sale. On January 28, 2006, the Board of Directors met again to be updated on the negotiations and material open matters with respect to the Primrose sale. UBS informed the Board of Directors that significant progress had been made with American Capital Strategies, and that the other bidder was not interested in incurring additional costs in negotiations but would be willing to start negotiations if negotiations with American Capital Strategies were to break down. UBS informed the Board of Directors of the material open issues with American Capital Strategies, including the request by American Capital Strategies for a purchase price adjustment resulting from projected working capital forecasts. UBS stated that American Capital Strategies considered this issue “non-negotiable”. UBS and the Company’s management informed the Board of Directors that, after taking into account the remaining open issues with American Capital Strategies, the price set forth in the revised American Capital Strategies bid was higher than the price set forth in the other party’s bid. The Board of Directors, after consultation with UBS and Morgan Lewis, agreed that the Company should go back to American Capital Strategies with one final proposal designed to resolve all open issues.

Negotiations resumed with American Capital Strategies and agreement was reached between the parties with respect to the purchase price adjustment and the other open issues for the sale of Primrose.

On February 9, 2006, the Board of Directors met to consider approval of, among other things, the Primrose purchase agreement and the transactions contemplated thereby. Representatives of HSC reviewed with the Board of Directors HSC’s financial analysis of the purchase price payable to the Company in connection with the sale of Primrose. HSC’s financial analyses included a discounted cash flow analysis using the Company’s management’s estimates for Primrose for calendar years 2006 through 2010, and a comparison of certain financial information for Primrose to corresponding financial information for public companies in the same industry as Primrose and that follow a similar franchising business model as Primrose. HSC also analyzed certain information relating to recent acquisitions of companies in the same industry as Primrose. On February 9, 2006, HSC rendered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 9, 2006, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations described in its opinion, the purchase price to be received by the Company for its 91.52% (on a fully diluted basis) interest in Primrose was fair, from a financial point of view, to the Company and our stockholders.

After hearing presentations from its legal and financial advisors and carefully considering the matter, the Board of Directors unanimously approved and adopted the Primrose stock purchase agreement and authorized the Company to enter into the Primrose stock purchase agreement. In addition, at the February 9, 2006 meeting, UBS provided the Board of Directors with an update on the status of the CompManagement sale process, and the Board expanded the WC stay pay plan to include an additional employee.

Following execution and delivery of the Primrose stock purchase agreement, the transaction was publicly announced on February 10, 2006. The closing sale price of our Class A Common Stock on the American Stock Exchange on February 10, 2006, the last trading day before we announced the execution of the Primrose stock purchase agreement, was $15.31 per share.

In January and February 2006, the third-party bidders for CompManagement continued to perform their due diligence. On January 20, 2006, Sedgwick CMS submitted an indication of interest to acquire 100% of CompManagement for an enterprise value of $205 million in cash (on a debt free/cash free basis and without taking into account the transaction fees and costs related to the sale and fees and costs related to the acquisition by the Company from the WC minority holders of their WC shares and options) and was invited to conduct due diligence. As a result of the timing of the entry into a stock purchase agreement for the sale of Primrose (and the inclusion of Sedgwick CMS in the formal sale process), the original February 8, 2006 submission date for final bids related to the sale of CompManagement was extended to February 15, 2006. On February 15, 2006, four of the third-party bidders (including Sedgwick CMS) submitted final bids for CompManagement.

At a February 22, 2006 Board of Directors meeting, UBS and Morgan Lewis reviewed all four of the bids for CompManagement with the Board. UBS informed the Board of Directors that UBS had communicated to each bidder where its bid was generally in relation to the other bidders. Capital Partners and UBS informed the Board of Directors that the bid package, including purchase price, financing commitments and the mark-up to the draft merger agreement, from Sedgwick CMS was the most favorable to the Company. UBS noted that Sedgwick CMS was the only bidder that was not considering using debt financing offered by UBS. After such Board meeting, Sedgwick CMS increased its proposed purchase price from $205 million to $206 million (on a debt free/cash free basis and without taking into account the transaction fees and costs related to the sale and fees and costs related to the acquisition by the Company from the WC minority holders of their WC shares and options).

Between the end of February and mid-April 2006, the Company worked with Sedgwick CMS towards completing its diligence and began merger negotiations with respect to the acquisition by Sedgwick CMS of 100% of CompManagement. In order to enable Sedgwick CMS to acquire 100% of CompManagement, the Company proposed to enter into a stock purchase agreement to acquire all of the outstanding WC shares and options owned by the WC minority holders.

In connection with the proposed merger, Sedgwick CMS also requested that certain holders of the Company’s outstanding Common Stock and Class A Common Stock (including CP Acquisition and Brian D. Fitzgerald) enter into a voting agreement with Sedgwick CMS and Merger Corp., pursuant to which such stockholders would, until the termination of the merger agreement, agree to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. The specified stockholders agreed to enter into such voting agreement. In connection with the proposed merger, Sedgwick CMS also requested that a portion of the merger consideration and a portion of the purchase price payable under the WC stock purchase agreement be placed into escrow to satisfy potential indemnification obligations with respect to certain matters in connection with the formal sale process, including the calculation of the taxes related to the sale of Primrose. Our majority stockholder and each of the directors and certain of the executive officers of the Company agreed to provide Sedgwick CMS with such indemnification in order to make the Company more attractive to Sedgwick CMS and in an effort to increase the merger consideration payable to all of the stockholders. Finally, at the request of various bidders (including Sedgwick CMS), Capital Partners agreed to retain the Company’s obligations under the lease for its headquarters in Greenwich Connecticut. Capital Partners did so in an effort to increase the merger consideration payable to all of the stockholders as the bidders had expressed that they did not intend to use the premises after the closing of the proposed transaction and viewed such lease as a factor reducing the value of the Company.

On March 9, 2006, the Company entered into a settlement agreement and release with Robert J. Bossart and Paul A. Miller to resolve the litigation between the parties relating to the termination of the employment of Robert J. Bossart and Paul A. Miller by the Company. UBS informed the Board of Directors that the settlement of the lawsuit would likely make the Company more attractive to Sedgwick CMS and the other bidders by removing this potential liability. In addition to resolving the litigation between the parties, the former executives agreed not to compete with CompManagement and its subsidiaries or solicit their employees and customers for three years, and further agreed not to disclose trade secrets and other confidential information of CompManagement and its subsidiaries. Additionally, in the event of a change of control of the Company or WC, each of the former executives was granted the right to sell his shares in WC, and the Company was granted the right to require the former executives to sell their respective shares in WC. Pursuant to such settlement, and as consideration for such non-competition restrictions, the Company is required to pay Messrs. Bossart and Miller collectively $1,780,257, a portion of which was paid at the time of the settlement and the remainder of which will be paid at the closing of the merger.

On March 31, 2006, the Company completed the sale of its interest in Primrose to an affiliate of American Capital Strategies. The Company received approximately $76.8 million, on a pre-tax basis, for its 91.52% (on a fully diluted basis) interest in Primrose.

On April 24, 2006, Sedgwick CMS reduced its proposed purchase price for the balance of the Company from $206 million to $185 million (on a debt free/cash free basis, and without taking into account the transaction fees and costs of the sale and fees and costs related to the acquisition by the Company from the WC minority holders of their WC shares and options), based on the findings of its due diligence, and included certain material adverse change clauses in its mark-up to the merger agreement that were beyond the Company’s direct control. On April 30, 2006, the Board of Directors held a meeting to discuss the revised Sedgwick CMS offer and alternatives to a transaction with Sedgwick CMS that were available to the Company, including going back to the other bidders, taking the Company private, recapitalizing the Company or pursuing a dividend yield strategy to support a higher continuing stock price while returning profits to stockholders. The Board of Directors also discussed the payment of a special cash dividend to provide liquidity to the Company’s public stockholders funded principally from the net after-tax proceeds from the sale of Primrose. The Board of Directors directed management to explore the distribution of a special cash dividend, and directed UBS and Capital Partners to continue negotiations with Sedgwick CMS to see whether Sedgwick CMS would improve its offer.

UBS and Capital Partners continued to negotiate with Sedgwick CMS and, on May 9, 2006, Sedgwick CMS submitted a revised offer of $191.5 million (on a debt free/cash free basis and without taking into account the transaction fees and costs related to the sale and fees and costs related to the acquisition by the Company from the WC minority holders of their WC shares and options). On May 11, 2006, the Board of Directors held a meeting to discuss Sedgwick CMS’ revised offer and the possibility of declaring a special cash dividend. In addition, the Board of Directors extended the termination date for the WC stay pay bonus plan from June 1, 2006 to September 30, 2006. UBS informed the Board of Directors that the price set forth in Sedgwick CMS’ revised offer was higher than the prices set forth in the other bids submitted for the Company.

During May 2006, representatives of the Company negotiated the merger agreement, the voting agreement, the WC stock purchase agreement, the indemnification agreement and certain other related agreements with representatives of Sedgwick CMS. On May 17 through May 19, 2006, representatives of the Company and its financial and legal representatives met with representatives of Sedgwick CMS and its legal representatives at the offices of Morgan Lewis in New York. Negotiations continued with respect to the merger agreement and the indemnification agreement, including, among other things, the calculation of the net after-tax proceeds of the sale of Primrose. During these meetings, the Company informed Sedgwick CMS of its intent to declare a special cash dividend to be paid to the Company’s stockholders.

Concurrently with the negotiations between the Company and Sedgwick CMS, representatives of the Company continued to negotiate with representatives of the WC minority holders concerning the WC stock purchase agreement and the indemnification agreement. These negotiations involved, among other things, the request by Sedgwick CMS that certain of the WC minority holders enter into non-compete and non-solicit agreements in connection with the merger and the treatment of Primrose-related matters in the indemnification agreement.

On May 11, 2006, the MAS was amended to extend the date by which Capital Partners could earn the incentive sales bonus form June 30, 2006 to September 30, 2006. The May 11 amendment was unanimously approved by our Compensation Committee, our Audit Committee and the full Board of Directors, a majority of the members of which are independent directors.

On May 22, 2006, the Board of Directors held a meeting to discuss the status of negotiations with Sedgwick CMS and to further discuss the potential special cash dividend. At the meeting, UBS and Capital Partners updated the Board on the status of such negotiations.

On May 31, 2006, after a meeting of the Board of Directors, and in an effort to provide our stockholders with some liquidity while the Company continued to pursue the sale of the balance of the Company, the Company announced that the Board of Directors had declared a special cash dividend of $9.04 per share of Common Stock and Class A Common Stock. The closing sale price of our Class A Common Stock on the American Stock Exchange on May 30, 2006, the last trading day before we announced the special cash dividend, was $22.00 per share. The $9.04 special cash dividend was paid on June 28, 2006 to stockholders of record at the close of business on June 14, 2006. The special cash dividend was paid principally from the net after-tax proceeds of the Company’s sale of its 91.52% (on a fully diluted basis) interest in Primrose, which closed on March 31, 2006.

In connection with the declaration of the special cash dividend, the Board of Directors, upon the approval and recommendation of the Compensation Committee, accelerated the vesting of all remaining unvested employee and director options to purchase 104,008 shares of our Class A Common Stock (52,000 of which were held by certain of the Company’s officers and directors), subject to the requirement that any shares acquired upon exercise of such options may not be sold by the optionee until the earlier of the original vesting date of the accelerated options or the sale of the Company. All such options have been exercised. In all cases, the options had exercise prices that were less than the merger consideration.

Representatives of all of the parties continued negotiations during June 2006. On June 7, 2006, representatives of the Company and its financial and legal representatives met with certain of the WC minority holders and their respective financial and legal representatives at the offices of Morgan Lewis in New York to discuss the remaining issues in the Company’s acquisition of the WC minority holders’ shares and options in WC. Negotiations continued with respect to the WC stock purchase agreement and the indemnification agreement, including, among other things, the consideration, if any, to be paid to certain of the WC minority holders in connection with the non-competition and non-solicitation restrictions requested by Sedgwick CMS and the allocation of certain types of potential indemnification claims to the WC minority holders.

Negotiations continued and compromises were reached between the WC minority holders and the Company, whereby certain of the WC minority holders who were managers of WC would be entitled, in lieu of receiving stay pay bonuses, to receive at the closing of the merger approximately $933,000, in the aggregate, as consideration for certain non-solicitation and non-competition restrictions in the WC stock purchase agreement. Additional compromises were reached between the Company and Sedgwick CMS with respect to the remaining open items, including the calculation of the purchase price and the calculation of the termination fee under the merger agreement.

On June 12, 2006, the MAS was further amended to clarify that, for purposes of calculating the incentive sales bonus, the per share consideration includes the aggregate dollar value per share to be received by the Company’s stockholders in connection with the merger, without regard to any amount placed in escrow or used to satisfy indemnification claims, and the aggregate dollar value per share of the special cash dividend. The June 12 amendment was unanimously approved by our Compensation Committee, our Audit Committee and the full Board of Directors, a majority of the members of which are independent directors.

On June 12, 2006, the Board of Directors met to consider approval of, among others, the merger agreement, the WC stock purchase agreement and the transactions contemplated by those agreements. At the meeting, UBS and Capital Partners updated the Board of Directors on the events that had occurred since the previous board meeting. Morgan Lewis and Richards, Layton & Finger, P. A. reviewed with the Board of Directors the updated, final terms of the merger agreement (and the related agreements) and further discussed the Board’s fiduciary duties. Also, at this meeting, UBS presented to the Board of Directors various financial analyses and rendered to the Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 12, 2006, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the $16.46 per share consideration to be received in the merger was fair, from a financial point of view, to the holders of Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock). Also at this meeting, HSC presented to the Board of Directors various financial analyses and rendered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 12, 2006, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations described in the opinion, the $16.46 per share consideration to be received in the merger was fair, from a financial point of view, to the holders of Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock). Following discussion, the Board of Directors unanimously approved the merger agreement with Sedgwick CMS for the sale of the balance of the Company, including our 83.68% (on a fully-diluted basis) interest in the CompManagement business, in all respects and declared the merger and the merger agreement advisable, fair to and in the best interests of the Company and its stockholders and resolved to recommend that the Company’s stockholders adopt the merger agreement.

Following execution and delivery of the merger agreement and the other transaction documents, the execution of the merger agreement was publicly announced on June 12, 2006. The closing sale price of our Class A Common Stock on the American Stock Exchange on June 12, 2006, the last trading day before we announced the execution of the merger agreement, was $26.76 per share (which included the right to the $9.04 special cash dividend).

If the merger is completed, each share of Common Stock and Class A Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $16.46 in cash, without interest. If the merger is completed, when taken together with the $9.04 per share special cash dividend that that was paid on June 28, 2006 in connection with the Primrose sale, our formal sale process will have resulted in our stockholders receiving, in the aggregate, $25.50 for each share of Common Stock or Class A Common Stock.

On June 21, 2006, the Company received a purported class action complaint, styled The Pennsylvania Avenue Funds, on behalf of itself and all others similarly situated v. Security Capital Corporation, Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh III, John H.F. Haskell, Edward W. Kelley, Jr., M. Paul Kelly and Robert M. Williams, filed in the Superior Court of the State of Connecticut on June 19, 2006. The complaint names the Company and all of its directors as defendants (collectively, the “defendants”), and was filed by a purported stockholder of the Company. The complaint alleges, among other things, that (a) the defendants breached and/or aided the other defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing in connection with the merger contemplated by the merger agreement; (b) the defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of the Company’s stockholders; (c) the defendants are engaging in self-dealing, conflicts of interest and unjust enrichment in connection with the “management-led buyout” of the Company; and (d) the consideration payable to the Company’s stockholders in connection with the merger is unfair and inadequate. The complaint seeks, among other relief, (i) an injunction prohibiting the defendants from consummating the merger unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for stockholders and (ii) the imposition of a constructive trust upon any benefits improperly received by the defendants as a result of the alleged self-dealing, conflicts of interest and unjust enrichment. As discussed elsewhere in this proxy statement, the merger is not a management-led buyout, none of our directors or executive officers and no person known to us to have beneficial ownership of more than 5% of our Common Stock or Class A Common Stock has an ownership interest in Sedgwick CMS, Merger Corp. or, to their knowledge, any of their respective principal equity holders, and no such person will have an ownership interest in Sedgwick CMS, the surviving corporation or, to their knowledge, any of their respective principal equity holders following the merger or will be employed or retained in any capacity following the merger by Sedgwick CMS, the surviving corporation or any of their respective affiliates. The Company believes that the complaint is without merit and intends to vigorously defend this matter.

Reasons for the Merger

The Board of Directors has unanimously approved the merger agreement in all respects and declared the merger agreement advisable, fair to and in the best interests of the Company and its stockholders. In the course of reaching its decision to approve the merger agreement, the Board of Directors consulted with the Company’s financial and legal advisors and considered a number of factors that it believed supported its decision, including the following:

•       The formation, on January 14, 2004, of an independent Special Committee to explore strategic alternatives to maximize stockholder value because (i) the price of our Class A Common Stock was not representative of the value of the Company, (ii) our Class A Common Stock lacked liquidity (resulting from our small public float and lack of market following) and (iii) the increasing costs of our remaining a public company (including costs to comply with the Sarbanes-Oxley Act).

•       The merger is more favorable to the Company’s public stockholders than any other strategic alternatives that were explored by the Company and the Special Committee, including remaining independent, a going-private transaction or a leveraged recapitalization and extraordinary dividend, as well as the risks and uncertainties associated with these alternatives. In addition, the Board of Directors determined in May 2005 to switch to a formal sale process upon the unanimous recommendation of the Special Committee, which had determined that a formal sale process represented the best possibility to maximize stockholder value because of both internal and external improvements, including the resolution of certain corporate uncertainties (including the completion of the investigation and the strengthening of CompManagement management), the Company’s outstanding operating results for 2004 and the Company’s substantially improved prospects since the formation of the Special Committee (including as a result of the Coronia acquisition).

•       Capital Partners managed the formal sale process on behalf of the Company, and the Company engaged UBS in June 2005 to assist with such process. UBS and Capital Partners explored a formal sale process involving either a single transaction for the sale of the Company as a whole, or separate transactions for the sale of Primrose followed by the sale of the remainder of the Company. The formal sale process was publicly announced and inclusive. In total, 120 financial and strategic potential buyers were initially provided with information regarding the Company, and various potential buyers were reimbursed for a portion of their due diligence expenses so that they would remain as potential buyers in the formal sale process. After receiving the final round of bids for Primrose, the Company’s Board determined that the best way to maximize value for the Company’s stockholders was to sell Primrose and the remainder of the Company in separate transactions.

•       UBS and Capital Partners were provided incentives to conduct the formal sale process in a manner designed to maximize value for the Company’s stockholders, as a significant portion of the compensation to be received by UBS and Capital Partners is payable in the form of incentive fees that are directly tied to the closing of the merger and the amount of merger consideration payable to our public stockholders. Certain employees of CompManagement are incentivized to work towards the completion of the merger and work with Sedgwick CMS after the completion of the merger, and as a result will receive stay pay bonuses if the merger is completed.

•       At the request of the independent directors, the Company retained the Delaware law firm of Richards, Layton & Finger, P.A., which, among other things, participated in the formal sale process and provided guidance to the Company’s Board concerning Delaware law issues, which included guidance regarding fiduciary duties of the Board of Directors, matters concerning the Special Committee, conflicts, timing and consideration with respect to the formal sale process.

•       The Board of Directors was actively involved in the formal sale process, having held 15 meetings to monitor the formal sale process, and having received full disclosure throughout the formal sale process. In addition, with respect to matters concerning compensation, the Compensation Committee of the Board of Directors reviewed, acted unanimously and submitted such matters to the Board of Directors, and, with respect to conflicts of interest and accounting and financial reporting processes, the Audit Committee of the Board of Directors reviewed, acted unanimously and submitted such matters to the Board of Directors. Furthermore, at all times, the Board of

Directors, including the independent members of the Board, acted unanimously with respect to decisions concerning the formal sale process.

•       The formal sale process has been both lengthy and publicized, and UBS has advised the Company that no third-party offered a higher price than Sedgwick CMS for WC and the balance of the Company.

•       The Company has obtained the highest price per share for WC and the balance of the Company that Sedgwick CMS is willing to pay.

•       The merger consideration is all cash, which provides certainty of value to the Company stockholders and immediate liquidity.

•       Sedgwick CMS and its principal equity holders, Fidelity National Financial, Inc., Thomas H. Lee Partners, L.P. and Evercore Capital Partners, have the reputation, resources and financial capability necessary to complete the merger, and Fidelity National Financial, Inc., Thomas H. Lee Partners, L.P. and Evercore Capital Partners have a history of completing similar transactions.

•       The Company’s employees have expended significant expense, time and attention to attempt to complete the formal sale process, including the merger, leaving them with less time to devote to the Company’s operations, consideration of potential acquisitions and other strategic relationships, and other aspects of the Company’s businesses during the pendency of the transaction. As a result, the value of the Company may have suffered, making the Company less valuable if the merger agreement is not adopted and making it unlikely that the Company will be able to obtain a higher price from a third party.

•       The historical market price of our Class A Common Stock, including the fact that the recent share price has reflected the Company’s announcement that the Board of Directors was considering a sale of the Company.

•       The consideration to be received by the Company’s stockholders in the transaction is not less than the Board of Directors’ view of the value of the Company.

•       The presentations given by UBS and HSC, and UBS’ and HSC’s separate opinions that, as of June 12, 2006 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in the opinions, the $16.46 per share consideration to be received by the holders of Common Stock and Class A Common Stock of the Company (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent they are a stockholder of the Company) was fair, from a financial point of view, to such holders.

•       The terms and conditions of the merger agreement, including (i) the conditions to the closing of the merger, (ii) the ability of the Company under certain conditions to consider unsolicited alternative business combination proposals, (iii) the ability to terminate the agreement under certain conditions, and (iv) the termination fee payable upon certain events, are fair and in the best interests of the Company and its stockholders.

•       Support for the merger has been expressed by the Company’s controlling stockholders, as indicated by the voting agreement. In addition, as a result of the Company’s relationship with Capital Partners, certain affiliates of Capital Partners and certain other parties have agreed to enter into the indemnification agreement and, as security for such indemnification obligations, agreed to have approximately $13 million (approximately $1.76 per share of our Common Stock or Class A Common Stock) otherwise payable to the parties providing indemnification, including approximately $10.4 million otherwise payable to Company’s principal stockholders, placed into escrow at the time the merger is closed and Capital Partners has agreed to assume the Greenwich, Connecticut lease, both of which were requested by Sedgwick CMS and benefit the non-affiliated stockholders of the Company.

•       Support for the merger has been expressed by the minority holders of WC common stock and options, many of whom are members of the CompManagement management team, as indicated by the WC stock purchase agreement, the indemnification agreement and the escrow agreement.

•       The availability of appraisal rights for the Company stockholders who properly exercise their statutory appraisal rights.

•       The consideration offered by Sedgwick CMS was the highest price reasonably obtainable through the formal sale process.

•       The merger agreement is fair to and in the best interests of the Company and all of its stockholders.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•       The interests of the Company’s management and controlling stockholders in the merger and the timing of the merger. The interests of the Company’s management and controlling stockholders in the other strategic options investigated by the Company and the Special Committee and the switch to the formal sale process. The interests of the Company’s management and controlling stockholders in the assignment of the Greenwich, Connecticut lease. The interests of the Company’s management in a portion of the proceeds to be received by the Company’s controlling stockholder in the merger. Under the terms of the voting agreement (which will terminate upon the termination of the merger agreement), a majority of the holders of Class A Common Stock have agreed to vote their respective Common Stock and Class A Common Stock for the adoption of the merger agreement, all of which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders.

•       Under the terms of the merger agreement, (i) neither the Company nor the controlling stockholders can solicit other acquisition proposals and (ii) the Company must pay a termination fee if the merger agreement is terminated under certain circumstances. If the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required.

•       The restrictions on the conduct of the Company’s business prior to the completion of the merger, including restrictions on (i) changing its certificate of incorporation or bylaws, (ii) declaring dividends, (iii) issuing, selling, reclassifying or splitting any capital stock, (iv) incurring indebtedness, (v) changing accounting methods, principles or practices, (vi) changing director, officer or employee compensation or benefits, (vii) cancelling, modifying, terminating or waiving any material contract or permit, (viii) changing its tax elections, (ix) acquiring or selling material assets, (x) granting liens or security interests, (xi) repaying bank debt, (xii) entering into contracts in excess of $250,000, (xiii) entering into contracts granting a third party exclusive rights in a Company asset, (xiv) exceeding its current capital expenditure budget, (xv) taking certain actions with respect to its intellectual property, (xvi) liquidating, dissolving, restructuring, recapitalizing or reorganizing, (xvii) failing to keep insurance policies in effect and (xviii) entering into agreements to do the foregoing.

•       The possibility that the value of the consideration to be received by the Company’s stockholders could have diminished prior to the closing as a result of an increase in the estimated costs of conducting the special meeting of the stockholders or an increase in the amount of the Company’s outstanding indebtedness between the signing of the merger agreement and the mailing of this proxy statement.

•       As part of the formal sale process, UBS offered to provide the bidders with debt financing, creating a potential conflict of interest with UBS (although the Company and UBS agreed that appropriate

“Chinese Wall” procedures would be imposed to preserve the confidentiality of Company information, and Sedgwick CMS did not accept the debt financing offered by UBS).

•       The Company will be required to pay approximately $3,470,000 of additional fees to UBS if the merger is completed. (UBS has also already earned $1,000,000 in fees in connection with the sale of Primrose and $750,000 in connection with delivery of its fairness opinion).

•       If the merger is completed, the Company will be required to pay (i) $2,900,000 in fees to Capital Partners with respect to the Capital Partners incentive sales bonus and (ii) $125,750 with respect to the assignment of the Greenwich, Connecticut lease, of which $125,000 will be paid to Capital Partners.

•       Through the exercise of options granted under the Company’s 2000 Long-Term Incentive Plan, certain directors and executive officers of the Company have recently purchased shares of Class A Common Stock for less than the merger consideration.

•       If the merger is completed, the Company will be required to pay approximately $2,250,000 in stay pay bonuses to employees of CompManagement and its subsidiaries.

•       Certain members of WC management will receive approximately $933,000 in the aggregate in exchange for non-competition and non-solicitation agreements (although these members of WC management are waiving their right to stay pay bonuses in connection with the payment for the non-competition and non-solicitation agreements).

•       Gains from the all-cash merger are taxable to the Company’s stockholders for U.S. federal income tax purposes.

•       The risks and costs that the merger might not be completed in a timely manner or at all, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships and potential litigation, brought by Sedgwick CMS or stockholders of the Company, arising from the merger agreement or the transactions contemplated thereby.

•       If the merger agreement is terminated under certain circumstances, the Company is required to pay Sedgwick CMS a $5,814,945 termination fee less any termination expenses previously paid to Sedgwick CMS.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the merger agreement. After considering these factors, the Board of Directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the Board of Directors, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. The Board unanimously approved the merger agreement in all respects and declared the merger agreement advisable, fair to and in the best interests of the Company and its stockholders and recommends that the stockholders adopt the merger agreement based upon the totality of the information presented to and considered by it.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors, by unanimous vote:

•       has approved the merger agreement in all respects and declared the merger agreement advisable, fair to and in the best interests of the Company and its stockholders; and

•       recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of UBS Securities LLC

UBS acted as a financial advisor to the Company’s Board of Directors in connection with the merger. On June 12, 2006, UBS delivered to the Company’s Board of Directors its written opinion to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the $16.46 per share in cash (the “per share consideration”) to be received by the holders of our Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent they are holders of our Common Stock and Class A Common Stock) in the merger was fair, from a financial point of view, to such holders.

The full text of UBS’ written opinion, dated as of June 12, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS, is attached as Appendix B and is incorporated by reference in this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, to the holders of our Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent they are holders of our Common Stock or Class A Common Stock) of the per share consideration to be received by such holders, and does not address any other aspect of the merger or any related transaction. UBS’ opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to us or our underlying business decision to effect the merger or any related transaction, including the agreement to purchase the shares of common stock of WC not owned by us and our payment of a special cash dividend to our stockholders in an amount equal to $9.04 per share prior to the consummation of the merger. UBS’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the merger agreement or any related transaction. The holders of Common Stock and Class A Common Stock are urged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion below is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS has, among other things:

•       reviewed certain publicly available business and historical financial information relating to the Company;

•       reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to it by the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company;

•       conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company;

•       reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•       compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•       reviewed a draft of the merger agreement dated June 12, 2006; and

•       conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

At our request, UBS contacted third-parties to solicit indications of interest in a possible transaction with us and held discussions with certain of these parties prior to the date of UBS’ opinion.

In connection with its review, with the consent of the Board of Directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the Board, UBS relied on such information being complete and accurate in all material respects. In addition, with the consent of the Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the Company’s direction, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. At the direction of the Board, UBS assumed that there were no material assets of the Company other than WC, and UBS relied on the Company’s calculation of the after-tax proceeds from the sale of Primrose. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, June 12, 2006.

UBS was not asked to, and it did not, offer any opinion as to the material terms of the merger agreement (other than the per share consideration to be received by holders of our Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent they are holders of our Common Stock or Class A Common Stock) in the merger to the extent specified in such opinion), the indemnification agreement or the WC stock purchase agreement or the form of the merger or any related transaction. In rendering its opinion, UBS assumed, with the consent of the Board of Directors, that the final executed form of the merger agreement did not differ in any material respect from the draft that UBS examined, Sedgwick CMS and the Company would comply with all the material terms of the merger agreement and the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on the Company and/or the merger. In addition, UBS assumed that the special cash dividend would be paid as planned, and UBS expressed no opinion as to the fairness of the special cash dividend or the transactions contemplated by the WC stock purchase agreement to the Company, our stockholders or any other persons. Except as described above, the Company imposed no other limitations on UBS with respect to the investigations made or procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the Board of Directors, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to the Company, Sedgwick CMS or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion.

The forecasts and estimates provided by the Company of the future performance of the Company in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly less or more favorable than those forecasts and estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or to reflect the prices at which companies actually may be sold.

The per share consideration to be received by holders of our Common Stock and Class A Common Stock in the merger was determined through negotiation between the Company and Sedgwick CMS, and the decision for the Company to enter into the merger agreement was solely that of the Board of Directors. UBS’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the per share consideration to be received by holders of our Common Stock and Class A Common Stock in the merger.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the Board in connection with UBS’ opinion relating to the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Analysis of Selected Companies

UBS reviewed and compared selected financial information for the Company with corresponding financial information and multiples of the following selected publicly held companies in the third-party administrator/business process outsourcing, or TPA/BPO, and managed care industries:

TPA/BPO	Managed Care
• Affiliated Computer Services, Inc.	• Coventry Health Care, Inc.
• MAXIMUS, Inc.	• CorVel Corporation
• Crawford & Company

Although none of the selected companies was directly comparable to the Company, the companies involved were chosen because they are publicly traded companies with certain businesses, end markets and operations that, for purposes of analysis, could be considered similar to certain businesses, end markets and operations of the Company.

UBS reviewed the total enterprise values of the selected companies as a multiple of revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2005 and estimated calendar years 2006 and 2007. Enterprise value is the value of common equity, calculated using the per share price and diluted shares outstanding, plus the book value of net debt, calculated as total debt less cash and cash equivalents, plus the book value of minority interests. Enterprise value for the Company also includes transaction fees and expenses and certain tax liabilities relating to the sale of Primrose. Financial data for the selected companies were based on publicly available information, including SEC filings and median estimates provided by the Institutional Brokerage Estimate System, or IBES (a data service that compiles estimates issued by securities analysts), available as of the date of UBS’ opinion. Financial data for the Company were provided by the Company’s management. UBS calculated the multiples of the selected companies using the public trading market closing price on June 9, 2006, and the multiples of the Company using the public trading market closing price on May 26, 2006, the last date prior to a 46% increase in price in the two trading days leading up to the announcement of the special cash dividend, and the per share consideration to be received by holders of the Company’s Common Stock and Class A Common Stock in the merger. This analysis indicated the following high, mean, median and low enterprise value multiples for the selected companies and the multiples derived from the Company’s public trading market closing price on May 26, 2006 (adjusted for the $9.04 special cash dividend) and from the per share consideration to be received by holders of the Company’s Common stock and Class A Common Stock in the merger:

	Total Enterprise Value as a Multiple of:
	2005 Revenue		Estimated 2006 Revenue		Estimated 2007 Revenue
Multiples for Selected Companies
High	1.42	x	1.24	x	1.14	x
Mean	0.93	x	0.88	x	0.93	x
Median	0.87	x	0.94	x	0.98	x
Low	0.39	x	0.44	x	0.60	x
Multiples for the Company
AMEX Closing Price on May 26, 2006	0.99	x	0.89	x	0.82	x
Per Share Consideration	1.42	x	1.28	x	1.18	x

	Total Enterprise Value as a Multiple of:
	2005 EBITDA		Estimated 2006 EBITDA		Estimated 2007 EBITDA
Multiples for Selected Companies
High	9.8	x	8.7	x	7.7	x
Mean	7.8	x	7.4	x	6.6	x
Median	7.0	x	7.0	x	6.3	x
Low	6.0	x	6.6	x	5.9	x
Multiples for the Company
AMEX Closing Price on May 26, 2006	6.7	x	6.4	x	5.6	x
Per Share Consideration	9.6	x	9.2	x	8.0	x

Analysis of Selected Transactions

UBS reviewed and compared selected financial information for the Company with corresponding financial information and multiples in the following selected merger and acquisition transactions in the TPA/BPO and managed care industries announced since 2001:

Date Announced	Target	Acquiror
TPA/BPO
March 8, 2006	SOURCECORP, Incorporated	Apollo Management, L.P.
February 27, 2006	Broadspire Services Inc. and Broadspire Management Services Inc.’s Disability Unit	Aetna Inc.
December 27, 2005	Sedgwick CMS Holdings	Fidelity National Financial, Inc.
September 15, 2005	The BISYS Group, Inc. (Information Services Group)	Open Solutions Inc.
July 21, 2005	Technical Management, Inc.	Perot Systems Corporation
March 22, 2005	The First American Corporation (CIG)	First Advantage Corporation
July 11, 2003	EDS Credit Union Industry Group	Fiserv, Inc.
June 24, 2003	Factual Data Corp.	Kroll, Inc.
April 3, 2003	Insurance Management Solutions Group, Inc.	Fiserv, Inc.
May 16, 2002	AFSA Data Corporation	Affiliated Computer Services, Inc.
Managed Care
August 3, 2005	Beech Street Corporation	Concentra Operating Corporation
September 2, 2003	Health Net Employer Services, Inc.	First Health Group Corp.
October 25, 2001	National Healthcare Resources, Inc.	Concentra, Inc.
May 21, 2001	CCN Managed Care, Inc. (HCA Parent)	First Health Group Corp.
March 30, 2001	Core, Inc.	Fortis, Inc.

Although none of the selected transactions nor the companies involved in them was directly comparable to the merger or the Company, the transactions were chosen because they involved companies with certain businesses, end markets and operations that, for purposes of analysis, could be considered similar to certain businesses, end markets and operations of the Company.

UBS reviewed the total enterprise values in the selected transactions as a multiple of revenue and EBITDA for the latest 12 months publicly reported prior to the announcement of the respective transaction. Financial data for the companies in the selected transactions were based on each target company’s most recent quarterly SEC filings or other publicly disclosed information as of the respective announcement dates and for the Company were based on financial data for the 12 months ended March 31, 2006. UBS calculated the multiples of the selected transactions using the publicly disclosed information as of the respective announcement dates, and the multiples of the Company using the public trading market closing price on May 26, 2006 and the per share consideration to be received by holders of the Company’s Common Stock and Class A Common Stock in the merger. This analysis indicated the following high, mean, median and low enterprise value multiples in the selected transactions and the multiples derived from the Company’s public trading market closing price on May 26, 2006 (adjusted for the $9.04 special cash dividend) and from the per share consideration to be received by holders of the Company’s Common Stock and Class A Common Stock in the merger:

Total Enterprise Value as a Multiple of:
	Latest 12 Months Revenue	Latest 12 Months EBITDA
Multiples for Selected Transactions
High	2.5x	14.4x
Mean	1.6x	9.0x
Median	1.6x	8.1x
Low	0.8x	6.0x
Multiples for the Company
AMEX Closing Price on May 26, 2006	1.0x	6.4x
Per Share Consideration	1.4x	9.1x

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis using the Company’s projections for the period from July 1, 2006 through December 31, 2010 (the “projection period”), adjusted for the WC minority holders’ interest and the $9.04 special cash dividend. UBS calculated the implied present values of free cash flows for the Company for the projection period using discount rates ranging from 15.0% to 19.0%. UBS calculated the terminal value for the Company using multiples ranging from 6.5x to 8.5x 2010 terminal year projected EBITDA. The terminal values were then discounted back to June 30, 2006 using discount rates ranging from 15.0% to 19.0%. The calculations of the implied present values of cash flows during the projection period plus the implied present values of the terminal values was summed by UBS to arrive at implied enterprise values. Implied equity values were calculated by UBS as the implied enterprise values less book value of net debt estimated by the Company’s management as of June 30, 2006. Implied values per share of our Class A Common Stock and Common Stock were calculated based on the diluted shares of our Class A Common Stock and Common Stock provided by our management. The analysis resulted in implied values per share of our Class A Common Stock and Common Stock ranging from $12.86 to $18.99.

Other Factors

In rendering its opinion, UBS also reviewed and considered other factors, including:

•       certain transaction-related events, including the publicly announced formal sale process, the solicitation and evaluation of bids received by the Company and the discussions and negotiations with Sedgwick CMS;

•       the historical price performance and trading volumes between June 9, 2004 and June 12, 2006 for our Class A Common Stock; and

•       the fact that the sum of the per share consideration to be received by holders of the Company’s Common Stock and Class A Common Stock in the merger plus the special cash dividend of $9.04 per share represented a discount of 4.7% to the closing sale price of our Class A Common Stock on the American Stock Exchange on June 12, 2006 and represented premiums of 30.7% to the closing sale price on May 26, 2006, 35.9% to the closing sale price on May 9, 2006, four weeks prior to the date of UBS’ opinion, and 65.0% to the closing sale price on February 11, 2006, the day we announced the execution of the Primrose stock purchase agreement.

Miscellaneous

UBS has acted as financial advisor to the Board of Directors in connection with the merger and will receive a fee for its services, a portion of which was payable upon delivery of UBS’ opinion and a significant portion of which is contingent upon completing the merger. In addition, the Company has agreed to reimburse UBS for its reasonable out-of-pocket expenses, including fees, disbursements and other charges of its counsel, and to indemnify UBS and related parties against liabilities relating to, or arising out of, its engagement.

The Company selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with the Company and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

In the past, UBS and its affiliates have provided investment banking services to the Company and Fidelity National Financial, Inc. and other affiliates of Sedgwick CMS, including in connection with the sale of Primrose, for which UBS and its affiliates received compensation. In the ordinary course of business, UBS and its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or Fidelity National Financial, Inc. and its affiliates and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Hill Street Capital LLC

HSC acted as financial advisor to the Company’s Board of Directors in connection with the merger. At the request of the Board, HSC rendered its opinion to the Board that, as of June 12, 2006 and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in the opinion, the $16.46 per share in cash (the “nominal consideration”) to be received by the holders of our Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock) pursuant to the merger agreement, was fair, from a financial point of view, to such holders.

The full text of HSC’s opinion, dated as of June 12, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by HSC, is attached as Appendix C and is incorporated by reference in this proxy statement. HSC’s opinion is directed only to the fairness, from a financial point of view, of the nominal consideration to be received by the holders of Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock) in the merger, and does not address any other aspect of the merger. Holders of Common Stock and Class A Common Stock are urged to read HSC’s opinion carefully. This summary is qualified in its entirety by reference to the full text of the opinion.

At the time HSC’s opinion was delivered on June 12, 2006, the Company had informed HSC that, prior to the closing date, the Company will have paid a special cash dividend to its stockholders in an amount equal to $9.04 per share. The special cash dividend was paid on June 28, 2006. At the direction of the Board of Directors, HSC assumed that each holder of a Company stock option will have exercised such Company stock options on or prior to the record date for the special cash dividend. All of such options were so exercised. HSC assumed, with the consent of the Board, that the Company and the other parties to the merger agreement will comply with all the terms of the merger agreement (without waiver, modification or amendment in any material respect) and other agreements entered into in connection therewith.

HSC’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to the Company, or the Company’s underlying decision to effect the merger. HSC was neither asked to, nor did it, offer any opinion as to the terms of the merger agreement (other than the nominal consideration to be received by holders of the Company’s Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent they are a stockholder of the Company) in the merger to the extent specified in such opinion) or the form of the merger. HSC expressed no opinion with respect to any potential adjustment to the nominal consideration set forth in the merger agreement (of which there was none). HSC expressed no opinion with respect to the special cash dividend or the terms of the WC stock purchase agreement, the indemnification agreement or any other ancillary agreement, including with respect to any effect of such agreements on the nominal consideration to be received by the holders of Common Stock and Class A Common Stock in the merger. HSC was not engaged to opine and did not opine with respect to any legal, accounting or tax effects of the merger, including as to the tax structure of the merger.

In arriving at its opinion, HSC, among other things:

•       reviewed certain publicly available business and historical financial information of the Company;

•       monitored the formal sale process;

•       reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts of the Company prepared by its management, that were provided to HSC by or on behalf of the Company and not publicly available;

•       conducted discussions with members of senior management of the Company concerning the past and current business operations, financial condition and financial prospects of the Company;

•       compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded and reviewed the financial terms of certain recent business combinations in the Company’s industry;

•       reviewed the merger agreement; and

•       conducted such financial studies, analyses and investigations, and considered such other information, as HSC deemed necessary or appropriate.

In connection with its review, with the consent of the Board of Directors, HSC did not assume any responsibility for independent verification of any of the information provided to or reviewed by HSC for the purpose of its opinion and relied, with the consent of the Board, on such information being complete and accurate in all material respects. In addition, HSC did not make any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was HSC furnished with any such evaluation or appraisal. With respect to the estimates and financial forecasts referred to above, HSC was advised by the Company’s management, and assumed, that such estimates and financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the Company’s management as to those matters, and that such forecasts will be realized in the amounts and time periods contemplated thereby. HSC also assumed that the Company owned no material assets other than its interest in WC. In addition, HSC also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on the Company or the expected benefits of the merger. Finally, HSC assumed that the merger will be completed in accordance with the terms set forth in the merger agreement (after satisfaction and not waiver of the conditions to the closing of the merger).

HSC’s opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to them as of, June 12, 2006. HSC assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after June 12, 2006.

HSC acted as financial advisor to the Board in connection with the merger and received a monthly retainer for its services. HSC also received a fee in connection with its opinion, 50% of which was payable at the time of the request by the Company’s Board for HSC’s opinion and the other 50% of which was payable at the time the opinion was delivered. In addition, the Company has agreed to reimburse HSC for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel, and to indemnify HSC for certain liabilities and other items arising out of its engagement.

The Company selected HSC as its financial advisor in connection with the merger because of HSC’s experience in mergers and acquisitions, its familiarity with the Company and its business and its ability to offer independent advice to the Company and the Board of Directors.

HSC previously acted as financial advisor to the Company’s Board in connection with the evaluation of the sale by the Company of Primrose for which it received a fee. In connection with that engagement, HSC delivered a fairness opinion. HSC has also served in the past as a financial advisor to the Special Committee.

The following is a brief summary of the material financial analyses performed by HSC in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by HSC. The order of analyses described below does not represent the relative importance or weight given to those analyses by HSC. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of HSC. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 12, 2006 and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

HSC performed a discounted cash flow analysis using the Company’s management estimates for WC, the Company’s sole remaining operating segment, for calendar years 2006-2010. HSC calculated the present values of the Company’s unlevered, after-tax, free cash flows for the second, third and fourth quarters of 2006 and calendar years 2007 through 2010 using discount rates ranging from 14.0% to 18.0%. HSC calculated the estimated terminal value for WC by multiplying its calendar year 2010 estimated earnings before net interest, income taxes, depreciation and amortization (“EBITDA”) by selected multiples ranging from 6.0x to 8.0x. WC’s estimated EBITDA included adjustments by the Company’s management to exclude certain one-time and extraordinary items and was further adjusted by HSC to include estimated corporate selling, general and administrative (“SG&A”) costs. The terminal values were then discounted to the present using discount rates ranging from 14.0% to 18.0%. HSC summed the present value of the unlevered, after-tax free cash flows and the present value of the terminal values to arrive at implied enterprise values. Implied equity values were calculated by HSC as the implied enterprise values less (i) certain estimated transaction expenses and contractual obligations of the Company less (ii) estimated indebtedness, plus (iii) the estimated present value of certain tax assets of WC less (iv) the equity share of the WC minority holders less (v) certain tax adjustments and estimated expenses associated with the special meeting of the stockholders. In each case, such estimates were provided by the Company’s management or calculated using financial data provided to HSC by the Company. Implied equity values per share of the Company’s Common Stock and Class A Common Stock were calculated based on the fully diluted shares of the Company’s Common Stock and Class A Common Stock outstanding provided by the Company’s management. This analysis resulted in implied enterprise values ranging from $146.1 million to

$204.1 million, implied equity values ranging from $84.5 million to $133.0 million and implied equity values per fully diluted Company share ranging from $11.48 to $18.07.

Selected Public Trading Comparables Analysis

HSC reviewed and compared certain financial information for WC to corresponding financial information, ratios and public market multiples for the following selected publicly traded managed care organizations (“MCOs”), TPAs, professional employer organizations (“PEOs”) and other business services companies:

Large Cap MCOs/PEOs:

•       Coventry Health Care, Inc.

•       Administaff Inc.

Small Cap MCOs/TPAs:

•       Crawford & Company

•       CorVel Corporation

Business Services Companies:

•       Accenture Ltd.

•       Manpower Inc.

•       Hewitt Associates Inc.

•       Resources Connection Inc.

•       Labor Ready Inc.

•       Korn/Ferry International

•       Cross Country Healthcare Inc.

•       Heidrick & Struggles International Inc.

HSC calculated and compared financial information and various financial market multiples and ratios of the selected companies based on information it obtained from SEC filings, certain publicly available research analysts’ estimates and other publicly available information. The multiples and ratios of the selected companies were calculated using closing stock prices on June 9, 2006, the last trading day before HSC rendered its opinion. The financial information, multiples and ratios of WC were based on SEC filings of the Company and the Company’s management estimates.

With respect to WC and each of the selected companies, HSC calculated and compared:

•       enterprise value (“EV”), as a multiple of latest 12 months (“LTM”) and estimated calendar years 2006 and 2007 sales;

•       EV as a multiple of LTM and estimated calendar year 2006 and 2007 EBITDA;

•       the ratio of the price per share to the LTM and estimated calendar year 2006 and 2007 earnings per share;

•       the five-year forecasted earning per share compound annual growth rate; and

•       LTM EBITDA margins, calculated by dividing the applicable company’s EBITDA by its sales for such period.

For the selected companies, EV was calculated as total market capitalization plus debt, plus minority interest and preferred stock, less cash and cash equivalents. For the Company, HSC assumed an EV equal to $191.5 million, which was the enterprise value bid by Sedgwick CMS and accepted by the Company in the formal sale process (the “Bid Implied EV”). For the purposes of comparing the ratio of the price per share to earnings per share, HSC assumed a price per share of Common Stock and Class A Common Stock calculated on the basis of the aggregate equity proceeds upon the sale of the Company before certain transaction-related deductions. In each case, estimates of such transaction-related expenses and other adjustments were provided to HSC by the Company’s management. For the selected companies and WC, LTM refers to the latest 12 month period available from the most recently publicly available financial information as of June 12, 2006. WC’s LTM and estimated 2006 and 2007 EBITDA included adjustments by the Company’s management to exclude certain one-time and extraordinary items and was further adjusted by HSC to include estimated corporate SG&A costs.

The results of these analyses are summarized in the following table:

	EV/Sales			EV/EBITDA			P/EPS
	LTM (x)	2006E (x)	2007E (x)	LTM (x)	2006E (x)	2007E (x)	LTM (x)	2006E (x)	2007E (x)
Large Cap MCOs/PEOs Companies
Mean	0.99	0.86	0.77	11.4	10.5	8.8	23.2	20.4	16.7
Small Cap MCOs/TPAs Companies
Mean	0.62	NA	NA	8.0	NA	NA	23.4	26.4	NA
Business Services Companies
Mean	1.04	1.02	0.92	9.7	8.9	7.9	20.3	19.0	16.3
Median	1.03	0.98	0.90	9.6	8.6	7.6	19.8	18.3	16.1

HSC applied ranges of selected multiples described above to corresponding data of WC. Implied equity values were calculated by HSC as the implied EV after application of the selected multiple less (i) certain estimated transaction expenses and contractual obligations of the Company less (ii) estimated indebtedness plus (iii) the estimated present value of certain tax assets of WC less (iv) the equity share of the WC minority holders less (v) certain tax adjustments and estimated expenses associated with the special meeting of the stockholders. In each case, such estimates were provided by the Company’s management or calculated using financial data provided to HSC by the Company. This analysis indicated an implied equity value per share reference range for the Company of $13.37 to $18.64.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to WC. Accordingly, HSC’s comparison of the selected companies to WC and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of WC.

Selected Precedent Transactions Analysis

HSC analyzed certain information relating to the following selected transactions in the Company’s industry:

Target	Acquiror
Sedgwick CMS	Evercore Capital Partners, Fidelity National Financial, Inc., Thomas H. Lee Partners, L.P.
Caronia Corp.	Octagon Risk Services, Inc. (a subsidiary of WC)
First Health Group Corp.	Coventry Health Care, Inc.
Trover Solutions, Inc.	Tailwind Capital Partners
Octagon Risk Services, Inc.	CompManagement (a subsidiary of WC)
Health Net Employer Services, Inc.	First Health Group Corp.

HSC used financial data included in SEC filings and other publicly available information to calculate the multiples and ratios of the selected transactions. Although the selected transactions were used for comparison purposes, none of the selected transactions nor any of the companies involved in them was either identical or directly comparable to the merger, the Company, WC or Sedgwick CMS. Accordingly, HSC’s comparison of the selected transactions to the merger and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected transactions and of the merger.

For each of the selected transactions, HSC calculated the resulting EV as a multiple of LTM EBITDA. HSC then compared the mean and median of the multiples derived from the selected transactions to the corresponding financial data of WC. WC’s LTM EBITDA included adjustments by the Company’s management to exclude certain one-time and extraordinary items and was further adjusted by HSC to include estimated corporate SG&A costs. The mean of the EV multiples derived from the selected transactions was 6.8 times LTM EBITDA. The median of the EV multiples derived from the selected transactions was 6.0 times LTM EBITDA. WC’s Bid Implied EV was 8.3 times WC’s LTM EBITDA, which HSC noted exceeded both the mean and median of the EV/LTM EBITDA multiples derived from the selected transactions.

Other Factors

In rendering its opinion, HSC also reviewed and considered other factors, including:

•       certain transaction-related events, including the publicly announced formal sale process, the solicitation and evaluation of bids received by the Company and the discussions and negotiations with Sedgwick CMS; and

•       the historical price performance and trading volumes for the two-year period prior to June 12, 2006 for our Class A Common Stock.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion.

HSC believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the of the processes underlying HSC’s analyses and opinion. HSC did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support HSC’s opinion. In arriving at its fairness determination, HSC considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, HSC made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

HSC prepared the analyses described herein for purposes of providing its opinion to the Company’s Board of Directors as to the fairness, as of June 12, 2006, from a financial point of view, of the nominal consideration to be received by the holders of Common Stock and Class A Common Stock (other than the parties providing indemnification and Sedgwick CMS and its affiliates to the extent that they are holders of Common Stock and Class A Common Stock) in the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. HSC’s analyses were based upon Company management and other third-party forecasts of future results that are not necessarily indicative of actual future results, which may be significantly less or more favorable than suggested by HSC’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties or their respective advisors, none of the Company, HSC or any other person assumes responsibility if future results are materially different from those forecasted by the Company’s management. Except as described above, the Company imposed no limitations on HSC with respect to the investigations made or procedures followed by HSC in rendering its opinion.

As described above, the opinion of HSC to the Company’s Board of Directors was one of many factors taken into consideration by the Company’s Board of Directors in making its determination to approve the merger agreement. HSC was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between the Company and Sedgwick CMS. The summary contained herein does not purport to be a complete description of the analyses performed by HSC in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of HSC, attached as Appendix C.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Corp. will be merged with and into the Company, with the Company being the surviving corporation. As a result of the merger, the separate corporate existence of Merger Corp. will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Sedgwick CMS.

Following the merger, all outstanding securities of the Company will be owned by Sedgwick CMS. When the merger is completed, each share of Common Stock and Class A Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $16.46 in cash, without interest. At the effective time of the merger, the Company’s stockholders will cease to have ownership interests in the Company or rights as stockholders of the Company. Therefore, the current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Our Class A Common Stock is currently registered under the Securities Exchange Act of 1934 (referred to herein as the “Exchange Act”) and is listed on the American Stock Exchange under the symbol “SCC”. As a result of the merger, the Class A Common Stock will cease to be listed on the American Stock Exchange, and there will be no public market for the Class A Common Stock. In addition, registration of the Class A Common Stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC on account of its Class A Common Stock.

When the merger becomes effective, the current directors of Merger Corp. will be the directors of the surviving corporation, and David A. North, Jr., James B. Wiertelak, Donald W. Burkett and Paul J. Posey, Jr., each of whom is an officer of Sedgwick CMS, will be the initial officers of the surviving corporation, each to hold office until the earlier of his successor being duly elected and qualified or his death, resignation or removal. See “The Merger Agreement—Directors and Officers” on page 65.

The certificate of incorporation of the Company as the surviving corporation will be amended as a result of the merger to be the same as the certificate of incorporation of Merger Corp. as in effect immediately prior to the merger, except that Article I of the certificate of incorporation of the surviving corporation will provide that the name of the surviving corporation will be “Security Capital Corporation”, and except that the provisions of the certificate of incorporation of Merger Corp. relating to the incorporation of Merger Corp. will be omitted. The bylaws of Merger Corp., as in effect immediately prior to the merger, will be the bylaws of the surviving corporation until thereafter amended in accordance with the Delaware General Corporation Law (the “DGCL”), the certificate of incorporation of the surviving corporation and such bylaws. See “The Merger Agreement—Certificate of Incorporation and Bylaws” on page 65.

The benefit of the merger to our stockholders is the right to receive $16.46 in cash, without interest, for each share of Common Stock and Class A Common Stock. The principal detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger—Material United States Federal Income Tax Consequences” on page 56.

Under the terms of the merger agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time (including rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company or any of its subsidiaries (including, solely for these purposes, Primrose and its subsidiaries) as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will survive the merger and will continue in full force and effect in accordance with their terms. See “The Merger—Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger—Director and Officer Indemnification and Insurance” on page 55.

Effects on the Company and Our Stockholders If the Merger Is Not Completed

In the event that the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company, and its Class A Common Stock will continue to be listed and traded on the American Stock Exchange and registered under the Exchange Act. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today, and that the Company’s stockholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, economic and market conditions.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock and Class A Common Stock. From time to time, the Board of Directors will evaluate and review, among other things, the business, operations, properties and capitalization of the Company, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, or results of operations, financial condition and prospects of the Company will not be adversely impacted.

The Company’s employees have expended significant expense, time and attention to attempt to complete the formal sale process, including the merger, leaving them with less time to devote to the Company’s operations, consideration of potential acquisitions and other strategic relationships, and other aspects of the Company’s businesses during the pendency of the transaction. As a result, the value of the Company may have suffered, making the Company less valuable if the merger agreement is not adopted and making it unlikely that the Company will be able to obtain a higher price from a third party.

In addition, there are other risks and costs if the merger is not completed in a timely manner or at all, including potential employee attrition, the potential effect on business and customer relationships and potential litigation, brought by Sedgwick CMS or stockholders of the Company, arising from the merger agreement or the transactions contemplated thereby. Finally, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay up to $1,453,736 of the out-of-pocket expenses of Sedgwick CMS and Merger Corp., and if certain additional circumstances exist, the Company will be obligated to pay to Sedgwick CMS a $5,814,945 termination fee (less any termination expenses previously paid to Sedgwick CMS). For a description of the circumstances triggering payment of the termination fee and expenses, see “The Merger Agreement—Termination Fee and Expenses” on page 76.

Related Transactions

Sale of Primrose and Special Cash Dividend

On March 31, 2006, we completed our sale of our 91.52% (on a fully diluted basis) interest in our former subsidiary, Primrose, to an affiliate of American Capital Strategies, Ltd. The aggregate purchase price for our interest in Primrose and those interests in Primrose held by minority stockholders and option holders was $82.8 million, after giving effect to certain adjustments set forth in the definitive stock purchase agreement that related to, among other things, payables owed to us and Capital Partners, employee bonuses and transaction costs. We received approximately $76.8 million, on a pre-tax basis, for our 91.52% (on a fully diluted basis) interest in Primrose.

In connection with the sale of Primrose, on May 31, 2006 the Board of Directors declared a special cash dividend of $9.04 per share of our Common Stock and Class A Common Stock. The special cash dividend was paid on June 28, 2006 to stockholders of record at the close of business on June 14, 2006. The special cash dividend was paid principally from the net after-tax proceeds of our sale of our 91.52% (on a fully diluted basis) interest in Primrose.

WC Stock Purchase Agreement

In order to enable Sedgwick CMS to acquire 100% of the remaining principal subsidiaries of the Company, we have entered into a stock purchase agreement, dated as of June 12, 2006, among us, WC and the WC minority holders, pursuant to which we will acquire all of the outstanding WC shares and options not currently owned by us for an aggregate purchase price of approximately $24.3 million. The aggregate purchase price was the result of arm’s-length negotiations between the Company and the WC minority holders and was calculated primarily based on the percentage of the equity value of the Company attributable to the CompManagement business, with certain adjustments to reflect the costs and expenses arising out of our being a public company, including preparing this proxy statement and holding the special meeting of stockholders. It is a condition to the closing of the merger that we acquire such WC shares and options immediately prior to completing the merger (provided that such condition may be waived, in whole or in part, by Sedgwick CMS). See Footnote 1 to “The Merger Agreement—Merger Consideration—Calculation of $16.46 Figure in the Merger Agreement—Calculation of Aggregate Equity Value Payable to the Company’s Stockholders” on page 61.

Under the WC stock purchase agreement, each holder of WC common stock and options has agreed not to transfer, assign or pledge such shares prior to the closing of the merger. In addition, the WC stock purchase agreement amends the WC options to prohibit exercise of those options prior to the termination of the WC stock purchase agreement. Furthermore, under the WC stock purchase agreement, that certain stockholders’ agreement, dated as of December 21, 2000, by and among HP Acquisition Corp., WC, the Company and Robert J. Bossart, Randy E. Jones, Richard T. Kurth, Paul A. Miller, Daniel R. Sullivan, Jonathan R. Wagner and each other person who has joined such agreement as a “management holder”, as amended, will be terminated at the closing of the sale of the WC shares and options under the WC stock purchase agreement without payment or liability.

Pursuant to the WC stock purchase agreement, until the third anniversary of the closing of the merger Jonathan R. Wagner, Richard T. Kurth, Daniel R. Sullivan and Randy E. Jones (each of whom is a WC minority holder) have, and until the second anniversary of the closing of the merger Paul Collins (a WC minority holder) has, agreed to certain non-solicitation and non-competition restrictions. As consideration for entering into these non-solicitation and non-competition restrictions, the above-mentioned management employees of WC are entitled, in lieu of receiving stay pay bonuses, to an aggregate of approximately $933,000 upon the closing of the Company’s purchase of the WC shares and options under the WC stock purchase agreement. As additional consideration for entering into these non-solicitation and non-competition restrictions, WC has amended the employment agreements of Jonathan R. Wagner, Richard T. Kurth, Daniel R. Sullivan, Randy E. Jones and Paul Collins to extend the terms of such agreements to December 31, 2008, and to grant each such person a right to resign (with or without good reason) during the one-year period following the closing of the merger and, in such instance, to receive severance for a one-year period. Such amendments will not be effective until (and are subject to) the closing of the WC stock purchase agreement.

The WC stock purchase agreement will terminate in the event that the merger agreement is terminated.

See “Other Agreements Entered Into in Connection with the Merger Agreement—WC Stock Purchase Agreement” on page 77.

Voting Agreement

In connection with the execution of the merger agreement, Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., in which each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed, among other things, to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer are the owners of record and have voting control over an aggregate of 80.4% of the shares of the Company. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the merger agreement. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required to adopt the merger agreement. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms. See “Other Agreements Entered Into in Connection with the Merger Agreement—Voting Agreement” on page 79.

Indemnification Agreement and Escrow Requirements

Sedgwick CMS requested that a portion of the merger consideration and a portion of the purchase price payable under the WC stock purchase agreement be placed into escrow to satisfy potential indemnification obligations with respect to certain matters in connection with the formal sale process, including the calculation of the taxes related to the sale of Primrose. In order to make us more attractive to Sedgwick CMS, and in an effort to increase the merger consideration payable to all of our stockholders, our majority stockholder and each of the directors and certain of the executive officers of the Company and certain other persons, including the WC minority holders, agreed to provide Sedgwick CMS with such indemnification. CP Acquisition, Brian D. Fitzgerald, FGS, Inc., each of the Company’s directors, William R. Schlueter and Stephen Brown and the WC minority holders entered into an indemnification agreement, dated as of June 12, 2006, pursuant to which such parties have agreed to indemnify Sedgwick CMS with respect to certain matters in connection with the formal sale process. The parties providing indemnification will not, however, be liable for any losses, taxes or other amounts until the total amount of such losses, taxes or other amounts exceeds $2,000,000, and then only to the extent such losses, taxes or other amounts exceed such amount; provided that certain claims for indemnification may be subject to additional deductibles and certain claims (including claims with respect to taxes) are not subject to the $2,000,000 basket.

As security for such indemnification obligations, the parties providing indemnification agreed to have approximately $13 million (approximately $1.76 per share of our Common Stock or Class A Common Stock) otherwise payable to the parties providing indemnification placed into escrow at the time such transactions are closed. All rights to indemnification will survive until the 12 month anniversary of the closing of the merger. Except for certain limited circumstances, the indemnification obligations of the parties providing indemnification are limited to the amounts in escrow.

Our public stockholders will not be subject to any such indemnification obligations, and none of the merger consideration payable to the public stockholders will be placed into escrow. Furthermore, in the event that no indemnification claims are made and the full amount of the escrow is returned to the parties providing indemnification, the total consideration to be provided to such parties in respect of their Company shares will not exceed the $16.46 per share (other than any interest on the escrow that is provided by the escrow agent to such parties) payable to our public stockholders.

See “Other Agreements Entered Into in Connection with the Merger Agreement—Indemnification Agreement and Escrow Requirements” on page 80.

Certain Risks in the Event of Bankruptcy

If the Company is insolvent at the time of the merger, or becomes insolvent because of the merger, the merger consideration paid to the Company’s stockholders on completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of the Company’s creditors. If such claims are asserted by the Company’s creditors, there is a risk that persons who were stockholders at the effective time of the merger would be ordered by a court to return to the Company’s trustee in bankruptcy all or a portion of the funds received upon the completion of the merger.

There can be no assurance as to what standards a court would use to determine whether the Company was solvent at the effective time of the merger. None of the legal counsel to the Company, Sedgwick CMS or Merger Corp. has been asked to express an opinion as to the applicability of federal or state fraudulent transfer or conveyance laws.

The merger agreement contains representations and warranties made by Sedgwick CMS and Merger Corp. that:

•       neither Sedgwick CMS nor Merger Corp. is entering into the transactions contemplated by the merger agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries; and

•       assuming that the representations and warranties of the Company contained in the merger agreement are true and correct as of the closing of the merger, then immediately after the closing of the merger, and after giving effect to the merger and the other transactions contemplated by the merger agreement (including the proposed financing structure for the merger), the Company:

•       will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its liabilities on its debts as they become absolute and matured);

•       will have adequate capital and liquidity with which to engage in its business; and

•       will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Interests of the Company’s Majority Stockholder, Directors, Executive Officers and Certain Beneficial Owners in the Merger

In considering the recommendation of the Board of Directors with respect to the merger agreement, you should be aware that our majority stockholder and some of our directors, executive officers and certain beneficial owners have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

General

Other than as set forth below and elsewhere in this proxy statement:

•       none of our directors or executive officers and no person known to us to have beneficial ownership of more than 5% of our Common Stock or Class A Common Stock have, as a result of the merger, the right to receive any payments (including severance, change of control or retention payments) other than payment of the merger consideration in respect of shares of Common Stock and/or Class A Common Stock owned by such person;

•       none of our directors or executive officers and no person known to us to have beneficial ownership of more than 5% of our Common Stock or Class A Common Stock have an ownership interest in Sedgwick CMS, Merger Corp. or, to their knowledge, any of their respective principal equity holders and no such person will have an ownership interest in Sedgwick CMS, the surviving corporation or, to their knowledge, any of their respective principal equity holders following the merger;

•       none of our directors or executive officers and no person known to us to have beneficial ownership of more than 5% of our Common Stock or Class A Common Stock will be employed or retained in any capacity following the merger by Sedgwick CMS, the surviving corporation or any of their respective affiliates; and

•       none of our directors or executive officers and no person known to us to have beneficial ownership of more than 5% of our Common Stock or Class A Common Stock will, following the merger, be a party to any contract with Sedgwick CMS, the surviving corporation or any of their respective affiliates (other than the indemnification agreement and the escrow agreement).

CP Acquisition

CP Acquisition is the record owner of 4,455,672 shares of Class A Common Stock. Capital Partners, FGS Partners, L.P. and FGS, Inc. are the general partners of CP Acquisition, with an aggregate 1.0% capital interest in CP Acquisition. In addition, they have the aggregate right to receive 20% of the pre-tax profits realized by CP Acquisition as a result of the merger. Certain of our directors and executive officers are owners, executive officers and/or employees of such general partners as follows:

•       FGS Partners, L.P.—Capital Partners is the sole general partner of, and owns a 1.0% capital interest in, FGS Partners, L.P.

•       Capital Partners—Brian D. Fitzgerald is the President, Chief Executive Officer and sole stockholder and director of Capital Partners. A. George Gebauer and William R. Schlueter are officers of Capital Partners, and Richard W. O’Connor is an employee of Capital Partners.

•       FGS, Inc.—Brian D. Fitzgerald is the controlling stockholder, president, treasurer and a director of FGS, Inc. and A. George Gebauer is an executive officer of FGS, Inc.

Capital Partners

Capital Partners is the representative of CP Acquisition and manages the Company pursuant to the MAS. The Board of Directors assigned Capital Partners, and its President and Chief Executive Officer, the responsibility to manage our formal sale process.

Pursuant to the MAS, Capital Partners has provided us with advisory services in the areas of planning the formal sale process, selecting and evaluating potential third-party purchasers, negotiating directly or indirectly with potential third-party purchasers and completing a sale of the Company (including a sale of Primrose). Under the MAS, Capital Partners is entitled to receive an incentive sales bonus, the value of which is based upon the aggregate per share consideration payable to our public stockholders in connection with the formal sale process (including the merger consideration and the special cash dividend). The opportunity for Capital Partners to earn the incentive sales bonus was provided to compensate Capital Partners for its additional services in connection with the management of the formal sale process, to provide incentives to Capital Partners to achieve for our stockholders the highest per share consideration reasonably obtainable and to provide a measure of employment continuation and severance for the employees of Capital Partners (who include our executive officers) whose services for us will cease upon the closing of the merger. Based upon the Board’s expectation that our public stockholders could realize an aggregate per share consideration of $16.50 or more in connection with the formal sale process, as determined based on presentations from several investment banks to the Board of the sale of the Company, historical stock prices and other factors, the incentive sales bonus was calculated as follows:

•       $2,000,000 if the aggregate per share consideration was equal to $16.50 per share, plus

•       $100,000 (or a pro rata portion thereof) for each $1.00 by which the aggregate per share consideration exceeds $16.50 per share, minus

•       in the event that the aggregate per share consideration was less than $16.50 per share, the amount, subject to certain limitations, by which a majority of the Company’s independent directors determined that the incentive sales bonus should be reduced (as the aggregate per share consideration is greater than $16.50 per share, such reduction amount was not established by the Company’s independent directors).

On May 11, 2006, the MAS was amended to extend the date by which Capital Partners could earn the incentive sales bonus from June 30, 2006 to September 30, 2006. On June 12, 2006, the MAS was further amended to clarify that, for purposes of calculating the incentive sales bonus, the per share consideration includes the aggregate dollar value per share to be received by the Company’s stockholders in connection with the merger, without regard to any amount placed in escrow or used to satisfy indemnification claims, and the aggregate dollar value per share of the special cash dividend. The May 11 amendment and the June 12 amendment was unanimously approved by our Compensation Committee, our Audit Committee and the full Board of Directors, a majority of the members of which are independent directors.

As the aggregate per share consideration to be paid to our public stockholders in connection with the formal sale process is $25.50 per share (including the $9.04 per share special cash dividend and the $16.46 per share merger consideration), Capital Partners is entitled to a $2.9 million incentive sales bonus.

Under the MAS, Capital Partners is also entitled to receive any unpaid portion of its 2006 annual advisory fee in connection with its regular advisory services at the time the merger is closed. As a result, if the merger is closed on or prior to September 30, 2006, Capital Partners will be entitled to receive its $387,500 advisory fee payable in connection with the fourth quarter of 2006. If the merger is closed after September 30, 2006, Capital Partners will be paid the $387,500 advisory fee payable in connection with the fourth quarter of 2006 on October 1, 2006 in accordance with the MAS and will not be entitled to receive any additional payments in respect of its annual advisory fee. Further, immediately prior to the closing of the merger, the MAS will be terminated, and Capital Partners will have no agreement with Sedgwick CMS, the surviving corporation or any of their respective affiliates.

The terms of the MAS, including the incentive sales bonus, were established through arm’s-length negotiations between Capital Partners and the independent members of the Board of Directors and were unanimously approved by our Compensation Committee, our Audit Committee and the full Board, a majority of the members of which are independent directors. Our independent directors have unanimously determined that the aggregate per share consideration payable to our public stockholders in connection with the formal sale process (including the merger consideration and the special cash dividend) is acceptable for purposes of the payment of the incentive sales bonus.

In connection with the execution of the merger agreement, the Company and Capital Partners entered into an Assignment and Assumption of Lease, dated as of June 12, 2006, pursuant to which Capital Partners assumed the lease, dated November 1, 2003, covering our headquarters in Greenwich, Connecticut. The lease assignment was entered into at the request of the bidders for the Company (including Sedgwick CMS) in order to make the Company more attractive to potential third-party purchasers as the potential third-party purchasers (including Sedgwick CMS) were not interested in using such premises after the closing of the merger and did not want to retain the obligations associated with the lease. Pursuant to the lease assignment, the Company will assign to Capital Partners all of its right, title, interest, obligations and liabilities in, to and under such lease and pay Capital Partners the sum of $125,000 to relieve the Company of its obligations under the lease on the closing of the merger (and $750 to the landlord as reimbursement for its expenses in connection with the assignment). In connection with the lease assignment, the Company will also assign to Capital Partners a sublease covering a portion of the premises and transferred to Capital Partners certain furnishings and leasehold improvements at such premises.

The terms of the lease assignment and the related agreements were established through arm’s-length negotiations between Capital Partners and the Audit Committee of the Board of Directors. The terms of the lease assignment and related agreements were unanimously approved by our Compensation Committee, our Audit Committee and the full Board, a majority of the members of which are independent directors.

Brian D. Fitzgerald is the President, Chief Executive Officer and sole stockholder and director of Capital Partners, A. George Gebauer and William R. Schlueter are officers of Capital Partners and Richard W. O’Connor is an employee of Capital Partners.

Director and Officer Indemnification and Insurance

The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (including rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company or any of its subsidiaries (including, solely for these purposes, Primrose and its subsidiaries) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) will survive the merger and will continue in full force and effect in accordance with their terms.

Prior to the merger, the Company will purchase a six-year tail policy of directors’ and officers’ liability insurance covering acts or omissions occurring prior to the merger with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof, for a total cost not in excess of $180,000.

Stock Options

In connection with the declaration of the special cash dividend, the Board of Directors, upon the approval and recommendation of our Compensation Committee, accelerated the vesting of all remaining unvested director and employee options under our 2000 Long-Term Incentive Plan, including options to acquire 52,000 shares of our Class A Common Stock held by certain of our directors and executive officers, subject to the requirement that any shares acquired upon exercise of such options may not be sold by the optionee until the earlier of the original vesting date of the accelerated options or the sale of the Company. All such options have been exercised. In all cases, the options had exercise prices that were less than the merger consideration.

The following table sets forth the directors and executive officers that held options that were accelerated:

Director/Executive Officer	Number of Accelerated Options	Original Vesting Dates
Brian D. Fitzgerald	40,000	July 19, 2006
William R. Schlueter	4,000	July 19, 2006
Robert M. Williams	8,000	December 23, 2006

Section 16 Matters

The Board of Directors has taken steps to exempt from short-swing profit liability under Rule 16b-3 promulgated under the Exchange Act any dispositions of Common Stock and Class A Common Stock in the merger by directors or officers of the Company subject to Section 16 of the Exchange Act.

Indemnification Agreement and Escrow Requirements

CP Acquisition, Brian D. Fitzgerald, FGS, Inc., each of the Company’s directors, William R. Schlueter, Stephen Brown and the WC minority holders entered into an indemnification agreement, dated as of June 12, 2006, pursuant to which such parties have agreed to indemnify Sedgwick CMS with respect to certain matters in connection with the formal sale process and, as security for such indemnification obligations, agreed to have approximately $13 million (approximately $1.76 per share of our Common Stock or Class A Common Stock) otherwise payable to the parties providing indemnification placed into escrow at the time such transactions are closed. Except for certain limited circumstances, the indemnification obligations of the parties providing indemnification are limited to the amounts in escrow. Our public stockholders will not be subject to any such indemnification obligations, and none of the merger consideration payable to the public stockholders will be placed into escrow. Furthermore, in the event that no indemnification claims are made and the full amount of the escrow is returned to the parties providing indemnification, the total consideration to be provided to such parties in respect of their Company shares will not exceed the $16.46 per share (other than any interest on the escrow that is provided by the escrow agent to such parties) payable to our public stockholders. See “Other Agreements Entered Into in Connection with the Merger Agreement—WC Stock Purchase Agreement” on page 77.

Lawsuit by Limited Partners of CP Acquisition

Certain limited partners of CP Acquisition filed a complaint, dated March 29, 2005, against certain of the Company’s stockholders, including Brian D. Fitzgerald, FGS, Inc. and CP Acquisition, and Capital Partners. Among other things, the complaint alleged that such stockholders breached the limited partnership agreement among the parties by failing to use their best efforts to wind up the partnership and breached their fiduciary duties to the partnership and the partnership’s limited partners by failing to cause the shares of Class A Common Stock held by CP Acquisition to be sold. This complaint was subsequently dismissed without prejudice.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our Common Stock and Class A Common Stock. This discussion does not apply to the parties providing indemnification. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our Common Stock or Class A Common Stock pursuant to the merger.

This discussion is applicable only to U.S. holders. For purposes of this discussion, we use the term “U.S. holder” to mean:

•       a citizen or individual resident of the United States for U.S. federal income tax purposes;

•       a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•       a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•       an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a holder holds our Common Stock or Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws. Holders that may be subject to special treatment under the U.S. federal income tax laws include:

•       insurance companies,

•       dealers in securities or foreign currencies,

•       traders in securities who elect the mark-to-market method of accounting for their securities,

•       stockholders subject to the alternative minimum tax,

•       persons that have a functional currency other than the U.S. dollar,

•       tax-exempt organizations,

•       persons who are not U.S. holders,

•       financial institutions,

•       mutual funds,

•       partnerships or other pass-through entities for U.S. federal income tax purposes,

•       controlled foreign corporations,

•       passive foreign investment companies,

•       certain expatriates,

•       corporations that accumulate earnings to avoid U.S. federal income tax,

•       stockholders who hold our Common Stock or Class A Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, or

•       stockholders who acquired their shares of our Common Stock or Class A Common Stock through the exercise of director or employee stock options or other compensation arrangements.

In addition, this discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.

If a partnership holds our Common Stock or Class A Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock or Class A Common Stock, you should consult your tax advisors.

The receipt of cash pursuant to the merger (or pursuant to the exercise of appraisal rights) by U.S. holders of our Common Stock or Class A Common Stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our Common Stock or Class A Common Stock will recognize gain or loss equal to the difference between:

•       the amount of cash received in exchange for the Common Stock or Class A Common Stock; and

•       the U.S. holder’s adjusted tax basis in the Common Stock or Class A Common Stock.

If the holding period in our Common Stock or Class A Common Stock surrendered in the merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Non-corporate holders of our Common Stock or Class A Common Stock who have a holding period of one year or less with respect to such stock and would otherwise have a short-term capital loss as a result of the merger should consult their tax advisors in connection with whether the special rules of Section 1(h)(11)(D)(ii) of the Code will apply to re-characterize that capital loss as long-term capital loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our Common Stock or Class A Common Stock at different times and different prices, the adjusted tax basis and holding period must be determined separately with respect to each block of Common Stock or Class A Common Stock.

On May 31, 2006, we declared the special cash dividend, which was paid on June 28, 2006 to holders of record at the close of business on June 14, 2006. We believe, although there can be no assurances, that the special cash dividend will be treated as a distribution by us to holders of our Common Stock and Class A Common Stock with respect to such stock for U.S. federal income tax purposes. However, in the event the merger occurs, it is possible that the Internal Revenue Service may argue that the special cash dividend was not a distribution to the holders of our Common Stock and Class A Common Stock with respect to such stock for U.S. federal income tax purposes, but should instead be treated as having been transferred to the holders of our Common Stock and Class A Common Stock as part of the merger consideration for such stock. If this argument were to prevail, the amount distributed to holders of our Common Stock and Class A Common Stock pursuant to the special cash dividend, instead of being taxed as a distribution with respect to our stock, would give rise to additional capital gain or a reduced amount of capital loss with respect to the merger for such holders.

Assuming that the special cash dividend is treated as a distribution to the holders of our Common Stock and Class A Common Stock with respect to such stock, the distribution would be taxed as ordinary dividend income to the extent of that holder’s ratable share of our current or accumulated earnings and profits, then treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the Common Stock and Class A Common Stock, then treated as capital gain. Ordinary dividend income is currently taxed as net capital gain at a maximum rate of 15% to noncorporate U.S. holders that meet certain holding period requirements. Corporate U.S. holders may be entitled to a dividends-received deduction with respect to the portion of the proceeds of such distribution that is treated as a dividend. Corporate U.S. holders of our Common Stock or Class A Common Stock may be subject to the extraordinary dividend rules of Section 1059 of the Code as a result of such distribution.

Under the Code, a U.S. holder of our Common Stock or Class A Common Stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger (or pursuant to the exercise of appraisal rights) unless the U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Each of the Company and Sedgwick CMS submitted a Notification and Report Form to the Federal Trade Commission and the Antitrust Division of the Department of Justice. Early termination of the waiting period applicable to the completion of the merger under the HSR Act was granted effective on July 11, 2006.

The Federal Trade Commission and the Department of Justice may challenge a merger on antitrust law grounds either before or after expiration of the HSR waiting period. Accordingly, at any time before or after the completion of the merger, the Federal Trade Commission or the Department of Justice could take action under the United States antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or to obtain other structural or conduct relief. Other persons could also take action under the United States antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable HSR waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

The parties believe that the merger does not violate the antitrust laws of the United States or of any other jurisdiction. However, we cannot assure you that the merger will not be challenged on antitrust grounds or that we will prevail if a challenge is made.

Except as noted above, we are unaware of any material governmental regulatory requirements or approvals required for the completion of the merger.

Fees and Expenses of the Merger

The Company estimates that, if the merger is completed, the fees and expenses we will incur in connection with the merger will be approximately as follows:

Description	Amount
Financial advisory fees	$6,661,156
Legal fees and expenses	$1,600,000
SEC filing fees	$12,960
Printing and mailing costs	$45,000
Miscellaneous	$535,926
Total	$8,855,042

If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay the out-of-pocket expenses of Sedgwick CMS and Merger Corp. up to $1,453,736, and if certain additional circumstances exist, the Company will be obligated to pay to Sedgwick CMS a $5,814,945 termination fee less any termination expenses previously paid to Sedgwick CMS. For a description of the circumstances triggering payment of the termination fee and expenses, see “The Merger Agreement—Termination Fee and Expenses” on page 76.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary and any discussion elsewhere in this proxy statement do not purport to describe all of the terms of the merger agreement and are qualified in their entirety by reference to the complete merger agreement, which is attached to this proxy statement as Appendix A. We encourage you to read carefully the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

The merger agreement has been described in this proxy statement and included as an appendix to the proxy statement to provide the Company’s stockholders with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are not intended to provide any factual information about the Company, Sedgwick CMS or their respective affiliates to investors generally.

The merger agreement contains representations and warranties that the parties to the agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by materiality and knowledge qualifiers and detailed information in disclosure schedules provided by us in connection with signing the merger agreement. While the Company does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain detailed information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality and knowledge qualifiers, and (iii) in the case of our representations and warranties, they are modified in important part by detailed information included in the disclosure schedules. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

General

At the effective time of the merger, Merger Corp. will merge with and into the Company. As a result of the merger, the separate corporate existence of Merger Corp. will cease, and the Company will continue as the surviving corporation and a wholly owned subsidiary of Sedgwick CMS.

Effective Time

The closing of the merger will occur as soon as practicable but no later than the third business day following the satisfaction or waiver of all of the conditions to closing set forth in the merger agreement (other than any conditions that by their nature are to be satisfied at the closing or at such other date as the parties may agree). We will file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger. The merger will become effective when that certificate is filed or at such later time as we and Sedgwick CMS may agree upon and specify in the certificate.

Merger Consideration

The adjusted cash merger consideration payable to the holders of Common Stock and Class A Common Stock in the merger is $16.46. The merger agreement provides for certain post-signing adjustments to the $16.46 cash merger consideration figure set forth in the merger agreement. In this section, we first describe how the original $16.46 merger consideration figure was calculated at the time the merger agreement was signed, and then explain the post-signing adjustments and set forth the calculation of the post-signing adjustments that resulted in no adjustment to the cash merger consideration.

In an effort to maximize stockholder value and to facilitate the comparison of the bids, the bidders for the Company were asked to submit bids on a debt free/cash free basis and without taking into account the transaction fees and costs related to the sale of the Company (without regard to the proceeds received from the sale of Primrose) and fees and costs related to the acquisition by the Company of the WC shares and options from the WC minority holders - i.e., on an enterprise value basis. The offer that we accepted from Sedgwick CMS was an offer of $191.5 million on an enterprise value basis. The following sets forth how the $16.46 per share consideration set forth in the merger agreement was calculated based upon the $191.5 million enterprise value.

Calculation of $16.46 Figure in the Merger Agreement

The merger agreement sets forth a per share consideration of $16.46 (subject to post-signing adjustment as described below). This figure was calculated from the enterprise value of the balance of the Company after the sale of Primrose as follows.

•       Calculation of Aggregate Equity Value Payable to the Company’s Stockholders

Starting with the $191.5 million enterprise value for the Company (without regard to the proceeds received from the sale of Primrose), we calculated the portion of that enterprise value that reflected the aggregate and per share equity value attributable to the Company’s stockholders. To arrive at those amounts, we and Sedgwick CMS agreed to subtract from the enterprise value of $191.5 million certain payments to our employees and related parties, the Company’s agreed expected level of indebtedness at the time the merger was consummated, the equity value attributable to the WC minority holders (since Sedgwick CMS wanted to acquire 100% of WC and its subsidiaries), certain costs of the merger, and an amount reflecting our revised estimate of the taxes that the Company will owe on the net proceeds of the sale of Primrose. This resulted in the $16.46 per share consideration set forth in the merger agreement as follows:

	Enterprise Value		$191,500,000
minus	Stay pay bonuses payable to WC employees at the time the merger agreement was signed	-	$2,249,191
minus	Payments to settle litigation with terminated WC executives	-	$1,780,257
minus	Payments to WC management for non-solicitation and non-competition agreements	-	$932,708
minus	Payments to financial advisors (including UBS, HSC and Capital Partners)	-	$6,661,156
minus	Remaining Capital Partners advisory fee payment	-	$387,500
minus	Payments related to Greenwich lease assignment	-	$125,750
minus	Legal fees prior to May 31, 2006	-	$600,000
minus	D&O insurance premium	-	$180,000
minus	Miscellaneous transaction expenses	-	$535,926
minus	Estimated payment required to terminate credit agreement	-	$28,500,000
minus	Purchase price for WC shares and options owned by WC minority holders(1)	-	$24,286,671
minus	Estimated expenses to prepare proxy statement and hold special meeting	-	$1,090,650
minus	Primrose tax-related expenses(2)	-	$3,083,233
	Aggregate Equity Value Payable to the Company’s Stockholders		$121,086,958

(1)          Calculated as approximately 16.32% of the aggregate equity value of the Company (without regard to the proceeds received from the sale of Primrose) prior to reducing the enterprise value by (i) the purchase price for WC shares and options owned by WC minority holders, (ii) the estimated expenses to prepare this proxy statement and hold the special meeting and (iii) the Primrose-related tax expenses.

(2)          Calculated as the sum of (i) the difference between (A) the Company’s initial estimate of $16,063,175 of taxes related to the sale of Primrose (which estimate was used in announcing the net after-tax Primrose proceeds on a per share basis) and (B) the revised estimate of $18,946,408 of taxes (which was calculated as a $21,044,517 tax liability arising out of the sale of Primrose less a $2,098,109 estimated tax benefit from certain compensation deductions that will arise in connection with the consummation of the merger) and (ii) $200,000 to compensate Sedgwick CMS with respect to certain other Primrose-related tax items.

•       Calculation of Merger Consideration in the Merger Agreement

	Aggregate Equity Value Payable to the Company’s Stockholders		$121,086,958
divided by	Aggregate Shares (on a fully diluted basis) on the date the merger agreement was signed	÷	7,358,477
	Merger Consideration in the Merger Agreement		$16.46

Application of Post-Signing Adjustment Provisions Resulting in No Adjustment

The merger agreement provides for various post-signing adjustments to the $16.46 per share consideration set forth in the merger agreement. These adjustments were calculated prior to our mailing this proxy statement to our stockholders. In the discussion that follows, we explain these adjustments and set forth the calculation that resulted in no adjustment to the merger consideration.

•       Adjustments to Merger Consideration

The merger consideration of $16.46 set forth in the merger agreement was subject to a downward adjustment if the Company’s debt amount at the time this proxy statement was mailed (the “target date debt amount”) was in excess of the Company’s expected indebtedness at such time of $28,500,000, and an upward or downward adjustment if the revised estimate at the time this proxy statement was mailed of the costs and expenses of preparing the proxy statement and holding the special meeting were less or more than the $1,090,650 of costs and expenses estimated at the time the merger agreement was signed. We had to make these adjustments no later than one business day prior to the mailing of the proxy statement. On August 3, 2006, the Company delivered an adjustment certificate setting forth its updated estimate of the special meeting expenses, the target date debt amount and the Company’s calculation of any upward or downward adjustment to the merger consideration. The adjustment and the adjusted merger consideration payable to stockholders were calculated in accordance with the following:

•        Debt Adjustment Amount

	Expected Indebtedness		$28,500,000
minus	Target Date Debt Amount(1)	-	28,500,000
	Debt Adjustment Amount (such amount had to be zero or negative)		$0

(1)          In accordance with the merger agreement, if the target date debt amount at the time this proxy statement was mailed was less than $28,500,000, then the target date debt amount would be deemed to be $28,500,000.

•        Special Meeting Expenses Adjustment

	Estimated Special Meeting Expenses		$1,090,650
minus	Revised Estimate of Special Meeting Expenses	-	1,052,946
	Special Meeting Expenses Adjustment Amount (such amount could have been positive, negative or zero)		$37,704

•       Adjustment

•        Aggregate Adjustment Amount

	Debt Adjustment Amount		$0
plus	Special Meeting Expenses Adjustment Amount	+	37,704
	Aggregate Adjustment Amount (such amount could have been positive, negative or zero)		$37,704

•        Per Share Adjustment Amount

	Aggregate Adjustment Amount		$37,704
minus	WC Adjustment Amount(1)	-	0
			$37,704
divided by	Aggregate Company Shares (on a fully diluted basis) on the date the merger agreement was signed	÷	7,358,477
	Preliminary Per Share Adjustment Amount(2)		$0.005
	Per Share Adjustment Amount (such amount could have been positive, negative or zero)		$0

(1)          Such amount equals (1) (a) the debt adjustment amount divided by (b) 14,947.405 (which represents the number of shares of capital stock of WC on a fully diluted basis) multiplied by (2) 2,439.525 (which represents the number of shares of capital stock of WC on a fully diluted basis owned by the WC minority holders).

(2)   The Per Share Adjustment Amount is deemed to equal zero if the Preliminary Per Share Adjustment Amount is between $0.01 and negative $0.01.

•       Adjusted Merger Consideration

	Merger Consideration in the Merger Agreement		$16.46
plus	Per Share Adjustment Amount	+	0.00
	Adjusted Merger Consideration		$16.46

Conversion of Shares

At the effective time of the merger, by virtue of the merger and without any action on the part of the Company, Sedgwick CMS, Merger Corp. or any other person, including any Company stockholder:

•       Each share of common stock of Merger Corp. issued and outstanding immediately prior to the effective time of the merger will automatically be converted into one fully paid and non-assessable share of common stock of the surviving corporation;

•       Each share of Class A Common Stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and shares held by Sedgwick CMS or the Company) will automatically be canceled, retired and cease to exist and will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to $16.46, and each holder of a certificate evidencing any such shares will cease to have any rights with respect thereto, except the right to receive the merger consideration, without interest, upon surrender of such Class A Common Stock certificates; and

•       Each share of Common Stock issued and outstanding immediately prior to the effective time (other than dissenting shares and shares held by Sedgwick CMS or the Company) will automatically be canceled, retired and cease to exist and will, by virtue of the merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to $16.46, and each holder of a certificate evidencing any such shares will cease to have any rights with respect thereto, except the right to receive the merger consideration, without interest, upon surrender of such Common Stock certificates.

Exchange and Payment Procedures

At the effective time of the merger, the Company will deposit with a bank or trust company (the “paying agent”) reasonably acceptable to the Company an amount of cash sufficient to pay the aggregate merger consideration payable to Company stockholders under the merger agreement less any amount to be placed into escrow. As soon as reasonably practicable after the effective time of the merger (but, in any event, no later than two business days after the effective time), the paying agent will mail a form of letter of transmittal and instructions to the Company’s stockholders of record as of the effective time of the merger. The form of letter of transmittal and instructions will describe to stockholders how to surrender their certificates representing shares of Common Stock and Class A Common Stock in exchange for the merger consideration.

Stockholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

A stockholder will not be entitled to receive the merger consideration until such stockholder surrenders its Common Stock certificate(s) or Class A Common Stock certificate(s) to the paying agent, together with a duly completed and validly executed letter of transmittal and any other documents as the paying agent may reasonably require. No interest will be paid or will accrue on the cash payable upon surrender of any certificate. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

At the effective time of the merger, the Company’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Common Stock and Class A Common Stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

None of Sedgwick CMS, Merger Corp., the Company or the paying agent will be liable to any Company stockholder or any other person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. All funds held by the paying agent for payment to the holders of Common Stock and Class A Common Stock that are not disbursed 180 days after the effective time of the merger will be delivered to the surviving corporation upon request of the surviving corporation. Thereafter, each holder of a certificate formerly representing Common Stock or Class A Common Stock entitled to the merger consideration who has not received the merger consideration therefor may surrender such certificate to the surviving corporation and, subject to abandoned property, escheat and other similar laws, receive in consideration therefor the aggregate merger consideration that may be payable upon due surrender of the certificates held by them, without interest or dividends thereon. Any portion of the funds held by the paying agent remaining unclaimed by stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the Sedgwick CMS free and clear of any claims or interest of any person previously entitled thereto.

If a stockholder has lost a certificate, or if it has been stolen or destroyed, then the stockholder will be required to make an affidavit of that fact before the stockholder will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, the stockholder will be required to post a bond in a reasonable amount determined by the surviving corporation indemnifying it against any claims made with respect to the lost, stolen or destroyed certificate.

Each of the surviving corporation, Sedgwick CMS and the paying agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to the merger agreement to any person such amounts as the surviving corporation, Sedgwick CMS or the paying agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

Certificate of Incorporation and Bylaws

The certificate of incorporation of the surviving corporation will be amended as a result of the merger, at the effective time, to be the same as the certificate of incorporation of Merger Corp. as in effect immediately prior to the effective time, except that Article I of the certificate of incorporation of the surviving corporation will provide that the name of the surviving corporation will be “Security Capital Corporation”, and except that the provisions of the certificate of incorporation of Merger Corp. relating to the incorporation of Merger Corp. will be omitted.

The bylaws of Merger Corp., as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the surviving corporation and such bylaws.

Directors and Officers

The directors of Merger Corp. immediately prior to the effective time of the merger will be the directors of the surviving corporation. David A. North, Jr., James B. Wiertelak, Donald W. Burkett and Paul J. Posey, Jr. will be the initial officers of the surviving corporation, each to hold office until the earlier of his death, resignation or removal.

Representations and Warranties

We make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including knowledge qualifiers and the occurrence of a material adverse effect, as well as detailed information set forth in disclosure schedules to the merger agreement. Our representations and warranties relate to, among other things:

•       our proper organization, good standing and corporate power to operate our respective businesses;

•       our subsidiaries;

•       our capitalization and the capitalization of our subsidiaries;

•       our power and authority to enter into and perform obligations under the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the approval and recommendation by the Board of Directors of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

•       the receipt of fairness opinions of UBS and HSC;

•       the adoption of the merger agreement by the holders of a majority in voting power of the outstanding shares of Common Stock and Class A Common Stock, voting as a single class, being the only vote of the holders of any class or series of the Company’s securities necessary to adopt the merger agreement and the other transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•       required consents and approvals of governmental entities or third parties in order to complete the merger;

•       our SEC filings since January 1, 2003, SEC investigations and our internal controls over financial reporting, and our disclosure controls and procedures;

•       the accuracy of our and our subsidiaries’ financial statements;

•       taxes;

•       our and our subsidiaries’ compliance with laws, orders and permits;

•       our and our subsidiaries’ possession of all licenses and permits necessary to conduct our respective businesses;

•       the absence of undisclosed liabilities;

•       real property owned and leased by us and our subsidiaries and title to, or a valid interest in, our other assets;

•       our intellectual property;

•       the absence of certain changes and events since December 31, 2005;

•       material contracts;

•       our having conducted our business and operated our properties in the ordinary course consistent with past practice since December 31, 2005;

•       litigation;

•       employment and labor matters affecting us, including matters relating to our employee benefit plans;

•       environmental matters;

•       our insurance policies;

•       brokers’ fees;

•       the amounts of certain transaction fees incurred, owed or payable by us and our subsidiaries;

•       the inapplicability of anti-takeover laws;

•       the accuracy and completeness of information supplied by us in this proxy statement and other documents required to be filed by us with the SEC in connection with the merger;

•       transactions with affiliates and other interested parties; and

•       referral fees.

Sedgwick CMS and Merger Corp. make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including knowledge qualifiers and the occurrence of a material adverse effect. Sedgwick CMS and Merger Corp.’s representations and warranties relate to, among other things:

•       their proper organization and good standing;

•       their power and authority to enter into and perform obligations under the merger agreement and to complete the transactions contemplated by the merger agreement;

•       the absence of any violation of or conflict with their organizational documents, applicable law or agreements as a result of entering into the merger agreement and completing the merger;

•       required consents and approvals as a result of entering into the merger agreement and completing the merger;

•       the accuracy of Sedgwick CMS’ financial statements and the availability of funds to complete the transactions contemplated by the merger agreement;

•       the solvency of the surviving corporation immediately after the effective time;

•       brokers’ fees; and

•       the accuracy and completeness of information they have supplied for inclusion in this proxy statement.

Except as provided in the indemnification agreement, the representations and warranties contained in the merger agreement do not survive the completion of the merger.

Material Adverse Effect

Certain aspects of the representations and warranties of the Company are qualified by the concept “material adverse effect.” For the purposes of the merger agreement, “material adverse effect” means any material adverse effect on or change in the assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, other than any such effect or change, directly or indirectly:

•       resulting from general political, economic, financial, capital market or industry-wide conditions that do not disproportionately affect in any material respect the Company and its subsidiaries, taken as a whole, as compared to the majority of persons engaged in the same businesses as the Company;

•       resulting from regulatory changes or changes in law, in any jurisdiction other than the State of Ohio, or changes in United States generally accepted accounting principles that do not disproportionately affect in any material respect the Company and its subsidiaries, taken as a whole, as compared to the majority of persons engaged in the same businesses as the Company;

•       resulting from any acts of war, sabotage or terrorism involving the United States or its interests, or an escalation or worsening thereof;

•       primarily attributable to the announcement or other public disclosure of the merger agreement, the transactions contemplated thereby or the identity of Sedgwick CMS as the buyer (including any termination of, reduction in or similar negative impact on relationships with any customers or suppliers of the Company and its subsidiaries primarily attributable to the announcement or performance of the merger agreement or the identity of Sedgwick CMS as the buyer); or

•       any breach by Sedgwick CMS or Merger Corp. of the merger agreement.

Covenants of the Parties

The merger agreement contains the following mutual covenants:

•       that the Company, Sedgwick CMS, Merger Corp. and the surviving corporation will take all such reasonable and lawful action as may be necessary and appropriate in order to effectuate the merger in accordance with the merger agreement as promptly as practicable;

•       that, as promptly as practicable, Sedgwick CMS and the Company will file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated by the merger agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and which filing was submitted to the Federal Trade Commission on June 26, 2006 and to the Antitrust Division of the Department of Justice on June 27, 2006, and which early termination of the waiting period applicable to the completion of the merger under the HSR Act was granted effective on July 11, 2006;

•       that Sedgwick CMS or Merger Corp., on the one hand, and the Company, on the other hand, will not issue any press release or make any public announcement relating to the merger agreement, the merger or the transactions contemplated by the merger agreement without the prior written approval of the other party, except that the Company or Sedgwick CMS may issue such press release or make such public announcement it believes in good faith is required to be made by applicable law or any applicable rule or regulation promulgated by any applicable national securities exchange after consultation with legal counsel, in which case the disclosing party will advise and consult with the other parties prior to making such disclosure, and except that any person will not be restricted from preparing and filings with the SEC a Schedule 13D or any amendments to Schedule 13D that such person believes in good faith is required to be filed by applicable law;

•       that each of Sedgwick CMS and the Company will notify the other of (i) any fact, event or occurrence which should have been included in the disclosure schedules to the merger agreement, (ii) any post-signing changes that would have been required to be in the disclosure schedules to the merger agreement, (iii) any failure by it to comply with any material covenant, condition or agreement to be complied with or satisfied by it under merger agreement and (iv) the occurrence of any matter or event which would reasonably be expected to have, individually or in the aggregate, a material adverse effect or would reasonably be expected to prevent or materially delay the completion of the transactions contemplated by the merger agreement; and

•       that the Company will give Sedgwick CMS reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by the merger agreement, and the Company will not settle any such stockholder litigation without the prior written consent of Sedgwick CMS, which consent will not be unreasonably withheld.

The merger agreement also contains covenants of Sedgwick CMS relating to, among other things:

•       the use of commercially reasonable efforts by the surviving corporation to cause the shares of Class A Common Stock to be de-listed from the American Stock Exchange and de-registered under the Exchange Act as soon as practicable following the effective time;

•       the provision of copies of any solvency letters obtained in connection with the transaction to the Company and Sedgwick CMS causing the provider of any such solvency letters to allow the Company to rely on such letters; and

•       the requirement of Sedgwick CMS to keep in place all rights that directors and officers of the Company and its subsidiaries currently have to indemnification and exculpation.

In the merger agreement, we also covenant that, from the date of the merger agreement until the effective time of the merger, subject to certain exceptions:

•       we will promptly and duly call, give notice of, convene and hold, as soon as practicable, a special meeting of the stockholders of the Company for the purpose of obtaining stockholder approval, and we will file the proxy statement with the SEC;

•       we will, and will cause each of our subsidiaries to, carry on its business in a manner consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to keep intact its businesses, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees and distributors;

•       we will (with the assistance of Sedgwick CMS) use our, and will cause each of our subsidiaries to use its, commercially reasonable efforts to obtain any required third-party consents, all of which were obtained prior to the mailing of this proxy statement;

•       we will, and will cause each of our subsidiaries to, permit Sedgwick CMS and its representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with our normal business operations, to our premises, properties, personnel, books, records, contracts and documents and those of our subsidiaries;

•       we will deliver to Sedgwick CMS unaudited monthly financial statements for WC and its subsidiaries;

•       we will use commercially reasonable best efforts to complete the transactions contemplated by the WC stock purchase agreement and will not amend, modify or waive any provision or term thereof;

•       we will purchase a six-year tail policy of directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy;

•       we will take all steps required to make the transactions contemplated by the merger agreement exempt under Rule 16b-3 promulgated under the Exchange Act;

•       we will terminate our 401(k) plan (subject to the satisfaction of certain conditions, Sedgwick CMS is required to accept rollovers into its 401(k) plan);

•       we will terminate any intercompany agreements of the Company without any payment being made in respect thereof;

•       we will terminate the MAS and pay to Capital Partners the $2.9 million incentive sales bonus and any remaining portion of the advisory fee under the MAS;

•       we will, and will cause our subsidiaries to, file all material tax returns required to be filed after the date of the merger agreement and on or before the closing date and will pay any taxes set forth on such returns;

•       no later than one business day prior to the mailing of the proxy statement to stockholders, we will deliver to Sedgwick CMS a certificate setting forth an updated estimate of the special meeting expenses, an updated target debt amount and a calculation of certain of the adjustments to the merger consideration;

•       concurrently with the closing of the merger, we will pay certain transaction-related expenses and terminate the Company’s credit agreement (if the Company does not have sufficient cash to make such payments, simultaneously with the closing, Sedgwick CMS will pay all such payments that were not paid by the Company); and

•       we will, at Sedgwick CMS’ option, either terminate the Company’s swap agreement prior to closing of the merger or use commercially reasonable efforts to keep the Company’s swap agreement in full force and effect after the closing of the merger.

We have also agreed that, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, and subject to certain exceptions, we will not, except with the prior written consent of Sedgwick CMS, and will cause each of our subsidiaries not to, except with the prior written consent of Sedgwick CMS, take any action or enter into any transaction that would result in any of the following:

•       any change in our or our subsidiaries’ respective certificates of incorporation or bylaws or any amendment of any material term of any outstanding security of the Company or any of our subsidiaries;

•       any declaration, setting aside or payment of any dividend or other distribution (other than the special cash dividend paid on June 28, 2006), or any repurchase, redemption or other acquisition of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of our subsidiaries, other than (a) any retirement of, or issuance of, shares of capital stock pursuant to the exercise of stock options and (b) pursuant to the WC stock purchase agreement;

•       any issuance, sale or disposition of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company or any of our subsidiaries, except for unissued shares of capital stock reserved for issuance upon the exercise of stock options;

•       any incurrence, guarantee or assumption of any indebtedness for borrowed money other than borrowings made under the Company’s credit agreement;

•       any change in any method of accounting, accounting principle or accounting practice other than as required by law;

•       any adoption or amendment of any benefit plan, entry into any collective bargaining agreement or other agreement with any labor organization or union, entry into an employment, severance, change in control or similar agreement or increase in the rate of compensation or benefits of any employee, officer, director, consultant or independent contractor (other than certain merit increases in employees’ compensation);

•       any cancellation, material modification, termination or grant of a material waiver of any material permits or material contracts;

•       certain changes in tax elections or in any accounting method used for tax purposes;

•       any acquisition or disposition by the Company or its subsidiaries of any businesses or any properties or assets of any person that are material, individually or in the aggregate;

•       any grant of a lien (other than certain permitted liens) on any material properties or assets of the Company or its subsidiaries;

•       other than the repayment of any revolving credit loans under the Company’s credit agreement, payment of any principal of or interest on any indebtedness for borrowed money before the required date of such payment, cancellation of any indebtedness for borrowed money or waiver of any claims or rights of value greater than $250,000;

•       reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other ownership interests of the Company or any of our subsidiaries or any options or other rights to acquire any of the foregoing;

•       any contract requiring the payment to or by the Company or any of its subsidiaries of consideration in excess of $250,000 in the aggregate under such contract, except that the Company will be able to respond to requests for proposals and submit bids for new contracts;

•       any contract pursuant to which any person is granted exclusive rights with respect to any product, service, process or technology of the Company or any of its subsidiaries;

•       aggregate capital expenditures during the period between the date of the merger agreement and the closing of the merger in excess of 110% of the aggregate amount of capital expenditures set forth for such period in the disclosure schedules to the merger agreement;

•       any sale, assignment, lease, termination, abandonment, transfer, encumbrance or disposal of or grant of any security interest in and to any item of Company-owned intellectual property, any granting of any license with respect to any Company-owned intellectual property or any disclosure of any confidential Company-owned intellectual property;

•       complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its subsidiaries;

•       failure to maintain in full force and effect or failure to use reasonable best efforts to replace or renew material insurance policies; or

•       any entry into any agreement or commitment to do any of the foregoing.

Transaction Proposals; Superior Proposals

We have, and have caused each of our affiliates to, and have instructed each of our and their respective representatives to, cease immediately any existing discussions regarding a transaction proposal (as defined below).

Pursuant to the merger agreement, we have agreed that, subject to the exceptions described below, we will not, nor will we authorize or permit any of our affiliates to, nor will we authorize or permit any of our or their respective representatives to, directly or indirectly through another person:

•       solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, proposals or offers from any person that constitute, or would reasonably be expected to lead to, a transaction proposal;

•       participate in any discussions or negotiations (including by way of furnishing information) regarding any such inquiry, proposal, offer or transaction proposal; or

•       otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

Notwithstanding the foregoing, if the Board of Directors determines in good faith (after consultation with its outside counsel and financial advisor), that it is required to do so in order to comply with its fiduciary duties to the stockholders under applicable law, the Company and its representatives may, in response to the receipt by the Company after the signing of the merger agreement of an unsolicited written bona fide transaction proposal which in the good faith judgment of the Board of Directors is, or is reasonably likely to lead to, a superior proposal (as defined below) and which did not result from a breach of the merger agreement, furnish information with respect to the Company and its subsidiaries to the person making such transaction proposal and participate in discussions or negotiations regarding such transaction proposal, but in each case only if (1) the Company will have first received from the person that made such transaction proposal a confidentiality agreement on terms no less restrictive than that signed by Fidelity National Financial, Inc. in connection with the transactions contemplated by the merger agreement, (2) the Company will have given Sedgwick CMS written notice of its intent to furnish such information or engage in such discussions at least one business day prior to taking such action and (3) subject to and to the extent of applicable law, the Company will furnish to the Sedgwick CMS any information furnished to such person to the extent not previously furnished to Sedgwick CMS.

The Company will not be prohibited from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the stockholders if, in the good faith judgment of the Board of Directors (after consultation with its outside counsel), failure so to disclose would be inconsistent with its obligations under applicable law, except that the obligations of the Company and the Board in the following paragraph will not be affected.

Without the prior written consent of Sedgwick CMS, the Board of Directors will not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Sedgwick CMS, its recommendation to the stockholders to vote for the adoption of the merger agreement, (ii) approve or recommend, or propose to approve or recommend, any transaction proposal or superior proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any transaction proposal or superior proposal or propose publicly or agree to do any of the foregoing, other than pursuant to the next sentence. Notwithstanding the foregoing, (x) if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that it is required in order to comply with its fiduciary duties to the stockholders under applicable law to take any action specified in clause (i) of the preceding sentence, it may take such action specified in clause (i) of the preceding sentence, or (y) in response to a superior proposal which did not result from a breach of the merger agreement, if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that it is required in order to comply with its fiduciary duties to the stockholders under applicable law to take any action specified in clause (ii) or (iii) of the preceding sentence, it may take such action specified in clause (ii) or (iii) of the preceding sentence, provided that prior to taking any action set forth in clause (y), the Company must:

•       provide Sedgwick CMS with prompt notice of its receipt of a superior proposal;

•       provide Sedgwick CMS with three business days to improve its offer;

•       have not violated the no-solicit provisions either intentionally or in a manner that is materially adverse to Sedgwick CMS; and

•       concurrently with taking such action, terminate the merger agreement and pay the termination fee.

For purposes of the merger agreement, “transaction proposal” means any proposal made by a third-party relating to:

•       any direct or indirect acquisition, purchase, lease, transfer or other disposition of 20% or more of the combined assets of the Company and our subsidiaries, taken as a whole;

•       any direct or indirect acquisition, purchase, transfer or other disposition of 20% or more of the combined voting power of the outstanding voting securities of or other equity securities in the Company;

•       any tender offer or exchange offer that if completed would result in any person’s beneficially owning 20% or more of the outstanding voting securities of or other equity securities in the Company;

•       any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction; or

•       any other transaction the completion of which would reasonably be expected to impede, interfere with, prevent or materially delay the merger or which would reasonably be expected to materially dilute the benefits to Sedgwick CMS of the merger and the other transactions contemplated by the merger agreement.

For purposes of the merger agreement, “superior proposal” means any unsolicited written bona fide proposal made by a third-party relating to:

•       any direct or indirect acquisition, purchase, lease, transfer or other disposition of 50% or more of the consolidated assets of the Company and our subsidiaries, taken as a whole;

•       any direct or indirect acquisition, purchase, transfer or other disposition of 50% or more of the combined voting power of the outstanding voting securities of or other equity interests in the Company;

•       any tender offer or exchange offer that if completed would result in any person beneficially owning 50% or more of the outstanding voting securities of or other equity interests in the Company; or

•       any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 50% or more of the combined voting power of the parent entity resulting from any such transaction, and, in the case of the four bullet points above, otherwise on terms which the Board of Directors determines in its good faith judgment (after consultation with its outside counsel and financial advisor), taking into account legal, financial, tax, regulatory and other aspects of the proposal deemed appropriate by the Board, (A) to be more favorable from a financial point of view than the merger to the stockholders (taking into account any amendments to the merger agreement proposed by Sedgwick CMS in response to the receipt by the Company of the proposal) and (B) for which financing, to the extent required, is then committed.

Conditions to Closing the Merger

The obligation of Sedgwick CMS and Merger Corp. to effect the merger is subject to the satisfaction or waiver by Sedgwick CMS of the following conditions:

•       the representations and warranties of the Company set forth in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•       the Company must have performed in all material respects all of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date;

•       the Company must have completed the transactions contemplated by the WC stock purchase agreement in the manner provided for therein;

•       concurrently with the closing of the merger, the Company must pay certain transaction-related expenses and terminate the Company’s credit agreement (if the Company does not have sufficient cash to make such payments, simultaneously with the closing Sedgwick CMS is required to pay all such payments that were not paid by the Company);

•       the merger agreement must have been adopted by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting as a single class, and, solely in the event of a stockholder vote after a change of recommendation by the Board of Directors, also by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer;

•       all applicable waiting periods (and any extensions thereof) under the HSR Act and any other antitrust laws must have expired or otherwise been terminated (early termination of the waiting period applicable to the completion of the merger under the HSR Act was granted effective on July 11, 2006), and the Company, Sedgwick CMS and Merger Corp. must have received all other authorizations, consents and approvals of all governmental entities (including under any other antitrust laws) in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated thereby (including the merger);

•       no temporary, preliminary or permanent restraining order preventing the completion of the merger is in effect;

•       Sedgwick CMS must have received copies of the resignations of each director of the Company;

•       the Company must have obtained certain third-party consents to the merger, all of which were obtained prior to the mailing of this proxy statement; and

•       the indemnification agreement and escrow agreement must be in full force and effect.

The obligation of the Company to effect the merger is subject to the satisfaction or waiver by the Company of the following conditions:

•       the representations and warranties of each of Sedgwick CMS and Merger Corp. set forth in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties must be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•       Sedgwick CMS and Merger Corp. must have performed in all respects all of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing date, except where the failure to perform such covenants and agreements does not materially adversely affect the ability of Sedgwick CMS or Merger Corp. to complete the merger and the other transaction contemplated by the merger agreement;

•       the Company must have delivered to Sedgwick CMS a certificate certifying that the Common Stock and Class A Common Stock are not U.S. real property interests;

•       the merger agreement must have been adopted by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock, voting as a single class, and, solely in the event of a stockholder vote after a change of recommendation by the Board of Directors, also by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer;

•       all applicable waiting periods (and any extensions thereof) under the HSR Act and any other antitrust laws must have expired or otherwise been terminated (early termination of the waiting period applicable to the completion of the merger under the HSR Act was granted effective on July 11, 2006), and the Company, Sedgwick CMS and Merger Corp. must have received all other authorizations, consents and approvals of all governmental entities (including under any other antitrust laws) in connection with the execution, delivery and performance of the merger agreement and the transactions contemplated thereby (including the merger); and

•       no temporary, preliminary or permanent restraining order preventing the completion of the merger is in effect.

Termination of the Merger Agreement

The merger agreement may be terminated (notwithstanding the receipt of stockholder approval) as follows:

•       by mutual written consent of Sedgwick CMS and the Company at any time prior to the effective time;

•       by either Sedgwick CMS or the Company, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action has become final and nonappealable;

•       by either Sedgwick CMS or the Company, if the merger has not occurred on or before September 30, 2006 (the “drop dead date”); provided, that in the event that the merger has not occurred on or before the drop dead date solely as result of the failure of the Company to have (i) held the special meeting on or before the drop dead date and/or (ii) obtained all of the required closing consents, such date shall automatically be extended past the drop dead date to the fifth business day after the satisfaction of such conditions, except that in no event shall such date be extended past October 31, 2006 without mutual written consent;

•       by either Sedgwick CMS or the Company, if stockholder approval has not been obtained by reason of the failure to obtain the required vote at the special meeting or any adjournment or postponement thereof;

•       by Sedgwick CMS, if the Board of Directors has effected a change in recommendation or the Company or the Board has breached any of its respective obligations with respect to the no-solicitation provisions of the merger agreement, either intentionally or in a manner that is materially adverse to Sedgwick CMS;

•       by Sedgwick CMS, if we have breached our representations and warranties or any covenant or other agreement to be performed by us in a manner such that the closing conditions related thereto would not be satisfied;

•       by the Company, if Sedgwick CMS or Merger Corp. has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions related thereto would not be satisfied;

•       by Sedgwick CMS, if the WC stock purchase agreement is terminated or breached by any party thereto (and such breach has not been cured within 10 business days after notice of such breach), such that the closing conditions set forth in the WC stock purchase agreement would not be satisfied; and

•       by the Company, in connection with certain changes in the recommendation of the Board of Directors.

Termination Fee and Expenses

A termination fee and/or expenses (as described below) are payable to Sedgwick CMS under the following circumstances:

•       if the Board of Directors effects a change of its recommendation of the merger or a transaction proposal is received or disclosed after the date of the merger agreement and, in either case, the merger agreement is subsequently terminated as a result of the passing of the drop dead date or as a result of the breach or termination of the WC stock purchase agreement, then the Company will pay Sedgwick CMS its termination expenses and, further, if within nine months after such termination, the Company enters into a definitive agreement for, or within 12 months after such termination completes, a transaction proposal, then the Company will also pay Sedgwick CMS the termination fee;

•       if, prior to or at the stockholder vote, the Board of Directors effects a change in recommendation or a transaction proposal is received or disclosed after the signing of the merger agreement, and, in either case, the merger agreement is subsequently terminated as a result of the failure to obtain stockholder approval, then the Company will pay Sedgwick CMS its termination expenses and, further, if within nine months after such termination, the Company enters into a definitive agreement for, or within 12 months after such termination completes, a transaction proposal, then the Company will also pay Sedgwick CMS the termination fee;

•       if the merger agreement is terminated by Sedgwick CMS pursuant to a change in the Board of Directors’ recommendation of the merger or the Board has breached any of its respective obligations with respect to the no-solicitation provisions of the merger agreement, either intentionally or in a manner that is materially adverse to Sedgwick CMS, then the Company will pay Sedgwick CMS the termination fee;

•       if the merger agreement is terminated by Sedgwick CMS as a result of a breach by the Company of its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions related thereto would not be satisfied, then the Company will pay Sedgwick CMS its termination expenses and if, prior to the time of such termination the Board of Directors effects a change in its recommendation of the merger or a transaction proposal is received or disclosed after the signing of the merger agreement, and in either case, if within nine months after such termination, the Company enters into a definitive agreement for, or within 12 months after such termination completes, a transaction proposal, then the Company will also pay Sedgwick CMS the termination fee; and

•       if the merger agreement is terminated by the Company in connection with certain changes in the Board of Directors’ recommendation of the merger, then the Company will pay Sedgwick CMS the termination fee.

For purposes of the merger agreement, “termination expenses” means an amount, not to exceed $1,453,736, equal to the reasonable documented out-of-pocket expenses of Sedgwick CMS and Merger Corp. and their respective affiliates incurred in connection with the merger agreement and the transactions contemplated thereby. For purposes of the merger agreement, “termination fee” means an amount equal to (i) $5,814,945 minus (ii) the aggregate amount of termination expenses previously paid by the Company to Sedgwick CMS.

Sedgwick CMS will pay us the Company’s expenses if the merger agreement is terminated by us as a result of a breach by Sedgwick CMS or Merger Corp. of its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions related thereto would not be satisfied. For the purposes of the merger agreement, the “Company’s expenses” means an amount, not to exceed $1,453,736, equal to the reasonable documented out-of-pocket expenses of the Company and its affiliates incurred in connection with the merger agreement and the transactions contemplated thereby.

In the event of termination of the merger agreement by either the Company or Sedgwick CMS, the merger agreement will become void and have no effect, without any liability (other than obligations related to the termination fee, termination expenses and the Company’s expenses) on the part of Sedgwick CMS, Merger Corp. or the Company; provided that certain limited sections of the merger agreement will survive termination, including, among other things, the obligations to pay the termination fee, termination expenses and the Company’s expenses. In the event the merger agreement terminates, the voting agreement will also terminate.

Amendment and Waiver

The merger agreement may be amended by each of the parties, by action taken or authorized, in the case of Sedgwick CMS, by its board of directors, in the case of Merger Corp., by its board of directors, and in the case of the Company, by our Board of Directors, at any time before or after the receipt of Company stockholder approval, but, after any such approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s stockholders without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of the Sedgwick CMS, Merger Corp. and the Company.

At any time prior to the effective time of the merger, whether before or after the special meeting of stockholders, Sedgwick CMS (on behalf of itself and Merger Corp.) may extend the time for the performance of any of the covenants, obligations or other acts of the Company or waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of the Sedgwick CMS (on behalf of itself and Merger Corp.) to any such extension or waiver will be valid only if such agreement is set forth in an instrument in writing signed on behalf of Sedgwick CMS by its duly authorized officer. At any time prior to the effective time of the merger, whether before or after the special meeting, the Company may extend the time for the performance of any of the covenants, obligations or other acts of Sedgwick CMS or Merger Corp. or waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of Sedgwick CMS or Merger Corp., or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such agreement is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

OTHER AGREEMENTS ENTERED INTO IN CONNECTION
WITH THE MERGER AGREEMENT

WC Stock Purchase Agreement

In order to enable Sedgwick CMS to acquire 100% of the remaining principal subsidiaries of the Company, we have entered into a stock purchase agreement, dated as of June 12, 2006, among us, WC and the WC minority holders. Pursuant to the WC stock purchase agreement, we will acquire all of the outstanding WC shares and options not currently owned by us for an aggregate purchase price of approximately $24.3 million, subject to certain adjustments, less a certain portion that will be placed into escrow in accordance with the indemnification agreement. The aggregate purchase price was the result of arm’s-length negotiations between the Company and the WC minority holders and was calculated primarily based on the percentage of the equity value of the Company attributable to the CompManagement business, with certain adjustments to reflect the costs and expenses arising out of our being a public company, including preparing this proxy statement and holding the special meeting of stockholders. It is a condition to the closing of the merger that we acquire such WC shares and options immediately prior to completing the merger (provided that such condition may be waived, in whole or in part, by Sedgwick CMS). See Footnote 1 to “The Merger Agreement—Merger Consideration—Calculation of $16.46 Figure in the Merger Agreement—Calculation of Aggregate Equity Value Payable to the Company’s Stockholders” on page 61.

The WC stock purchase agreement includes representations and warranties from the WC minority holders involving: (i) their power and authority to enter into and perform their obligations under the WC stock purchase agreement and to complete the transactions contemplated by the WC stock purchase agreement; (ii) governmental and third-party conflicts and consents; (iii) ownership of WC shares and options; (iv) access to information concerning WC; (v) investment experience; and (vi) brokers’ fees. The WC stock purchase agreement includes representations and warranties from us and WC involving: (A) organization; (B) our power and authority to enter into and perform obligations under the WC stock purchase agreement and to complete the transactions contemplated by the WC stock purchase agreement; (C) governmental and third-party conflicts and consents; and (D) brokers’ fees.

Under the WC stock purchase agreement, each holder of WC shares and options has agreed not to transfer, assign or pledge such shares or options prior to the closing of the merger. Additionally, the WC stock purchase agreement amends the WC options to prohibit exercise of those options prior to the termination of the WC stock purchase agreement. Furthermore, under the WC stock purchase agreement, that certain stockholders’ agreement, dated as of December 21, 2000, by and among HP Acquisition Corp., WC, the Company and Robert J. Bossart, Randy E. Jones, Richard T. Kurth, Paul A. Miller, Daniel R. Sullivan, Jonathan R. Wagner and each other person who has joined such agreement as a “management holder”, as amended, will be terminated at the closing of the sale of the WC shares and options under the WC stock purchase agreement without payment or liability.

Pursuant to the WC stock purchase agreement, until the third anniversary of the closing of the merger Jonathan R. Wagner, Richard T. Kurth, Daniel R. Sullivan and Randy E. Jones (each of whom is a WC minority holder) have, and until the second anniversary of the closing of the merger Paul Collins (a WC minority holder) has, agreed to certain non-solicitation and non-competition restrictions. As consideration for entering into these non-solicitation and non-competition restrictions, the above-mentioned management employees of WC are entitled, in lieu of receiving stay pay bonuses, to an aggregate of approximately $933,000 upon the closing of the Company’s purchase of the WC shares and options under the WC stock purchase agreement. As additional consideration for entering into these non-solicitation and non-competition restrictions, WC has amended the employment agreements of Jonathan R. Wagner, Richard T. Kurth, Daniel R. Sullivan, Randy E. Jones and Paul Collins to extend the terms of such agreements to December 31, 2008 and to grant each such person a right to resign (with or without good reason) during the one-year period following the closing of the merger and, in such instance, receive severance for a one-year period. Such amendments will not be effective until (and are subject to) the closing of the WC stock purchase agreement.

The WC stock purchase agreement includes a release from each WC minority holder of all claims he or she may have against us, WC and Sedgwick CMS, and each of their respective affiliates and representatives, arising out of such person’s role as a stockholder or optionholder of WC. In addition, the WC stock purchase agreement provides customary indemnities from the WC minority holders in favor of us and from the Company in favor of the WC minority holders with respect to certain matters arising out of the WC stock purchase agreement. Furthermore, pursuant to the WC minority purchase agreement, the WC stockholders and optionholders will be reimbursed for certain of their financial advisors’ and attorneys’ fees. The WC stock purchase agreement will terminate in the event that the merger agreement is terminated.

Voting Agreement

In connection with the execution of the merger agreement, Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., with respect to an aggregate of 128 shares of Common Stock and 5,916,504 shares of Class A Common Stock (consisting of 5,876,504 shares of Class A Common Stock owned by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer as of June 12, 2006 and 40,000 shares of Class A Common Stock that were acquired by Brian D. Fitzgerald as a result of the exercise of options to purchase 40,000 shares of Class A Common Stock on June 13, 2006) and any additional shares of Common Stock and Class A Common Stock acquired by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer of record or otherwise owned after June 12, 2006 (the “Subject Shares”).

Under the voting agreement, each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed that, until the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms, at any meeting of the stockholders of the Company, however called, or in connection with any action by written consent of the stockholders of the Company, such stockholder shall vote (or cause to be voted) or act by written consent with respect to its Subject Shares (i) in favor of adoption of the merger agreement, and any actions in furtherance thereof requiring a vote of our stockholders, (ii) against any action, proposal, transaction or agreement that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company contained in the merger agreement or that is reasonably likely to result in any of the conditions to Sedgwick CMS’s or Merger Corp.’s obligations under the merger agreement not being fulfilled, (iii) except as otherwise agreed to in writing in advance by Sedgwick CMS, against (A) any competing proposal for the acquisition of the Company, (B) any reorganization, recapitalization, dissolution or liquidation of the Company, (C) any change to our present capitalization, any amendment to our certificate of incorporation or by-laws other than in connection with the transactions contemplated by the merger agreement, or any other material change to our corporate structure or business and (D) any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement and (iv) in favor of any matter reasonably necessary for completion of the transactions contemplated by the merger agreement, and in connection therewith, to execute any documents that are reasonably necessary or appropriate in order to effectuate the foregoing, including granting to Sedgwick CMS the ability of Sedgwick CMS or its nominees to vote the Subject Shares directly.

Under the voting agreement, each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer grants to Sedgwick CMS and any designee of Sedgwick CMS an irrevocable proxy (during the term of the voting agreement) to vote such stockholder’s Subject Shares as described above. Each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer further agrees to revoke any proxy previously granted by such stockholder with respect to its Subject Shares and to not enter into any other proxy in relation thereto.

Prior to the termination date, without the prior consent of Sedgwick CMS, Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will not directly or indirectly, nor will FGS, Inc. or CP Acquisition authorize or permit any of their respective directors, officers, employees, counsel, accountants and other agents, advisors and representatives to, directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, proposals or offers from any person that constitute, or would reasonably be expected to lead to, a competing proposal for the acquisition of the Company, (b) participate in any discussions or negotiations (including by way of furnishing information) regarding any such inquiry, proposal, offer or competing proposal for the acquisition of the Company or (c) cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing.

Except as contemplated by the voting agreement, each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer agrees, during the term of the voting agreement, not to (a) sell, transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of, including by gift, or enter into any agreement, option or other arrangement with respect to, or consent to a transfer of, any or all of the Subject Shares, or any interest in any of the foregoing, except to Sedgwick CMS, (b) deposit any of the Subject Shares into a voting trust or enter into any voting agreement or similar agreement or arrangement with respect to any of the Subject Shares, or any interest in any of the foregoing, except to Sedgwick CMS or in accordance with the voting agreement or (c) take any other action that is intended, or could reasonably be expected, to restrict, limit or interfere with such stockholder’s ability to perform its obligations under the voting agreement or the transactions contemplated thereby.

Indemnification Agreement and Escrow Requirements

Sedgwick CMS requested that a portion of the merger consideration and a portion of the purchase price payable under the WC stock purchase agreement be placed into escrow to satisfy potential indemnification obligations with respect to certain matters in connection with the formal sale process, including the calculation of the taxes related to the sale of Primrose. In order to make us more attractive to Sedgwick CMS, and in an effort to increase the merger consideration payable to all of our stockholders, our majority stockholder and each of the directors and certain of the executive officers of the Company and certain other persons agreed to provide Sedgwick CMS with such indemnification.

CP Acquisition, Brian D. Fitzgerald, FGS, Inc., each of the Company’s directors, William R. Schlueter and Stephen Brown and the WC minority holders entered into an indemnification agreement, dated as of June 12, 2006, pursuant to which such parties have agreed to provide Sedgwick CMS with indemnification with respect to certain matters in connection with the formal sale process. More specifically, after the closing of the merger, the parties providing indemnification will indemnify and defend Sedgwick CMS, the Company and their respective affiliates (the “indemnitees”) against, and will hold the indemnitees harmless from, any losses resulting from, arising out of, imposed upon or incurred, sustained or suffered by the indemnitees in connection with, or otherwise with respect to:

•       any breach by us of any representation, warranty, covenant or agreement contained in the merger agreement (without regard and without giving effect to any “materiality”, “material adverse effect” or similar qualification contained in any such representation or warranty);

•       losses (other than costs relating to any remediation or compliance programs), arising in connection with any suit, proceeding, investigation or other action alleging the unauthorized practice of law as the result of any conduct occurring prior to the closing of the merger (other than the matter captioned Cleveland Bar Assoc. v. CompManagement, before the Board on the Unauthorized Practice of Law of the Supreme Court of Ohio);

•       losses arising out of the matter captioned Cleveland Bar Assoc. v. CompManagement, before the Board on the Unauthorized Practice of Law of the Supreme Court of Ohio (other than losses relating to any remediation or compliance programs and losses arising out of the defense of such matter to the extent such losses are less than $132,000 per year);

•       Primrose-related losses (including losses arising out of the sale of Primrose, other than taxes relating to such sale (except for the taxes set forth below in the last bullet point of this section));

•       the amount, if any, by which the final adjustment amount is a positive number (such final adjustment amount will be positive if (i) the amount of bank debt at the closing of the merger is greater than $28,500,000 or (ii) the actual special meeting expenses are at least $75,000 greater than the revised estimate of special meeting expenses that was used in the calculation of the adjustments to the merger consideration); and

•       the amount, if any, by which the actual taxes arising out of the sale of Primrose are greater than the estimated taxes arising out of such sale.

In addition, subject to certain limitations, after the closing of the merger, the parties providing indemnification will indemnify and defend the indemnitees against, and will hold the indemnitees harmless from:

•       any and all taxes (other than taxes included on originally filed tax returns) imposed or due with respect to the Company or its subsidiaries for any tax period ending on or before the closing date of the merger and the portion of any straddle period ending on the closing date of the merger;

•       any and all taxes imposed on Sedgwick CMS or us as a result of a determination by a taxing authority that the merger constituted the disposition of a U.S. Real Property Interest;

•       any and all taxes imposed by a taxing authority on the Company or its subsidiaries by reason of the application of Section 1.1502-6 of the Treasury Regulations or any similar foreign, state or local law, by reason of an affiliation existing on or before the closing date of the merger;

•       any excess loss account triggered into income under Section 1.1502-19 of the Treasury Regulations and any deferred amounts triggered into income under Section 1.1502-13 of the Treasury Regulations, in either case resulting from the transactions contemplated by that certain stock purchase agreement, dated as of February 10, 2006, among PHC Acquisition, Inc., Primrose, the Company, Jo Kirchner, Robert Benowitz, Derek Fuller, Jim Steger and Lee Scott; and

•       all reasonable fees and costs (including reasonable outside professional fees and costs) incurred in contesting or otherwise incurred in connection with any tax matters covered by this indemnity (other than internal costs incurred by the indemnitee in the ordinary course of its business).

The parties providing indemnification will not, however, be liable for any losses, taxes or other amounts until the total amount of such losses, taxes or other amounts exceeds $2,000,000, and then only to the extent that such losses, taxes or other amounts exceed such amount; provided, that certain claims for indemnification may be subject to additional deductibles (e.g., if the final adjustment amount is a negative number, the $2,000,000 deductible will increase by the absolute value of such amount) and certain claims (including claims with respect to taxes) are not subject to the $2,000,000 basket.

The parties providing indemnification will not be obligated to indemnify the indemnitees with respect to (i) any covenant or condition expressly waived by Sedgwick CMS in writing on or prior to the closing of the merger or (ii) any indirect, special, incidental, consequential or punitive damages (except to the extent any of the foregoing damages are included in an award to a third party). In addition, the indemnitees are required to use commercially reasonable efforts to minimize losses; provided, that in certain circumstances, the indemnitees may be entitled to be indemnified for costs of mitigation. The indemnitees are required to use commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies or from any other person alleged to be responsible for any losses or taxes, and the amount of losses or taxes, payable under indemnity will be reduced by any and all such amounts recovered by the indemnitee and increased by any reasonable costs of the indemnitee in pursuing and collecting on any such recovery. Furthermore, the amount of losses or taxes incurred by the indemnitee will be reduced to take account of any net tax benefit actually realized by the indemnitee arising from the incurrence or payment of any such indemnified amount, and any amount of losses or taxes incurred by an indemnitee will be increased to take account of any net tax cost actually incurred by the indemnitee arising from receipt or accrual of such amount. Sedgwick CMS’s knowledge of any breach prior to closing will not impact the indemnitees’ ability to recover for such breach.

As security for such indemnification obligations, the parties providing indemnification agreed to have approximately $13 million (approximately $1.76 per share of our Common Stock or Class A Common Stock) otherwise payable to the parties providing indemnification placed into escrow at the time such transactions are closed. All rights to indemnification will survive until the 12 month anniversary of the closing of the merger. Except for certain limited circumstances, the indemnification obligations of the parties providing indemnification are limited to the amounts in escrow.

Capital Partners will serve as the representative of the parties providing indemnification for purposes of the indemnification agreement and will have the power to act solely and exclusively on behalf of, and in the name of, the parties providing indemnification with the full power, without the consent of such party providing indemnification, to exercise the powers which such party providing indemnification could exercise under the indemnification agreement. Notwithstanding the foregoing, Capital Partners has agreed to consult with Jonathan R. Wagner and Richard T. Kurth prior to taking any material action under the indemnification agreement. Capital Partners is entitled to reimbursement from the parties providing indemnification for out-of-pocket costs and expenses, and to indemnification for any losses, incurred in connection with its service as representative.

Our public stockholders will not be subject to any such indemnification obligations, and none of the merger consideration payable to our public stockholders will be placed into escrow. Furthermore, in the event that no indemnification claims are made and the full amount of the escrow is returned to the parties providing indemnification, the total consideration to be provided to such parties in respect of their Company shares will not exceed the $16.46 per share (other than any interest on the escrow that is provided by the escrow agent to such parties) payable to our public stockholders.

MARKET PRICES OF THE COMPANY’S CLASS A COMMON STOCK

Our Class A Common Stock is listed on the American Stock Exchange under the trading symbol “SCC.” If the merger is completed, when taken together with the $9.04 per share special cash dividend that we paid on June 28, 2006, our formal sale process will have resulted in our stockholders receiving a total of $25.50 for each share of Common Stock and Class A Common Stock. The following table sets forth the high and low closing sales prices per share of our Class A Common Stock on the American Stock Exchange for the periods indicated:

	Class A Common Stock
	High	Low
Fiscal Year Ending December 31, 2003:
1st Quarter	$8.40	$6.25
2nd Quarter	$9.15	$6.50
3rd Quarter	$9.88	$6.70
4th Quarter	$7.14	$6.00
Fiscal Year Ended December 31, 2004:
1st Quarter	$7.97	$6.35
2nd Quarter	$7.49	$6.69
3rd Quarter	$10.30	$6.90
4th Quarter	$10.90	$9.56
Fiscal Year Ended December 31, 2005:
1st Quarter	$10.25	$8.35
2nd Quarter	$15.00	$9.48
3rd Quarter	$15.00	$12.81
4th Quarter	$15.00	$14.05
Fiscal Year Ended December 31, 2006:
1st Quarter	$17.75	$14.50
2nd Quarter	$31.60	$16.17
3rd Quarter (through August 10, 2006)	$16.80	$15.99

The closing sale price of our Class A Common Stock on the American Stock Exchange on January 14, 2004, the last trading day before we announced the formation of the Special Committee, was $7.30 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on

July 13, 2004, the last trading day before we announced the $9.00 offer by our majority stockholder to buy all of the outstanding capital stock of the Company not owned by the majority stockholder, was $8.25 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on June 6, 2005, the last trading day before we announced the switch to the formal sale process and the retention of UBS, was $9.98 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on December 22, 2005, the last trading day before we entered into the MAS providing for the Capital Partners incentive sales bonus, was $14.29 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on February 10, 2006, the last trading day before we announced the execution of the Primrose stock purchase agreement, was $15.31 per share. The closing sale price of our Class A Common Stock on the American Stock Exchange on May 30, 2006, the last trading day before we announced the $9.04 special cash dividend, was $22.00 per share (which included the right to the $9.04 special cash dividend). The closing sale price of our Class A Common Stock on the American Stock Exchange on June 12, 2006, the last trading day before we announced the execution of the merger agreement, was $26.76 per share (which included the right to the $9.04 special cash dividend). The closing sale price of our Class A Common Stock on the American Stock Exchange on August 10, 2006, the last trading day before this proxy statement was first given or sent, was $16.31 per share. You are encouraged to obtain current market quotations for the Company’s Class A Common Stock in connection with voting your shares.

Beginning on May 31, 2006, the sale price of our Class A Common Stock on the American Stock Exchange steadily increased, reaching a high closing sale price of $31.60 per share (which included the right to the $9.04 special cash dividend) on June 8, 2006, based on a trading volume of 10,300 shares. The Board of Directors was aware of this increase and considered such increase, among other matters, in approving the merger agreement and the merger.

On May 31, 2006, in an effort to provide our stockholders with some liquidity while the Company continued to pursue the sale of the balance of the Company, the Company announced that the Board of Directors had declared a special cash dividend of $9.04 per share of Common Stock and Class A Common Stock.  The $9.04 special cash dividend was paid on June 28, 2006 to stockholders of record at the close of business on June 14, 2006.  The special cash dividend was paid principally from the net after-tax proceeds of the Company’s sale of its 91.52% (on a fully diluted basis) interest in Primrose, which closed on March 31, 2006.

APPRAISAL RIGHTS

Under the DGCL, you have the statutory right to demand appraisal of your shares and thereby to receive payment in cash for the fair value of your Common Stock and Class A Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the Court, in lieu of the $16.46 cash merger consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures you are required to follow in order to perfect appraisal rights. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL (which are described below) may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with the notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of

Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to the Company a written demand for appraisal of your shares before the stockholders vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against, abstaining or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demand for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock and Class A Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Security Capital Corporation, Attention: Chief Financial Officer, Eight Greenwich Office Park, Third Floor, Greenwich, Connecticut 06831, and must be delivered before the vote on the merger agreement is taken at the special meeting. All demands should be executed by, or on behalf of, the record holder of the shares and must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock or Class A Common Stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made by or for the fiduciary; if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner.

If you hold your shares of Common Stock or Class A Common Stock in a brokerage account, with a bank or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his, her or its shares of Common Stock or Class A Common Stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement within 10 days after receiving the written request for it or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, a copy of the petition must be served upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After such notice to dissenting stockholders who demanded appraisal of their shares as may be required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Common Stock and Class A Common Stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of that value, with interest accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive it, upon the stockholders’ surrendering the certificates representing those shares.

In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP Inc., the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed by the Delaware Court of Chancery upon the surviving corporation and the stockholders participating in the appraisal proceeding as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness’ fees. Each dissenting stockholder is responsible for his, her or its own attorneys’ and expert witness’ fees, although upon the application of a dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock or Class A Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding may be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue their statutory appraisal rights are encouraged to consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth information with respect to the beneficial ownership, as of August 10, 2006, of shares of each class of voting securities of the Company by the only persons known to the Company to have beneficial ownership of more than 5% of such class, by each director of the Company, by each named executive officer of the Company and by the directors and executive officers of the Company as a group. Except as otherwise indicated, each person is believed to exercise sole voting and dispositive power over the shares reported.

	Common Stock			Class A Common Stock			Percentage of Total
Name and Address of Beneficial Owner	Currently Owned		Percentage of Class	Currently Owned		Percentage of Class	Common Equity
Brian D. Fitzgerald Eight Greenwich Office Park, Third Floor Greenwich, CT 06831(1)(2)(3)	128	*	33.7%*	5,777,306	*	78.5%*	78.5%*
Capital Partners Eight Greenwich Office Park, Third Floor Greenwich, CT 06831(1)(2)(3)	128		33.7%	4,983,361		67.7%	67.7%
A. George Gebauer(1)(2)(3)	—		—	139,198		1.9%	1.9%
William R. Schlueter(1)	—		—	70,000		1.0%	1.0%
Richard W. O’Connor	—		—	—		—	—
Samuel B. Fortenbaugh III	—		—	24,000		**	**
John H.F. Haskell, Jr.	—		—	25,000		**	**
Edward W. Kelley, Jr.	—		—	34,000		**	**
M. Paul Kelly	—		—	24,000		**	**
Robert M. Williams, Sr.	—		—	24,000		**	**
All Directors and Executive Officers as a Group (9 persons)	128		33.7%	6,117,504		83.1%	83.1%

*                    As more fully described in footnotes (1) and (2) to this table, these share and percentage amounts include the share and percentage amounts indicated as beneficially owned by Capital Partners.

**             Less than one percent.

(1)          For purposes of this table, the following related entities are referred to as “Capital Partners”: (a) Capital Partners, of which Brian D. Fitzgerald is the sole stockholder and director, A. George Gebauer and William R. Schlueter are officers, and Richard W. O’Connor is an employee; (b) FGS, Inc., a Delaware corporation, of which Mr. Fitzgerald is the controlling stockholder, president, treasurer and a director and Mr. Fitzgerald and Mr. Gebauer are executive officers; and (c) CP Acquisition. Capital Partners, FGS, Inc. and FGS Partners, L.P., a Connecticut limited partnership, of which Capital Partners is the general partner, are the general partners of CP Acquisition.

The share amounts in the table attributable to Capital Partners include the 4,455,672 shares of Class A Common Stock owned of record by CP Acquisition and the 128 shares of Common Stock and the 527,689 shares of Class A Common Stock owned of record by FGS, Inc. By virtue of their status as general partners of CP Acquisition, each of Capital Partners, FGS, Inc. and FGS Partners, L.P. may be deemed to own beneficially all of the shares of Class A Common Stock owned of record by CP Acquisition.

(2)          Mr. Fitzgerald may be deemed to own beneficially the 793,945 shares of Class A Common Stock owned of record by him, the 4,455,672 shares of the Class A Common Stock owned of record by CP Acquisition and the 128 shares of Common Stock and the 527,689 shares of Class A Common Stock owned of record by FGS, Inc.

Mr. Fitzgerald has shared authority with Mr. Gebauer to vote and dispose of the FGS, Inc.-owned shares of Common Stock and Class A Common Stock and disclaims beneficial ownership of such FGS, Inc.-owned shares for all other purposes. Mr. Gebauer is also a stockholder, officer and director of FGS, Inc. and an officer of Capital Partners, but he disclaims beneficial ownership of shares of Common Stock and Class A Common Stock owned of record by such corporations for any purpose. The ownership noted above excludes 82,453 shares of Class A Common Stock owned by the Fitzgerald Trust (of which Mr. Fitzgerald’s brother is the trustee and Mr. Fitzgerald’s minor children are sole beneficiaries), as to which beneficial ownership is disclaimed for all purposes.

(3)          In connection with the execution of the merger agreement, Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer entered into a voting agreement, dated as of June 12, 2006, with Sedgwick CMS and Merger Corp., in which each of Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer has agreed, among other things, to (i) vote all of their shares of Common Stock and Class A Common Stock in favor of the adoption of the merger agreement, (ii) grant an irrevocable proxy to Sedgwick CMS with respect to all such shares, (iii) not transfer any such shares or any interest in such shares, except to Sedgwick CMS, and (iv) not solicit or participate in any competing proposals for the acquisition of the Company. Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer are the owners of record and have voting control over an aggregate of 80.4% of the outstanding shares of capital stock of the Company. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the adoption of the merger agreement. However, if the Board of Directors changes its recommendation in favor of the merger, the adoption of the merger agreement by the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock not held by Brian D. Fitzgerald, FGS, Inc., CP Acquisition and A. George Gebauer will also be required to adopt the merger agreement. The voting agreement will terminate on the first to occur of (a) the closing of the merger or (b) the termination of the merger agreement in accordance with its terms.

STOCKHOLDER PROPOSALS FOR OUR 2006 ANNUAL MEETING

If the merger is completed, we will no longer be a publicly held company, and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings, and we will hold a 2006 annual meeting of stockholders. If we hold a 2006 annual meeting of stockholders, we will disclose the date of the meeting in either a Current Report on Form 8-K or a Quarterly Report on Form 10-Q, and we will provide our stockholders with a reasonable time before we begin to print and mail our proxy materials for our 2006 annual meeting of stockholders so that they have an opportunity to submit proposals for consideration for inclusion in the Proxy Statement and related proxy card for our 2006 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. In order for a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act, such proposal must be received by the Secretary of the Company a reasonable time before we mail our proxy materials for our 2006 annual meeting of stockholders.

OTHER MATTERS

Other Business at the Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy card confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters is presented at the meeting, then your shares will be voted in accordance with any recommendation of the Board of Directors or, in the absence of such recommendation, in the discretion of the proxies named in the enclosed proxy card.

Where You Can Find Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, DC 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 11, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER,

dated as of June 12, 2006,

among

SEDGWICK CMS HOLDINGS, INC.,

GOSC MERGER CORP.

and

SECURITY CAPITAL CORPORATION

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2006 (this “Agreement”), among SEDGWICK CMS HOLDINGS, INC., a Delaware corporation (the “Buyer”), GOSC MERGER CORP., a Delaware corporation (“Merger Sub”), and SECURITY CAPITAL CORPORATION, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (a majority of which are independent directors) (the “Company Board”) has unanimously (a) determined that the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), is fair to and in the best interests of the Company Stockholders and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the respective Boards of Directors of the Buyer and Merger Sub have (a) determined that the Merger is fair to and in the best interests of their respective stockholders and (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, immediately following execution of this Agreement by the parties hereto, this Agreement will be submitted to the Buyer, as the sole stockholder of Merger Sub, and the Buyer, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the transactions contemplated by this Agreement by unanimous written consent in lieu of a meeting in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation and bylaws of Merger Sub; and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Company and the other holders of WC Holdings’ common stock and options (such holders, the “WC Minority Holders”) are entering into a stock purchase agreement (as in effect on the date hereof, the “WC Minority Purchase Agreement”), pursuant to which, immediately prior to the Closing, the Company will purchase (or WC Holdings will repurchase) all of the shares of WC Holdings common stock and options to acquire such shares held by the WC Minority Holders; and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Buyer and the Majority Stockholders are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed, subject to the terms thereof, to vote all of their respective Company Shares in favor of the adoption of this Agreement; and

WHEREAS, as a condition and inducement to the Buyer and Merger Sub entering into this Agreement, (i) concurrently with the execution and delivery of this Agreement, the Buyer and the Indemnifying Parties are entering into an indemnification agreement (the “Indemnification Agreement”), pursuant to which, among other things, the Indemnifying Parties have agreed, subject to the terms thereof, to provide the Buyer with certain limited indemnification rights and (ii) at the Closing, the Buyer and the Indemnifying Parties will enter into an escrow agreement in the form of Exhibit C to the Indemnification Agreement (the “Escrow Agreement”), pursuant to which a portion of the Merger Consideration payable to the Indemnifying Persons and a portion of the consideration payable to the WC Minority Holders under the WC Minority Purchase Agreement will be placed into an escrow account, which escrow account will serve as the Buyer’s and Merger Sub’s sole source for recovery following the Closing for any losses pursuant to the Indemnification Agreement (except for claims of, or causes of action arising from, fraud).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

SECTION 1.1   Certain Definitions.

(a)    When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Acquisition Agreement” has the meaning set forth in Section 6.9(c).

“Action” means any litigation, claim, action, suit, inquiry, hearing, proceeding or investigation.

“Adjustment Certificate” has the meaning set forth in Section 6.18.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise. Notwithstanding the foregoing, the parties agree that Persons in which Capital Partners Inc. or its Affiliates (including any investment fund managed by Capital Partners Inc. or its Affiliates) have made investments or purchased or Persons who are limited partners of any investment fund managed by Capital Partners Inc. or any of its Affiliates shall not be deemed to be Affiliates of the Company or any of its Subsidiaries solely by reason of such investment, purchase or equity ownership.

“Aggregate Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Special Meeting Expenses Adjustment Amount plus (b) the Debt Adjustment Amount.

“Agreement” has the meaning set forth in the preamble.

“Applicable Period” has the meaning set forth in Section 6.9(b).

“Benefit Plan” means any employee benefit plan, scheme, program, policy, arrangement, agreement or contract (including any “employee benefit plan” as defined in ERISA Section 3(3), and any deferred compensation, fringe benefit, stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA), in each case that is sponsored, maintained or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate (other than Capital Partners, Inc.) and under which any present or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has any current or contingent right to payments or benefits or under which the Company or any of its Subsidiaries has, or would reasonably be expected to have, any current or contingent Liability (including any current or contingent Liability with respect to any employee benefit plan maintained by an ERISA Affiliate (other than Capital Partners, Inc.)).

“Board Recommendation” has the meaning set forth in Section 4.4(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.15.

“Capital Partners Advisory Services Agreement” has the meaning set forth in Section 6.16(b).

“Capital Partners Fees” has the meaning set forth in Section 6.16(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(c)(ii).

“Change in Recommendation” has the meaning set forth in Section 6.9(c).

“Class A Certificates” has the meaning set forth in Section 3.1(c)(i).

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class A Preferred Stock” means the Class A Preferred Stock, par value $0.01 per share, of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Condition Change” has the meaning set forth in Section 6.8(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payments” has the meaning set forth in Section 6.19(e).

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Common Stock Certificates” has the meaning set forth in Section 3.1(c)(ii).

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company 401(k) Plan” has the meaning set forth in Section 6.15.

“Company Expenses” has the meaning set forth in Section 8.2(d).

“Company-Leased Real Property” has the meaning set forth in Section 4.12(b).

“Company Legal Fees” means an amount equal to (a) all fees and expenses payable by the Company and its Subsidiaries to their respective legal counsel (including Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A.) with respect to the period from January 1, 2006 through and including May 31, 2006 in connection with the transactions contemplated by this Agreement, including the sale process, the drafting, negotiation and execution of this Agreement, the WC Minority Purchase Agreement, the Voting Agreement, the Indemnification Agreement and the Escrow Agreement (all fees and expenses payable by the Company and its Subsidiaries to their respective legal counsel with respect to any period prior to January 1, 2006 in connection with the transactions contemplated by this Agreement being previously paid in full) plus (b) all amounts payable by the Company pursuant to second sentence of Section 7.14 of the WC Minority Purchase Agreement. For the purposes of clarity, the parties acknowledge that the Company Legal Fees shall not include any fees and expenses paid by the Company or the Primrose Companies to their respective legal counsel prior to the date hereof in connection with the transactions contemplated by the Primrose Agreement, which fees and expenses have been previously paid in full and resulted in a reduction in the purchase price payable under the Primrose Agreement.

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.13(b).

“Company Shares” means the Class A Common Stock and the Common Stock, collectively.

“Company Stockholders” means the stockholders of the Company.

“Company Stock Options” has the meaning set forth in Section 4.3(b).

“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.

“Credit Agreement” means that certain Second Amended and Restated Loan Agreement, dated March 31, 2005, by and between WC Holdings, CompManagement, Inc., CompManagement Health Systems, Inc., CompManagement Integrated Disability Services, Inc., CMI Management Company, CompManagement of Virginia, Inc., CompManagement Disability Services Company, CMI Barron Risk Management Services, Inc., KRAMMCO, Inc., Integrated Claim Strategies, Inc., Octagon Risk Services, Inc., Managed Care Holdings Corporation, Caronia Corporation and JPMorgan Chase Bank, N.A., as amended prior to the date hereof.

“Debt Adjustment Amount” means an amount (which shall be equal to zero or negative) equal to (a) $28,500,000 minus (b) the Target Date Debt Amount.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“DOJ” has the meaning set forth in Section 6.3(a).

“Drop Dead Date” has the meaning set forth in Section 8.1(c).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, as well as all applicable, final and binding judicial and administrative orders in effect as of the Closing Date, relating to pollution or protection of the environment, including, but not limited to, such statutes, regulations, ordinances and similar provisions relating to pollution or protection of the environment with respect to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who is a member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, a member of a group of trades or businesses (whether or not incorporated) under “common control” within the meaning of Section 414(c) of the Code that includes the Company or any Affiliate thereof or is considered to be a single employer with the Company or any Affiliate thereof within the meaning of Section 414(m) and/or Section 414(o) of the Code, or any predecessor of any of the foregoing.

“Escrow Agreement” has the meaning set forth in the recitals.

“Estimated Special Meeting Expenses” means $1,090,650, which amount represents the Company’s estimate of the Special Meeting Expenses.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Class A Shares” has the meaning set forth in Section 3.1(b)(i).

“Excluded Common Shares” has the meaning set forth in Section 3.1(b)(ii).

“Expenses” has the meaning set forth in Section 9.11.

“Fairness Opinions” has the meaning set forth in Section 4.4(c).

“Financial Advisors” has the meaning set forth in Section 4.4(c).

“Financing” has the meaning set forth in Section 5.4.

“FTC” has the meaning set forth in Section 6.3(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hill Street Capital Fees” means an amount equal to the aggregate amount payable by the Company to Hill Street Capital LLC (and its legal counsel) under the Hill Street Capital Engagement Letter in connection with the consummation of the transactions contemplated by this Agreement (regardless of whether such amounts have been paid by the Company prior to the Closing). For the purposes of clarity, the parties acknowledge that the Hill Street Capital Fees shall not include any fees and expenses paid by the Company or the Primrose Companies to Hill Street Capital LLC prior to the date hereof in connection with the transactions contemplated by the Primrose Agreement, which payment resulted in a reduction in the purchase price payable under the Primrose Agreement.

“Hill Street Capital Engagement Letter” means that certain Engagement Letter, dated January 4, 2006, between the Company and Hill Street Capital LLC, as amended prior to the date hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnification Agreement” has the meaning set forth in the recitals.

“Indemnifying Parties” means CP Acquisition, L.P., No. 1, FGS, Inc., Brian D. Fitzgerald, A. George Gebauer, Samuel B. Fortenbaugh III, John H. F. Haskell, Jr., Edward W. Kelley, Jr., M. Paul Kelly, Robert M. Williams, Sr., William R. Schlueter, Stephen Brown and the WC Minority Holders.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the following persons: Brian D. Fitzgerald, William R. Schlueter, Stephen Brown, Kevin Lowry, Richard O’Connor, Richard T. Kurth and Jonathan R. Wagner, in each case after reasonable inquiry of the appropriate directors, officers and employees of the Company and its Subsidiaries.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Mailing Date” means the earlier of (i) the date that the definitive Proxy Statement is filed with the SEC and (ii) the date that the definitive Proxy Statement is mailed to the Company Stockholders.

“Majority Stockholders” means CP Acquisition, L.P. No. 1, FGS, Inc., Brian D. Fitzgerald and A. George Gebauer, collectively.

“Material Adverse Effect” means any material adverse effect on or change in the assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such effect or change, directly or indirectly, (a) resulting from general political, economic, financial, capital market or industry-wide conditions that do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of Persons engaged in the same businesses as the Company, (b) resulting from regulatory changes or changes in Law, in any jurisdiction other than the State of Ohio, or changes in GAAP that do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole, as compared to the majority of Persons engaged in the same businesses as the Company, (c) resulting from any acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof, (d) primarily attributable to the announcement or other public disclosure of this Agreement, the transactions contemplated hereby or the identity of the Buyer (including any termination of, reduction in or similar negative impact on relationships with any customers or suppliers of the Company and its Subsidiaries primarily attributable to the announcement or performance of this Agreement or the identity of the Buyer) or (e) any breach by the Buyer or Merger Sub of this Agreement.

“Material Contract” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(c)(i).

“Merger Sub” has the meaning set forth in the preamble.

“Notice of Change” has the meaning set forth in Section 6.8(a).

“Notice of Superior Proposal” has the meaning set forth in Section 6.9(c).

“Option Plans” has the meaning set forth in Section 4.3(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Other Contract” means each Contract entered into or amended after the date hereof that would have been required to be listed on Section 4.15(a) of the Disclosure Schedule if such Contract had been in effect as of the date hereof.

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Payment Fund” has the meaning set forth in Section 3.4(a).

“Permit” means any authorization, approval, consent, grant, easement, variance, exception, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due or that are being contested in good faith, (c) Liens which do not materially interfere with the present or proposed use of or materially detract from the value of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer or Merger Sub and (g) Liens set forth on Section 1.1 of the Disclosure Schedule.

“Per Share Adjustment Amount” means an amount (which may be positive or negative), rounded to the nearest penny, equal to (a) (i) the Aggregate Adjustment Amount minus (ii) the WC Adjustment Amount divided by (b) 7,358,477; provided that if the Per Share Adjustment Amount is between $0.01 and negative $0.01, the Per Share Adjustment Amount shall be deemed to equal zero.

“Per Share WC Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Debt Adjustment Amount divided by (b) 14,947.405.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Policies” has the meaning set forth in Section 4.20.

“Post-Closing Period” means, with respect to the Company and any of its Subsidiaries, any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Signing Change” has the meaning set forth in Section 6.8(a).

“Preferred Shares” means the Class A Preferred Stock and the Preferred Stock, collectively.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Primrose” means Primrose Holdings, Inc., a Delaware corporation.

“Primrose Agreement” means that certain Stock Purchase Agreement, dated as of February 10, 2006, among PHC Acquisition, Inc., Primrose, the Company, Jo Kirchner, Robert Benowitz, Derek Fuller, Jim Steger and Lee Scott.

“Primrose Companies” means, collectively, Primrose and its Subsidiaries.

“Primrose Dividend” means the payment by the Company of a dividend to the Company Stockholders in an amount equal to $9.04 per Company Share. The parties acknowledge that the aggregate amount of the Primrose Dividend shall not exceed $66,520,632.80.

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Real Property Leases” has the meaning set forth in Section 4.12(b).

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other agents, advisors and representatives of such Person.

“Revised Estimated Special Meeting Expenses” has the meaning set forth in Section 6.18.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a).

“Securities Act” means the Securities Act of 1933.

“Settlement Agreement” means that certain Settlement Agreement and Release, dated as of March 9, 2006, by and among Paul A. Miller, Robert J. Bossart, CompManagement, Inc.,

CMI Management Company, CompManagement Health Systems, Inc., CompManagement Integrated Disability Services, Inc., WC Holdings and the Company.

“Settlement Payments” means the aggregate payments owed or payable in the future by the Company under the Settlement Agreement.

“Special Meeting” has the meaning set forth in Section 6.1(a).

“Special Meeting Expenses” means all fees and expenses payable by the Company and its Subsidiaries in connection with drafting, filing and mailing the Proxy Statement and holding the Special Meeting including (i) legal expenses of Hill Street Capital LLC in connection with the preparation of Hill Street Capital LLC’s Fairness Opinion, (ii) all fees and expenses payable by the Company and its Subsidiaries to their respective legal counsel (including Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A.) with respect to the period from June 1, 2006 through and including the Closing Date or pursuant to second sentence of Section 7.14 of the WC Minority Purchase Agreement with respect to the period from June 1, 2006 through and including the Closing Date, (iii) all fees and expenses payable by the Company and its Subsidiaries to their independent accountants or financial advisors in connection with preparing the Proxy Statement and (iv) all filing fees payable to the SEC in connection with the Proxy Statement.

“Special Meeting Expenses Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Estimated Special Meeting Expenses minus (b) the Revised Estimated Special Meeting Expenses.

“Specified Conditions” has the meaning set forth in Section 8.1(c).

“Stay Pay Agreements” means the agreements listed in item 20 of Section 4.17(a) of the Disclosure Schedule, as such agreements have been amended in May 2006.

“Stay Pay Bonuses” means the stay pay bonuses owed or payable in the future by the Company under the Stay Pay Agreements.

“Stockholder Approval” has the meaning set forth in Section 7.1(e).

“Stockholder Vote” means the vote taken at the Special Meeting (or at any adjournment thereof) to obtain the Stockholder Approval.

“Straddle Period” means, with respect to the Company and any of its Subsidiaries, any Tax Period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which as of the date of this Agreement such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Subsidiary Shares” means shares of capital stock of any Subsidiary of the Company.

“Subsidiary Stock Options” has the meaning set forth in Section 4.3(b).

“Superior Proposal” means any unsolicited written bona fide proposal made by a third-party (other than the transactions contemplated by this Agreement) relating to (i) any direct or indirect acquisition, purchase, lease, transfer or other disposition of 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, transfer or other disposition of 50% or more of the combined voting power of the outstanding voting securities of or other equity interests in the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the outstanding voting securities of or other equity interests in the Company or (iv) any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 50% or more of the combined voting power of the parent entity resulting from any such transaction, and, in the case of clauses (i) through (iv), otherwise on terms which the Board determines in its good faith judgment (after consultation with its outside counsel and financial advisor), taking into account legal, financial, Tax, regulatory and other aspects of the proposal deemed appropriate by the Board, (A) to be more favorable from a financial point of view than the Merger to the Company Stockholders (taking into account any amendments to this Agreement proposed by the Buyer and Merger Sub in response to the receipt by the Company of the proposal) and (B) for which financing, to the extent required, is then committed.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Swap Agreement” means that certain Letter Agreement, dated March 1. 2004, between WC Holdings, Inc., CompManagement, Inc., CompManagement Health Systems, Inc., CompManagement Integrated Disability Services, Inc., CMI Management Company, CompManagement of Virginia, Inc., CompManagement Disability Services Company, CMI Barron Risk Management Services, Inc. and Octagon Risk Services, Inc., jointly and severally, and Bank One, N.A.

“Target Date Debt Amount” means the aggregate amount of principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts on all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (including any fees and expenses (if any) to cancel any letters of credit) due and payable by the Company or its Subsidiaries as of the Business Day immediately prior to the date that the Company delivers the Adjustment Certificate to the Buyer; provided in the event that such amount is less than $28,500,000, the Target Date Debt Amount shall be deemed to equal $28,500,000.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, workers’ compensation and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions payable with respect thereto.

“Tax Law” means any law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any Governmental Entity of such jurisdiction charged with interpreting such Laws.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under applicable Tax Laws.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1.

“Termination Expenses” has the meaning set forth in Section 8.2(d).

“Termination Fee” has the meaning set forth in Section 8.2(d).

“Transaction Proposal” means any proposal made by a third-party (other than the transactions contemplated by this Agreement) relating to (i) any direct or indirect acquisition, purchase, lease, transfer or other disposition of 20% or more of the consolidated assets of the Company and its

Subsidiaries, taken as a whole, (ii) any direct or indirect acquisition, purchase, transfer or other disposition of 20% or more of the combined voting power of the outstanding voting securities of or other equity securities in the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding voting securities of or other equity securities in the Company, (iv) any merger, consolidation, business combination, sale of significant assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the parent entity resulting from any such transaction or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to the Buyer of the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“UBS Fees” means an amount equal to all amounts payable by the Company to UBS Securities LLC (and its legal counsel) under the UBS Engagement Letter. For the purposes of clarity, the parties acknowledge that the UBS Fees shall not include any fees and expenses paid by the Company or the Primrose Companies to UBS Securities LLC prior to the date hereof in connection with the transactions contemplated by the Primrose Agreement, which payment resulted in a reduction in the purchase price payable under the Primrose Agreement.

“UBS Engagement Letter” means that certain Engagement Letter, dated June 6, 2005, between the Company and UBS Securities LLC.

“Voting Agreement” has the meaning set forth in the recitals.

“WC Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Per Share WC Adjustment Amount multiplied by (b) 2,439.525.

“WC Audited Financial Statements” has the meaning set forth in Section 4.7(b).

“WC Holdings” means WC Holdings, Inc., a Delaware corporation.

“WC Interim Financial Statements” has the meaning set forth in Section 4.7(c).

“WC Minority Holders” has the meaning set forth in the recitals.

“WC Minority Purchase Agreement” has the meaning set forth in the recitals.

“WC Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of December 21, 2000, by and among HP Acquisition Corp., WC Holdings, the Company and Robert J. Bossart, Randy E. Jones, Richard T. Kurth, Paul A. Miller, Daniel R. Sullivan, Jonathan R. Wagner and each other Person who has joined such agreement as a “management holder”, as amended prior to the date hereof.

“$” means United States dollars.

(b)   For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
THE TRANSACTIONS

SECTION 2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company and (b) the separate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.2   Closing.   The consummation of the Merger (the “Closing”) will take place (a) at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. New York City time, on a date to be specified by the Company and the Buyer which will be no later than three Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

SECTION   2.3   Effective Time.   Subject to the provisions of this Agreement, on or prior to the Closing Date, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as the Buyer and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

SECTION 2.4   Effects of the Merger.   The Merger will have the effects set forth in this Agreement and in Section 259 of the DGCL.

SECTION 2.5   Certificate of Incorporation.   The certificate of incorporation of the Company as the Surviving Corporation will be amended as a result of the Merger, at the Effective Time, to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the certificate of incorporation of the Surviving Corporation will provide that the name of the Surviving Corporation will be Security Capital Corporation, and except that the provisions of the certificate of incorporation of Merger Sub relating to the incorporation of Merger Sub will be omitted.

SECTION 2.6   Bylaws.   The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

SECTION 2.7   Directors.   The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

SECTION 2.8   Officers.   The Persons set forth on Exhibit A will be the initial officers of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

ARTICLE III
EFFECT OF MERGER ON CAPITAL STOCK

SECTION 3.1   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Buyer, Merger Sub or any other Person:

(a)    Conversion of Merger Sub Capital Stock.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)   Cancellation of Excluded Class A Shares and Excluded Common Shares.

(i)   Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (A) that is owned by the Company or any of its wholly-owned subsidiaries or (B) that is owned by the Buyer or Merger Sub (collectively, the “Excluded Class A Shares”) will automatically be canceled, retired and cease to exist without payment of any consideration with respect thereto.

(ii)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (A) that is owned by the Company or any of its wholly-owned subsidiaries or (B) that is owned by the Buyer or Merger Sub (the “Excluded Common Shares”) will automatically be canceled, retired and cease to exist without payment of any consideration with respect thereto.

(c)    Conversion of Company Shares.

(i)   Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Excluded Class A Shares and Excluded Common Shares) will automatically be canceled, retired and cease to exist and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount (such amount, the “Merger Consideration”) in cash, without interest, equal to (A) $16.46 plus (B) the Per Share Adjustment Amount, whereupon such shares of Class A Common Stock will no longer be outstanding, and each holder of a certificate evidencing any such shares (the “Class A Certificates”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Class A Certificates in accordance with Section 3.4.

(ii)   Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Excluded Class A Shares and Excluded Common Shares) will automatically be canceled, retired and cease to exist and will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, whereupon such shares of Common Stock will no longer be outstanding, and each holder of a certificate evidencing any such shares (the “Common Stock

Certificates” and, together with the Class A Certificates, the “Certificates”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Common Stock Certificates in accordance with Section 3.4.

SECTION 3.2   Employee Option Plans.

(a)    The Company will take all actions necessary so that, immediately prior to the Effective Time, all of the Company Stock Options then outstanding will become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each Company Stock Option not theretofore exercised will be canceled. Subject to the following sentence and Section 3.2(b), each holder of a Company Stock Option that is canceled pursuant to the preceding sentence will, in respect of each Company Stock Option, be entitled to receive from the Surviving Corporation a cash payment in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price per share of the Company Shares subject to such Company Stock Option, multiplied by (ii) the number of Company Shares for which such Company Stock Option was exercisable immediately prior to such cancellation; provided, that if the amount set forth in clause (i) above is equal to or less than zero, such Company Stock Options will be canceled without any payment. The foregoing cash payment will be made by the Surviving Corporation upon or as soon as practicable after delivery by such holder of such holder’s written agreement or acknowledgement (in a form reasonably approved by the Buyer) that all Company Stock Options held by such holder have been canceled as a result of the Merger in exchange for such cash payment and that the holder will have no further rights with respect to Company Stock Options.

(b)   The Surviving Corporation will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 3.2 to any holder of Company Stock Options such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding were made by the Surviving Corporation.

SECTION 3.3   Appraisal Rights.

(a)    Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are owned by Company Stockholders who have properly perfected their appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration with respect thereto, unless and until such Company Stockholders fail to perfect or lose their appraisal rights under applicable Law, but, instead, such Company Stockholders will be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such Company Stockholders fail to perfect or withdraw or lose such appraisal rights, each Company Share held by such Company Stockholder will thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration with respect thereto, in the manner provided for in Section 3.1.

(b)   The Company will give the Buyer (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of the Company thereunder. The Company will not, except with the prior written consent of the Buyer, (A) make any payments with respect to any such demand or (B) offer to settle or settle any such demand.

SECTION 3.4   Exchange of Certificates.

(a)    Paying Agent; Payment Fund.   Prior to the Effective Time, the Buyer will designate a bank or trust company (which bank or trust company will be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) to receive the funds to which holders of shares of the Company Stockholders will become entitled pursuant to Section 3.1(c). At the Effective Time, the Company will deposit with the Paying Agent an amount of cash equal to the product of (i) the number of Company Shares outstanding immediately prior to the Effective Time (other than Excluded Shares) multiplied by (ii) the Merger Consideration (the “Payment Fund”). The Payment Fund will be invested by the Paying Agent as directed by the Surviving Corporation; provided, that such investments will be (A) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (B) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (C) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, that no such investment or losses thereon will affect the Merger Consideration payable to former Company Stockholders under this Agreement, and the Buyer will promptly provide, or will cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former Company Stockholders in the amount of any such losses.

(b)   Exchange Procedure.   As soon as reasonably practicable after the Effective Time (but in any event, no later than two Business Days after the Effective Time), the Surviving Corporation will cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Shares entitled to receive the Merger Consideration pursuant to Section 3.1(c), (i) a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Merger Consideration (which letter of transmittal will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of such Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates pursuant to such letter of transmittal. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to the holder of the Company Shares represented by such Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration for each Company Share formerly evidenced by such Certificate, and such Certificate will forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment will have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.

(c)    Termination of Payment Fund.   Promptly following the date which is 180 days after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter each holder of a Certificate formerly representing a Company Share entitled to the Merger Consideration who has not received the Merger Consideration therefor may surrender such Certificate to the Surviving Corporation and, subject to abandoned property, escheat and other similar Laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Certificates held by them, without interest or dividends thereon.

(d)   No Further Ownership Rights in Company Shares.   The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided in this Article III.

(e)    No Liability.   To the fullest extent permitted by applicable Law, none of the Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any Company Stockholder or other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates.   In the event that any Certificate has been lost, stolen or destroyed, the Surviving Corporation or Paying Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Company Shares previously evidenced by such lost, stolen or destroyed Certificate; provided, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

SECTION 3.5   Certain Tax Matters.   Each of the Buyer, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Buyer, the Surviving Corporation or the Paying Agent (as applicable).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub that (i) each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Schedules accompanying this Agreement (collectively, the “Disclosure Schedule”) and (ii) each statement contained in this Article IV will be true and correct as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which will be true and correct as of such specified date only), except as set forth in the Disclosure Schedule. Any fact or item disclosed in any Section of the Disclosure Schedule will be deemed disclosed in all other Sections of the Disclosure Schedule to which such fact or item applies, but only if the application of such fact or item to such other Section of the Disclosure Schedule is reasonably apparent from a reasonable reading of the disclosure made, and will otherwise not qualify or be an exception to any representation and warranty other than the specific representation and warranty to which such Section of the Disclosure Schedule relates).

SECTION 4.1   Organization, Qualification and Corporate Power.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.2   Subsidiaries.

(a)    A true and complete list of each Subsidiary of the Company, together with the jurisdiction of incorporation of each such Subsidiary, the authorized and issued capital stock of each such Subsidiary and the name of each holder thereof is set forth in Section 4.2(a) of the Disclosure Schedule. Except for the ownership interests set forth in Section 4.2(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or similar interest in, or any interest convertible into or exchangeable or exercisable for capital stock in, any corporation, partnership, joint venture or other business association or entity or other Person. All of the outstanding shares of capital stock of each Subsidiary of the Company owned by the Company are owned, directly or indirectly, by the Company, free and clear of any Liens (other than Permitted Liens and Liens arising under the WC Minority Purchase Agreement, the WC Stockholders Agreement and the Credit Agreement). At the Effective Time (and upon the concurrent consummation of the transactions set forth in the WC Minority Purchase Agreement and the satisfaction by the Company of its obligations under Section 6.19(a) to terminate the Credit Agreement), (i) the Company will own all of the outstanding shares of capital stock of WC Holdings and its Subsidiaries, free and clear of all Liens and (ii) there will be no outstanding interests convertible into or exchangeable or exercisable for capital stock of WC Holdings or any of its Subsidiaries.

(b)   Except as set forth in Section 4.2(b) of the Disclosure Schedule, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 4.2(b) of the Disclosure Schedule, each such Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.3   Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 2,500,000 shares of Preferred Stock, of which 500,000 have been designated zero coupon convertible redeemable preferred stock, (ii) 50,000 shares of Class A Preferred Stock, (iii) 7,500 shares of Common Stock and (iv) 10,000,000 shares of Class A Common Stock. As of the date of this Agreement, (A) no shares of Preferred Stock (including zero coupon convertible redeemable preferred stock) are issued and outstanding, (B) 500,000 shares of Preferred Stock are held in the treasury of the Company, all of which are designated zero coupon convertible redeemable preferred stock, (C) no shares of Class A Preferred Stock are issued and outstanding, (D) no shares of Class A Preferred Stock are held in the treasury of the Company, (E) 380 shares of Common Stock are issued and outstanding, (F) no shares of Common Stock are held in the treasury of the Company, (G) 7,358,477 shares of Class A Common Stock are issued and outstanding and (H) 7,722 shares of Class A Common Stock are held in the treasury of the Company. No other capital stock of the Company is authorized, issued or outstanding. No Company Shares or Preferred Shares are owned by any Subsidiary of the Company.

(b)   Section 4.3(b) of the Disclosure Schedule sets forth (i) all plans or agreements (the “Option Plans”) pursuant to which the Company or any of its Subsidiaries has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of the Company or any such Subsidiary; (ii) the number of Company Shares or Subsidiary Shares reserved for issuance under the Option Plans, as of the date hereof; (iii) the number of Company Shares subject to each outstanding stock option, as of the date hereof (the “Company Stock Options”); (iv) the number of Subsidiary Shares subject to each outstanding stock option, as of the date hereof (the “Subsidiary Stock Options”); (v) the grant dates and exercise prices of each such Company Stock Option and Subsidiary Stock Option, the names of the holders thereof and, with respect to unvested Company Stock Options, the remaining vesting schedule of such Company Stock Options; and (vi) all other rights to purchase or receive Company Shares, Preferred Shares or Subsidiary Shares (if any). There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company or any of its Subsidiaries other than (A) Company Stock Options set forth on Section 4.3(b) of the Disclosure Schedule which will be canceled in accordance with this Agreement and (B) Subsidiary Stock Options set forth on Section 4.3(b) of the Disclosure Schedule which will be terminated and canceled pursuant to the terms of the WC Minority Purchase Agreement. There are no Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any such Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to enter into any such Contract other than the WC Minority Purchase Agreement and the WC Stockholders Agreement.

(c)    All outstanding Company Shares, Preferred Shares and Subsidiary Shares are, and all Company Shares and Subsidiary Shares that may be issued pursuant to the Option Plans or rights or agreements set forth in Section 4.3(b) of the Disclosure Schedule will be when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and non-assessable. There are no securities or other instruments or obligations of the Company or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or any such Subsidiary or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company Stockholders or any stockholder (or its equivalent) of a Subsidiary may vote.

(d)   Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no Contracts, contingent or otherwise, obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, or any options, warrants or rights to acquire any of the foregoing with respect to, the Company or any such Subsidiary. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no voting trusts, registration rights agreements or stockholder agreements to which the Company or any of its Subsidiaries is a party with respect to the capital stock of the Company or a Subsidiary of the Company or with respect to the granting of registration rights for any of the capital stock of the Company or any of its Subsidiaries. There are no rights plans affecting the Company or any of its Subsidiaries. There are no Contracts obligating the Company or any of its Subsidiaries to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

(e)    Except as set forth in Section 4.3(e) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries.

SECTION 4.4   Authorization; Board Recommendation; Fairness Opinions; Stockholder Approval.

(a)    The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary action (including the approval of the Board) and no other action is necessary on the part of the Company or any of its Subsidiaries to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the Stockholder Approval and compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (v)). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)   The Board (a majority of which are independent directors), at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved to recommend adoption of this Agreement and the Merger by the Company Stockholders (collectively, the “Board Recommendation”).

(c)    The Board has received the written opinions, dated as of the date of this Agreement (the “Fairness Opinions”), of UBS Securities, LLC and Hill Street Capital LLC, the Company’s financial advisors (the “Financial Advisors”), to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair to the Company Stockholders from a financial point of view. The Company has received the approval of each Financial Advisor to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, provided that each Financial Advisor shall assist in the preparation of any disclosure related to such opinion in the Proxy Statement. A copy of each Fairness Opinion has been made available to the Buyer for review.

(d)   Under applicable Law, the adoption of this Agreement by the holders of a majority in voting power of the outstanding Company Shares voting as a single class is the only vote of the holders of any class or series of the Company’s securities necessary to approve the Merger, this Agreement and the other transactions contemplated by this Agreement.

SECTION 4.5   Noncontravention.

(a)    Neither the execution and delivery of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation of the Merger and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Company or any of its Subsidiaries, (ii) assuming compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (iv), violate any Law or Order applicable to the Company or any of its Subsidiaries or (iii) except as set forth in Section 4.5(a) of the Disclosure Schedule, result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary of the Company pursuant to, any Material Contract or Permit to which the Company or any Subsidiary of the Company is a party or by which any asset of the Company or any Subsidiary of the Company is bound or affected, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), (ii) the filing of applications for delisting of the Class A Common Stock with the American Stock Exchange, (iii) such filings as may be required under the HSR Act or the Other Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other states in which the Company is qualified to do business (including the Certificate of Merger), (v) the filings set forth in Section 4.5(b) of the Disclosure Schedule and (vi) such other Orders, Permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 4.6   SEC Filings.

(a)    Since January 1, 2003, the Company and each Subsidiary thereof (including solely for purposes of this Section 4.6 and the definition of SEC Reports, the Primrose Companies) has filed all forms, reports, schedules, statements and other documents and amendments required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the “SEC Reports”). Other than as set forth in the Company’s restatement of financial statements regarding accounting for leases and leasehold improvements as discussed in Item 7 and in Note 2 of the Notes to Consolidated Financial Statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (i) each of the SEC Reports on the respective dates they were filed and, if as amended prior to the date hereof, on the date of such amended filing, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) none of the SEC Reports, as amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b)   To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ current or former officers or directors, is currently the subject of an SEC formal or informal investigation or enforcement action.

(c)    The Company has established and currently maintains (A) disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) and (B) internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). To the Knowledge of the Company, (i) such disclosure controls and procedures, as in effect on the date hereof, are effective to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s senior management by others within those entities, particularly during the period when the Company’s periodic reports to which such information relates are required to be prepared, (ii) such internal controls over financial reporting, as in effect on the date hereof, provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (iii) on the date hereof there are, and on the Closing Date there will be, no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could materially adversely affect the Company’s ability to record, process, summarize and report financial data and (iv) on the date hereof there are, and on the Closing Date there will be, no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d)   The Company has timely filed and made available to the Buyer all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report.

(e)    As used in this Section 4.6, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

SECTION 4.7   Financial Statements.

(a)    The financial statements included in or incorporated by reference into the SEC Reports (including the related notes and schedules), as amended prior to the date hereof, (i) complied as to form, as of their respective filing dates, in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries (including, solely for these purposes, the Primrose Companies) as of the indicated dates and for the indicated periods subject, in each case, (A) in the case of the interim financial statements, to normal year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements as permitted by Form 10-Q of the SEC, and (B) to the Company’s restatement of financial statements regarding accounting for leases and leasehold improvements as discussed in Item 7 and in Note 2 of the Notes to Consolidated Financial Statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b)   The Company has made available to the Buyer complete and correct copies of the audited consolidated balance sheets of WC Holdings and its Subsidiaries as of December 31, 2004 and

December 31, 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2005, together with the report thereon by the Company’s accountants (the “WC Audited Financial Statements”). The WC Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of WC Holdings and its Subsidiaries as of the indicated dates and for the indicated periods subject to WC Holdings’ restatement of financial statements regarding accounting for leases and leasehold improvements as discussed in Note 3 of the Notes to Consolidated Financial Statements in the WC Audited Financial Statements for the years ended December 31, 2004 and 2003.

(c)    The Company has made available to the Buyer complete and correct copies of the unaudited consolidated balance sheet of WC Holdings and its Subsidiaries as of March 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three-month period ended March 31, 2006 (the “WC Interim Financial Statements”). The WC Interim Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of WC Holdings and its Subsidiaries as of the indicated dates and for the indicated periods, subject to normal year-end adjustments (which adjustments are not expected to be material in amount) and the absence of full footnotes.

SECTION 4.8   Taxes.

(a)    Except as set forth in Section 4.8(a) of the Disclosure Schedule, all material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid.

(b)   Except as set forth in Section 4.8(b) of the Disclosure Schedule, to the Knowledge of the Seller, there is no audit pending against the Company or any of its Subsidiaries in respect of any Taxes. There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c)    The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d)   Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, except for the agreements set forth in Section 4.8(e) of the Disclosure Schedule. Except as set forth in Section 4.8(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever participated in an affiliated, consolidated, combined, unitary or aggregate Tax Return with any corporation other than the Company and its Subsidiaries, including, solely for these purposes, the Primrose Companies, in any year for which the statute of limitations with respect to the assessment or collection of any Tax remains open.

(f)    Neither the Company nor any of its Subsidiaries has executed, become subject to or entered into any closing agreement as defined in Section 7121 of the Code or any similar or predecessor provision thereof under the Code or any other applicable Tax Law.

(g)    With respect to requests for changes in method of accounting and ruling request: (i) neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method; (ii) neither the Company nor any of its Subsidiaries has pending any application with any taxing authority requesting permission for any change in any accounting method; and (iii) there are no outstanding rulings or requests for rulings with any taxing authority addressed, directly or indirectly, to the Company or any of its Subsidiaries that are or, if issued, would be binding upon the Company or any of its Subsidiaries for any Post-Closing Period.

(h)   With respect to intercompany transactions: (i) neither the Company nor any of its Subsidiaries will have any material taxable income or gain as a result of prior intercompany transactions that will be taken into account as a result of the changes in ownership contemplated by this Agreement; (ii) neither the Company nor any of its Subsidiaries has any material deferred taxable income or gain as a result of prior intercompany transactions that could be taken into account in any Post-Closing Period; and (iii) neither the Company nor any of its Subsidiaries has an “excess loss account” (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any of its Subsidiaries that, in each case, could result in a material Tax cost for the Company of any of its Subsidiaries in a Post-Closing Period.

(i)   Except (x) as contemplated by Section 3.2(a), (y) as contemplated by the Stay Pay Agreements or (z) as set forth in Section 4.8(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment becoming due to any employee, director of (or independent contractor providing services to or on behalf of) the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits. Except as set forth in Section 4.8(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries, including, solely for these purposes, the Primrose Companies, has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of section 280G of the Code.

(j)   Each asset with respect to which the Company or any of its Subsidiaries claims any material depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or one of its Subsidiaries under applicable Tax Law.

(k)   Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes that could result in a material Tax cost for the Company of any of its Subsidiaries in a Post-Closing Period.

(l)   Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(m)   Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(n)   Neither the Company nor any of its Subsidiaries has participated in an international boycott as defined in section 999 of the Code.

(o)   The Company and its Subsidiaries have complied in all material respects with the requirements of Section 6038A of the Code and the Treasury Regulations thereto.

(p)   The Company and its Subsidiaries are not parties to any record maintenance agreement with the IRS with respect to Section 6038A of the Code.

(q)   Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code.

(r)   Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

SECTION 4.9   Compliance with Laws; Orders; Permits.

(a)    Except as set forth in Section 4.9(a) of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all Laws, Orders and Permits to which the Company or such Subsidiary is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Except as set forth in Section 4.9(b) of the Disclosure Schedule, the Company and each of its Subsidiaries possesses all Permits that are necessary for it to own, lease or operate its properties and assets or conduct its business as now conducted, except where such failure to possess such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.10   No Undisclosed Liabilities.   Except as set forth in Section 4.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities, other than Liabilities that (a) are accrued or reserved against in the most recent balance sheet included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (b) were incurred in the ordinary course of business since the date of the most recent balance sheet included in the SEC Reports filed prior to the date hereof and do not individually exceed $300,000 or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.11   Tangible Personal Assets.

(a)    The Company and its Subsidiaries, in the aggregate, have good title to, or a valid interest in, all of their respective tangible personal property and assets, free and clear of all Liens, other than Permitted Liens.

(b)   The Company’s and its Subsidiaries’ tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

SECTION 4.12   Real Property.

(a)    Owned Real Property.   Neither the Company nor any of its Subsidiaries owns any real property.

(b)   Leased Real Property.   Section 4.12(b) of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries is either lessor or lessee (the “Company-Leased Real Property”). The Company has heretofor made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Company, (i) each Real Property Lease is, in all material respects, a valid and binding Contract of the Company or, as applicable, one of its Subsidiaries, (ii) each Real Property Lease is, in all material respects, in full force and effect (except for those that have terminated or will terminate by their own terms) and (iii) neither the Company nor any of its Subsidiaries, nor any other party thereto, is in material violation or material breach of or material default under (or with notice or lapse of time, or both, would be in material violation or material breach of or material default under) the terms of any Real Property Lease.

SECTION 4.13   Intellectual Property.

(a)    “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, computer software (including source code and object code), databases, mask works, interfaces and works of authorship including copyright registrations, copyright applications and unregistered common law copyrights, (v) any data or confidential information in connection with items (i)—(iv) above and (vi) all licenses for the Intellectual Property listed in items (i)—(v) above.

(b)   Section 4.13(b)(i) of the Disclosure Schedule sets forth a list that includes all Intellectual Property owned by the Company or any of its Subsidiaries (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate). Section 4.13(b)(ii) of the Disclosure Schedule sets forth a list of the Company-Owned Intellectual Property licensed to third parties.

(c)    Except as set forth in Section 4.13(c) of the Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d)   Except as set forth in Section 4.13(d) of the Disclosure Schedule: (i) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or, to the Knowledge of the Company, are threatened that challenge the rights of the Company or any of its Subsidiaries in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) neither the use of the Intellectual Property as currently used by the Company and its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company and any of its Subsidiaries, infringes, dilutes, misappropriates, misuses or otherwise violates the Intellectual Property rights of any Person, except where any such individual infringement, dilution, misappropriation, misuse or other violation would not reasonably be expected to result in a claim of over $300,000; (iv) neither the Company nor any of its Subsidiaries has received written notice alleging that the use of the Intellectual Property as currently used by the Company and its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company and any of its Subsidiaries, infringes, dilutes, misappropriates, misuses or otherwise violates the Intellectual Property rights of any Person as of the date of this Agreement, except where any such individual infringement, dilution, misappropriation, misuse or other violation would not reasonably be expected to result in a claim of over $300,000; and (v), neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, dilution, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e)    Except as set forth in Section 4.13(b)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has permitted or licensed any Person to use any Company-Owned Intellectual Property that is material to the operation of the Company’s business.

(f)    Section 4.13(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, (i) pursuant to which the Company or its Subsidiaries licenses or sublicenses from a Person Intellectual Property that is used in or necessary for the conduct of the business by the Company or its relevant Subsidiary and (ii) pursuant to which the Company or any of its Subsidiaries obtains a benefit used in or necessary for the conduct of the business by the Company or its relevant Subsidiary.

(g)    Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third-party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries is licensed or sublicensed to use Intellectual Property owned by a third-party, except where any such individual default would not reasonably be expected to result in a claim of over $300,000.

(h)   The Company and its Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques, when appropriate, and (ii) the security, confidentiality and integrity of all confidential or proprietary data. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to its data or systems, and neither the Company nor any of its Subsidiaries has notified (i) employees of an information security breach in connection with such employees’ confidential information or (ii) consumers of any information security breach.

SECTION 4.14   Absence of Certain Changes or Events.   Since December 31, 2005, no event, change, condition or state of facts or circumstances exists or has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.14 of the Disclosure Schedule, since December 31, 2005, the Company has conducted its business in the ordinary course, consistent with past practice, and none of the Company or any of its Subsidiaries has:

(a)    issued, sold or granted or purchased or redeemed any shares of its capital stock or options or warrants to acquire shares of its capital stock other than in the ordinary course of business consistent with past practice pursuant to any Benefit Plan;

(b)   incurred indebtedness for borrowed money or entered into any guaranty other than borrowings made under the Credit Agreement;

(c)    mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;

(d)   except as required by GAAP, made any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

(e)    increased the compensation, bonus or benefits (including severance) of, or entered into any contract with, any officer or employee, other than (i) compensation increases to reflect cost of living adjustments in the ordinary course of business consistent with past practice, (ii) with respect to any employee whose annual salary is less than $100,000, compensation increases in the ordinary course of business consistent with past practice, (iii) as may be required to satisfy contractual obligations existing as of the date hereof under Contracts listed in Section 4.15 of the Disclosure Schedule or Section 4.18 of the Disclosure Schedule or (iv) as provided under the terms of the Stay Pay Agreements;

(f)    disposed or agreed to dispose of any properties or assets (other than inventory) in an aggregate amount in excess of $500,000 or acquired or agreed to acquire assets or properties in an aggregate amount in excess of $500,000, other than (i) in the ordinary course of business consistent with past practice, (ii) the transactions contemplated by the Primrose Agreement or (iii) as otherwise expressly permitted by this Agreement;

(g)    canceled or forgiven any material debts or claims or redeemed or repaid any indebtedness for borrowed money, in each case other than (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the mandatory provisions of the instruments governing such debts, claims or indebtedness or (iii) in accordance with the terms of this Agreement;

(h)   paid any dividend or other distribution on any of its capital stock or other equity interest, other than the payment of the Primrose Dividend in accordance with this Agreement; or

(i)    authorized, or entered into any agreement, arrangement or understanding to do, any of the foregoing.

SECTION 4.15   Material Contracts.

(a)    Section 4.15(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or of its Subsidiaries is bound as of the date of this Agreement (other than this Agreement, the WC Minority Purchase Agreement, the Indemnification Agreement, the Voting Agreement, the Escrow Agreement, Real Property Leases, Benefit Plans, Policies, Contracts set forth in Section 4.13(b)(ii) of the Disclosure Schedule, Contracts set forth in Section 4.13(f) of the Disclosure Schedule, Contracts set forth in Section 4.18 of the Disclosure Schedule and Contracts that have been filed as of or prior to the date hereof by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K):

(i)   each Contract that is required to be, but has not been, filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii)   each Contract (other than this Agreement) that contains a non-competition provision or other covenant restricting in any material respect the ability of the Company or any of its Subsidiaries to engage or compete in any manner in the business presently conducted by the Company or any of its Subsidiaries;

(iii)   each Contract that creates a partnership or joint venture or similar arrangement with respect to the Company or any of its Subsidiaries;

(iv)   each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreements and instruments relating to the borrowing of money or extension of credit or other evidence of indebtedness or agreement providing for indebtedness in excess of $100,000;

(v)   each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement and the Primrose Agreement;

(vi)   each Contract that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries in an amount or with a value in excess of $300,000 in any 12-month period (which period may extend past the Closing);

(vii)   each Contract that is not cancelable by the Company or any of its Subsidiaries on notice of 90 days or less and that requires payment by the Company or any of its Subsidiaries after the date hereof of more than $300,000;

(viii)   each Contract entered into other than in the ordinary course of business consistent with past practice involving aggregate payments by or to the Company or any of its Subsidiaries in excess of $300,000 per year or $600,000 in the aggregate;

(ix)   each Contract providing for the indemnification of any officer, director, employee, manager or independent contractor of the Company or any Subsidiary of the Company (other than the certificate or articles of incorporation, as applicable, and bylaws of the Company or any of its Subsidiaries); and

(x)   each Contract requiring the Company or any of its Subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than WC Holdings or any of its Subsidiaries).

For the purposes of this Agreement, the term “Material Contract” means each Contract set forth in Section 4.15(a) of the Disclosure Schedule together with each Contract that has been filed as of or prior to the date hereof by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K.

(b)   The Company has heretofor made available to the Buyer true and complete copies of each of the Material Contracts set forth in Section 4.15(a) of the Disclosure Schedule. To the Knowledge of the Company, (i) all such Material Contracts are, and as of the Closing Date only, each Other Contract will be, in all material respects, a valid and binding Contract of the Company or, as applicable, one of its Subsidiaries, (ii) each Material Contract is, and as of the Closing Date only, each Other Contract will be, in full force and effect in all material respects (except for those that have terminated or will terminate by their own terms) and (iii) neither the Company nor any of its Subsidiaries, nor any other party thereto, is in material violation or material breach of or material default under (or with notice or lapse of time, or both, would be in material violation or material breach of or material default under) the terms of any Material Contract or, as of the Closing Date only, any Other Contract.

SECTION 4.16   Litigation; Orders.   Except as set forth in Section 4.16 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (a) challenges or seeks to enjoin, alter or materially delay the Merger or any other material transaction contemplated by this Agreement (including the transaction contemplated by the Primrose Agreement), (b) would reasonably be expected to, individually or in the aggregate, materially adversely affect the operations of the Company as currently conducted or (c) would reasonably be expected to individually result in damages or an award against the Company or any of its Subsidiaries in excess of $300,000. Except as set forth in Section 4.16 of the Disclosure Schedule, none of the Company, any of its Subsidiaries, or any officer or director of the Company or any of its Subsidiaries in his capacity as such, nor any material property or asset of the Company or any of its Subsidiaries, is subject to any continuing Order or written agreement with, or, to the Knowledge of the Company, investigation by, any Governmental Entity. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has taken any action with an intention of initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Subsidiary of the Company against any third party other than as set forth in Section 4.16 of the Disclosure Schedule. There is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries. No current or former executive officer or director of the Company, WC Holdings or CompManagement, Inc. has asserted in writing any claim, charge or cause of action against the Company, WC Holdings or CompManagement, Inc., except for (i) claims for accrued vacation pay or accrued benefits under any Benefit Plans and (ii) claims, charges or causes of action which are no longer outstanding (including any claims, charges or causes of action settled pursuant to the Settlement Agreement).

SECTION 4.17   Employee Benefits.

(a)    Section 4.17(a) of the Disclosure Schedule includes a list of all Benefit Plans. The Company has delivered or made available to the Buyer copies of (i) each Benefit Plan and any amendment thereto (or a description of any material unwritten Benefit Plans), (ii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, (iii) the most recent favorable determination letters from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, (iv) the most recent trust instruments, insurance contracts or other funding arrangements  and (v) the two most recent Form 5500 Annual Reports.

(b)   Except as set forth in Section 4.17(b) of the Disclosure Schedule:

(i)   none of the Benefit Plans is subject to Title IV of ERISA or Section 302 of ERISA;

(ii)   each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination;

(iii)   each Benefit Plan is in compliance, in form and operation, with all applicable provisions of ERISA, the Code and other applicable Laws, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv)   none of the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any material Liability for any Tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA;

(v)   no ERISA Affiliate has participated in, contributed to or is obligated to participate in or contribute to, or has any liability or responsibility for, any employee benefit plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA nor to the Knowledge of the Company, are there any circumstances which would create such liability or responsibility;

(vi)   none of the Benefit Plans is a multiemployer plan, as defined in Section 3(37) of ERISA; and

(vii)   none of the Benefit Plans provides post-employment or post-service welfare benefits for any current or former employee, officer, director, consultant or independent contractor (except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state of local Laws, but only to the extent not paid for by the Company or any of its Subsidiaries).

SECTION 4.18   Labor and Employment Matters.   Section 4.18 of the Disclosure Schedule sets forth a list of all (i) written or oral severance agreements or formal or informal policies or practices that obligate the payment by the Company or any of its Subsidiaries of any severance or any similar amount in respect of any termination of employment or (ii) written or oral employment agreements that obligate the Company or any of its Subsidiaries to pay an annual salary (other than commissions) of $100,000 or more and, in each case, to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound. To the Knowledge of the Company, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other agreement with any labor organization, and neither the Company nor any of its Subsidiaries has experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute during the two-year period ended on the date hereof. All individuals treated as independent contractors by the Company or any of its Subsidiaries were properly so treated and neither the Company nor any of its Subsidiaries is, or would reasonably be expected to be, liable for any misclassifications of such individuals at any time during the two-year period ended on the date hereof. The Company and its Subsidiaries have no employees other than (a) employees of Capital Partners, Inc. that provide services to the Company pursuant to the Capital Partners Advisory Services Agreement and are deemed employees of the Company under Code Sections 3121, 3306 or 3401 and (b) employees employed by WC Holdings or its Subsidiaries in the business of WC Holdings as described in the SEC Reports.

SECTION 4.19   Environmental.   Except as set forth in Section 4.19 of the Disclosure Schedule:

(a)    The Company and each of its Subsidiaries is in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and is in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as currently conducted, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)   None of the Company nor any of its Subsidiaries has received any written notice or written report regarding any actual or alleged violation of Environmental Laws by the Company or any of its Subsidiaries or any material Liabilities of the Company or any of its Subsidiaries, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities (including any currently or formerly owned or leased properties or for any property for which the Company or any of its Subsidiaries could be deemed a successor by contract or operation of law) arising under Environmental Laws, other than any such liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    The Company has made available to the Buyer all material reports prepared for and in the possession of the Company or any Subsidiary of the Company with respect to violations of Environmental Laws concerning all currently or formerly owned or leased properties, assets or businesses of the Company and its Subsidiaries.

SECTION 4.20   Insurance. Section 4.20 of the Disclosure Schedule sets forth a list of each material insurance policy that covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.21   Transaction Fees.

(a)    Except as set forth in Section 4.21(a) of the Disclosure Schedule, neither the Company nor any Subsidiary thereof has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement or the Primrose Agreement. The Company has furnished to the Buyer true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

(b)   Section 4.21(b) of the Disclosure Schedule sets forth the maximum amount that will be incurred, owed or payable by the Company or its Subsidiaries after January 1, 2006 and prior to, as of, or following the Closing Date (other than amounts arising out of actions taken by the Buyer or its Affiliates and Special Meeting Expenses) in respect of each of the following: (i) the Settlement Payments, (ii) the UBS Fees, (iii) the Hill Street Capital Fees, (iv) the Company Legal Fees, (v) amounts payable by the Company (or WC Holdings) under the WC Minority Purchase Agreement (A) in respect of the purchase price for the shares purchased and options terminated thereunder and (B) in respect of any other matter requiring payment thereunder, (vi) the repayment and termination of the Credit Agreement as required under Section 6.19(a) (other than the repayment of any principal or accrued interest thereunder), (vii) all Stay Pay Bonuses, (viii) the purchase of the six-year tail policy of directors’ and officers’ liability insurance to be acquired by the Company pursuant to Section 6.10(b), (ix) in connection with due diligence, including any amounts owed or reimbursable to any bidder, (x) accounting fees arising out of the transactions contemplated by this Agreement, and (xi) any other amounts payable under this Agreement. Except as set forth in Section 4.21(a) of the Disclosure Schedule or Section 4.21(b) of the Disclosure Schedule, there are no costs, fees or expenses incurred, owed or payable after January 1, 2006 and prior to, as of, or following the Closing Date by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (other than amounts arising out of actions taken by the Buyer or its Affiliates and Special Meeting Expenses).

SECTION 4.22   Takeover Statutes Not Applicable.   The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger, the WC Minority Purchase Agreement, the Voting Agreement, the Escrow Agreement and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement, the WC Minority Purchase Agreement, the Voting Agreement and the Escrow Agreement are exempt from, the restrictions on business combinations and voting requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity or contained in the Company’s certificate of incorporation, including Section 203 of the DGCL.

SECTION 4.23   Information Supplied.   None of the information to be provided by the Company or any Subsidiary thereof in any document to be filed with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or to be supplied by the Company or any Subsidiary thereof for inclusion in the Proxy Statement will, at the date it is first filed or mailed to the Company Stockholders and at the time of the Special Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

SECTION 4.24   Interested Party Transactions.

(a)    Except as set forth in Section 4.24(a) of the Disclosure Schedule, no Affiliate of the Company (other than WC Holdings or a Subsidiary of WC Holdings) (i) owns, leases or licenses any assets which are currently used by WC Holdings or any of its Subsidiaries to conduct the business of WC Holdings as described in the SEC Reports or (ii) is a party to, or has a controlling interest in any Person that is a party to, any Contract with the Company or any of its Subsidiaries. Except as set forth in Section 4.24(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract with any officer, director or employee of the Company with respect to any matter relating to the transactions contemplated by this Agreement.

(b)   Neither the Company nor any of its Subsidiaries has, since December 31, 2005, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Subsidiaries of the Company to which Section 13(k) of the Exchange Act applies.

SECTION 4.25   Referral Fees.   Except as set forth on Section 4.25 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any arrangement, agreement or understanding with any Person for the payment of referral, profit-sharing or other fees in connection with the referral or recommendation of, or placement of business with, the Company or any Subsidiary of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub jointly and severally represent and warrant to the Company that each statement contained in this Article V is true and correct (i) as of the date hereof and (ii) as of the Closing Date (other than any representation or warranty that is expressly made as of a specified date, which will be true and correct as of such specified date only).

SECTION 5.1   Organization.   The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 5.2   Authorization.   Each of the Buyer and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other action is necessary on the part of the Buyer or Merger Sub to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Sections 5.3(b)(i) through (iv)). This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Buyer and Merger Sub enforceable against the Buyer and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

SECTION 5.3   Noncontravention.

(a)    Neither the execution and the delivery of this Agreement, nor the performance by the Buyer or Merger Sub of its respective obligations hereunder, nor the consummation of the Merger and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer or Merger Sub, (ii) assuming compliance with the filing and notice requirements set forth in Sections 5.3(b)(i) through (iii), violate any Law or Order applicable to the Buyer or Merger Sub or (iii) result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Buyer or Merger Sub pursuant to, any Contract or Permit to which the Buyer or Merger Sub is a party or by which any asset of the Buyer or Merger Sub is bound or affected, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(b)   The execution and delivery of this Agreement by the Buyer and Merger Sub does not, and the performance of this Agreement by the Buyer and Merger Sub will not, require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), (ii) the filing of applications for delisting of the Class A Common Stock with the American Stock Exchange, (iii) such filings as may be required under the HSR Act or the Other Antitrust Laws, (iv) the filing and recordation of appropriate merger or other documents as required by the DGCL (including the Certificate of Merger) and (v) such other Orders, Permits, filings and notifications, which, if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 5.4   Buyer Financial Statements; Availability of Funds.

(a)    The Buyer has made available to the Company complete and correct copies of the audited consolidated balance sheets of the Buyer and its Subsidiaries as of December 31, 2004 and December 31, 2005, the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2004 and December 31, 2005 and the consolidating balance sheet information and statement of income information for the fiscal year ended December 31, 2005, together with the report thereon by the Buyer’s accountants. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Buyer and its Subsidiaries as of the indicated dates and for the indicated periods.

(b)   The Buyer has cash available or has existing committed borrowing facilities (the “Financing”) which together are sufficient to enable it to consummate the transactions contemplated by this Agreement. Copies of the documents governing any such facilities have been provided to the Company prior to the date hereof. The Financing will be available to the Buyer on a timely basis to consummate the transactions contemplated by this Agreement and the Buyer knows of no fact or circumstance that would cause the Financing to be unavailable on such basis.

SECTION 5.5   Solvency.   Neither the Buyer nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming that (x) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and (y) the representations and warranties set forth in this sentence are true and correct as of immediately prior to the Effective Time, then immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated by this Agreement (including the proposed financing structure for the Merger), the Surviving Corporation (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its Liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

SECTION 5.6   Brokers’ Fees.   Merger Sub has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Company or any Subsidiary of the Company.

SECTION 5.7   Information Supplied.   None of the information to be provided by the Buyer or Merger Sub for inclusion in any document to be filed with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement or to be supplied by the Buyer of Merger Sub for inclusion in the Proxy Statement will, at the date it is first filed or mailed to the Company Stockholders and at the time of the Special Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE VI
COVENANTS

SECTION 6.1   Special Meeting; Proxy Statement.

(a)    The Company will promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date of this Agreement, a special meeting of the Company Stockholders for the purpose of obtaining the Stockholder Approval (the “Special Meeting”). Except to the extent that the Board has effected a Change in Recommendation in accordance with the terms of Section 6.9, the Company will include in the definitive proxy statement mailed to the Company Stockholders and filed with the SEC (the “Proxy Statement”) the Board Recommendation.

(b)   The Company will file with the SEC the Proxy Statement. The Buyer, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will promptly notify the Buyer of the receipt of any comments from the SEC or any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement and any amendments thereto, and all mailings to the Company Stockholders in connection with the Merger, including the Proxy Statement, will be subject to the prior review and comment of the Buyer. The Buyer will furnish to the Company all information reasonably requested by the Company for inclusion in the Proxy Statement. The Company will use its reasonable best efforts, after consultation with the Buyer, to respond promptly to any comments made by the SEC with respect to the Proxy Statement.

(c)    Unless this Agreement has been terminated, nothing contained in this Agreement will limit the Company’s obligation in Section 6.1(a) to convene and hold the Special Meeting (regardless of whether the Board Recommendation has been withheld, withdrawn, amended, modified or changed in accordance with Section 6.9(c) hereof).

SECTION 6.2   Delisting.   The Buyer covenants that the Surviving Corporation will use its commercially reasonable efforts to cause the shares of Class A Common Stock to be de-listed from the American Stock Exchange and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.3   Regulatory Matters and Approvals.

(a)    Each of the Buyer and the Company will, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws or any other applicable Laws. Each of the Buyer and the Company will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws or any other applicable Laws. The Company and the Buyer will each pay fifty percent (50%) of the filing fees payable in connection with such filings and any local counsel fees.

(b)   Each of the Buyer and the Company will use its respective reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws or other applicable Laws for the consummation of the transactions contemplated by this Agreement and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity and will comply promptly with any such inquiry or request. Notwithstanding anything to the contrary in this Agreement, the Buyer will not be required to agree to any condition that (i) seeks to prohibit or limit the ownership or operation by the Company or the Buyer or any of their Affiliates of a material portion of the business or assets of the Company, the Buyer or any of their Affiliates, or to compel the Company, the Buyer or any of their Affiliates to dispose of or hold separate any material portion of their business or assets as a result of the Merger or any other transaction contemplated hereunder, (ii) seeks to impose limitations on the ability of the Buyer to acquire, hold, or exercise full rights of ownership of any Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the stockholders of the Company, (iii) seeks to prohibit the Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Buyer, the Company and their Affiliates or (iv) otherwise would reasonably be expected to have a Material Adverse Effect.

(c)    Each of the Buyer and the Company agrees to instruct its respective outside counsel to cooperate with each other to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws or other applicable Laws at the earliest practicable dates. Such efforts will include causing its outside counsel (i) to promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of the Buyer, the Company nor any of their respective Affiliates will independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Buyer and its Affiliates, the Company, and in the case of the Company and its Affiliates, the Buyer, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of the Buyer or the Company, as applicable, will be limited to outside antitrust counsel only).

SECTION 6.4   Consents.   The Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts to obtain any required third-party consents to the Merger and the other transactions contemplated by this Agreement in writing from each Person prior to the Effective Time; provided that the Buyer will use commercially reasonable efforts to assist the Company and its Subsidiaries in obtaining such consents (it being understood that the foregoing will not require the payment of any amount (other than amounts not in excess of $5,000 in the aggregate) by the Buyer).

SECTION 6.5   Stockholder Litigation.   The Company will give the Buyer reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company will not settle any such stockholder litigation without the prior consent of the Buyer, which consent will not be unreasonably withheld or delayed.

SECTION 6.6   Operation of the Company’s Business.

(a)    Except (i) as set forth in Section 6.6 of the Disclosure Schedule, (ii) as otherwise set forth in this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Buyer, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company will, and will cause each of its Subsidiaries to, carry on its business in a manner consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to keep intact its businesses, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees and distributors.

(b)   Without limiting the generality of Section 6.6(a), except (w) as set forth on Section 6.6 of the Disclosure Schedule, (x) as otherwise set forth in this Agreement, (y) as required by applicable Law or (z) with the prior written consent of the Buyer (which consent, in the case of clauses (vii), (xiii) and (xv) only, will not be unreasonably withheld or delayed), during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the Company, will not, and will cause each of its Subsidiaries not to, take any action or enter into any transaction that would result in any of the following:

(i)   any change in the certificate of incorporation or bylaws of the Company or any of its Subsidiaries or any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(ii)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property, or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than (A) the Primrose Dividend, (B) any retirement of, or issuance of, shares of capital stock pursuant to the exercise of Company Stock Options and the Subsidiary Stock Options that are outstanding as of the date hereof and (C) pursuant to the WC Minority Purchase Agreement;

(iii)   any issuance, sale or disposition of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Company or any of its Subsidiaries (whether through the issuance or granting of Company Stock Options, Subsidiary Stock Options or otherwise), except for unissued shares of capital stock reserved for issuance upon the exercise of Company Stock Options or Subsidiary Stock Options issued and outstanding prior to the date hereof in accordance with their existing terms, as such options may be accelerated pursuant to their existing terms and this Agreement;

(iv)   any incurrence, guarantee or assumption by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than borrowings made under the Credit Agreement;

(v)   any change in any method of accounting, accounting principle or accounting practice by the Company or any of its Subsidiaries other than as required by Law;

(vi)   any (A) adoption or amendment of any Benefit Plan, (B) entry into any collective bargaining agreement or other agreement with any labor organization or union, (C) entry into an employment, severance, change in control or similar agreement or (D) increase in the rate of compensation (including bonus opportunities) or benefits (including severance) of any employee, officer, director, consultant or independent contractor; provided that the Company or any of its Subsidiaries may increase an employee’s, consultant’s or independent contractor’s compensation (x) to reflect cost of living adjustments to the extent such increase is made in the ordinary course of business consistent with past practice, (y) to provide for merit pay or promotions in an amount not to exceed $100,000 in the aggregate for all such increases (provided that the Buyer’s consent shall not be unreasonably withheld for any requested compensation increases to provide for merit pay or promotions in excess of $100,000, provided that no such increase is contained in an amendment to a written employee agreement) or (z) to the extent required by any existing Contracts listed in Section 4.15(a) of the Disclosure Schedule or Section 4.18 of the Disclosure Schedule or any Benefit Plans listed in Section 4.17(a) of the Disclosure Schedule; provided, further, that in the event that the Closing has not occurred (and is not expected to occur) on or prior to September 30, 2006, nothing in this Agreement shall be deemed to limit or prevent the Company Board from extending the date set forth in the Stay Pay Agreement upon which the employees’ rights to receive the Stay Pay Bonuses expires;

(vii)   except in the ordinary course of business and consistent with past practice, any cancellation, material modification, termination or grant of a material waiver of any material Permits or Material Contracts to which the Company or any of its Subsidiaries is a party;

(viii)   any change in the Tax elections made by the Company or any of its Subsidiaries or in any accounting method used by the Company or any of its Subsidiaries for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company or any of its Subsidiaries for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company or any of its Subsidiaries;

(ix)   any acquisition or disposition of any businesses or any properties or assets of any Person that are material, individually or in the aggregate, (whether by merger, consolidation or otherwise) by the Company or any of its Subsidiaries;

(x)   any grant of a Lien (other than Permitted Liens) on any material properties or assets of the Company or any of its Subsidiaries;

(xi)   other than the repayment of any Revolving Credit Loans (as such term is defined in the Credit Agreement) that may be outstanding at any time, payment of any principal of or interest on any indebtedness for borrowed money before the required date of such payment, cancellation of any indebtedness for borrowed money or waiver of any claims or rights of value greater than $250,000; provided that nothing in this Agreement will prevent or prohibit the Company and its Subsidiaries from making any payments required by the Credit Agreement;

(xii)   reclassification, combination, splitting, subdivision or issuance of any other securities in respect of, in lieu of or in substitution for, directly or indirectly, any of the capital stock or other ownership interests of the Company or any of its Subsidiaries or any options or other rights to acquire any of the foregoing;

(xiii)   other than Contracts entered into in the ordinary course of business consistent with past practice, any Contract requiring the payment to or by the Company or any of its Subsidiaries of consideration in excess of $250,000 in the aggregate under such Contract; provided that nothing in this Section shall prohibit the Company from responding to requests for proposals or submitting bids for new Contracts;

(xiv)   any Contract pursuant to which any Person is granted exclusive rights with respect to any product, service, process or technology of the Company or its Subsidiaries;

(xv)   aggregate capital expenditures during the period between the date hereof and Closing in excess of 110% of the aggregate amount of capital expenditures set forth for such period on Section 6.6(b)(xv) of the Disclosure Schedule;

(xvi)   (i) any sale, assignment, lease, termination, abandonment, transfer, encumbrance or disposal of or grant of any security interest in and to any item of the Company-Owned Intellectual Property, in whole or in part; (ii) any granting of any license with respect to any Company-Owned Intellectual Property, other than the licensing of software that is Company-Owned Intellectual Property in the ordinary course of business; or (iii) other than in the ordinary course of business, any disclosure of any confidential Company-Owned Intellectual Property, unless such Company-Owned Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(xvii)   complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xviii)   failure to maintain in full force and effect or failure to use reasonable best efforts to replace or renew material insurance policies existing as of the date hereof and covering the Company and the Company Subsidiaries and their respective properties, assets and businesses, taken as a whole; or

(xix)   any entry into any agreement or commitment to do any of the foregoing.

SECTION 6.7   Access.   Subject to applicable Law, the Company will, and will cause each of its Subsidiaries to, permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company and any of its Subsidiaries; provided, that any such access will be conducted at the Buyer’s expense and the Buyer will not have access to individual performance or evaluation records, medical histories or other information the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other legal privilege; provided, further, that such access will comply with all applicable Law and all applicable Real Property Leases.

SECTION 6.8   Notice of Developments.

(a)    Each of the Buyer and the Company, as applicable, will promptly upon becoming aware thereof provide the other party with written notice of (i) any fact, event or occurrence existing as of the date hereof which should have been included in the Disclosure Schedule in order to make the representations and warranties set forth in this Agreement true and correct as of the date hereof, (ii) any fact, event or occurrence arising after the date hereof which would have been required to have been included in the Disclosure Schedule if such fact, event or occurrence existed as of the date hereof which did not arise out of a breach of this Agreement by the Company (a “Post-Signing Change”), (iii) any failure by it to comply in all material respects with any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iv) the occurrence of any matter or event which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including, in the case of the Buyer, any event that could reasonably be expected to make the Financing unavailable for any reason). In the event that the Company provides the Buyer with notice of a Post-Signing Change (a “Notice of Change”). Each Notice of Change shall be required to include a statement as to whether such Post-Signing Change would cause the condition set forth in Section 7.1(a) to fail to be satisfied as of the Closing (a “Closing Condition Change”). In the event that the Notice of Change states that a Post-Signing Change is a Closing Condition Change and Buyer nonetheless proceeds with the Closing, the Buyer will be deemed to have waived the condition to Closing set forth in Section 7.1(a) with respect to the Closing Condition Change. Except for the foregoing, no notice provided under this Section 6.8(a) will be deemed to cure any breach of representation, warranty or covenant or update the Disclosure Schedule or otherwise affect in any respect the rights and remedies of any party. Notwithstanding anything in this Agreement or the Indemnification Agreement to the contrary, none of the Indemnifying Parties will have any liability following the Closing (i) with respect to the Company’s breach or alleged breach of this Section 6.8(a) or (ii) with respect to any Post-Signing Change set forth in a Notice of Change delivered prior to the Closing unless and until the aggregate amount of Losses (as such term is defined in the Indemnification Agreement) arising out of such Post-Signing Changes exceeds $300,000, and then only to the extent such amount exceeds $300,000 and subject to the other limitations set forth in the Indemnification Agreement (including Section 3.2(b) thereof).

(b)   Each of the Company, the Buyer and Merger Sub will give prompt written notice to the other parties of any facts relating to such party which would make it necessary or advisable to amend the Proxy Statement in order to make the statements therein not misleading or to comply with applicable Law. The delivery of any notice pursuant to this Section 6.8 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c)    The Company will deliver to the Buyer as soon as practicable and any event within 15 Business Days after the end of each month following the date hereof, complete and correct copies of an unaudited consolidated balance sheet of WC Holdings and its Subsidiaries as at the end of such month, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the from period beginning of the then current fiscal year to the end of such fiscal month. Such financial statements will be prepared in a manner consistent with the past practices and internal policies of the Company and will fairly present, in all material respects, the consolidated financial condition of WC Holdings and its Subsidiaries at and for such period, subject to normal year-end adjustments (which adjustments are not expected to be material in amount); provided that no Person will have any liability for the failure of such financial statements to fairly present, in all material respects, the consolidated financial condition of WC Holdings and its Subsidiaries at and for such period unless such failure is the result of intentional misrepresentation or fraud on the part of the Company or any of its employees.

SECTION 6.9   No Solicitation.

(a)    The Company will, and will cause each of its Affiliates to, and will instruct each of its and its respective Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b)   From and after the date of this Agreement, without the prior consent of the Buyer, the Company will not, nor will it authorize or permit any of its Affiliates to, nor will it authorize or permit any of its or their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to lead to, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any such inquiry, proposal, offer or Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, that if, at any time prior to the date of the Special Meeting (the “Applicable Period”), the Board determines in good faith (after consultation with its outside counsel and financial advisor), that it is required to do so in order to comply with its fiduciary duties to the Company Stockholders under applicable Law, the Company and its Representatives may, in response to the receipt by the Company after the date hereof of an unsolicited written bona fide Transaction Proposal (including, for the purposes of clarity, an unsolicited Transaction Proposal by any Person which previously submitted a Transaction Proposal prior to the date hereof) which in the good faith judgment of the Board is, or is reasonably likely to lead to, a Superior Proposal and which did not result from a breach of this Section 6.9 (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Transaction Proposal and (y) participate in discussions or negotiations regarding such Transaction Proposal, but in each case only if (1) the Company will have first received from the Person that made such Transaction Proposal a confidentiality agreement on terms no less restrictive than that signed by Fidelity National Financial, Inc. in connection with the transaction contemplated hereby, (2) the Company will have given the Buyer written notice of its intent to furnish such information or engage in such discussions at least one Business Day prior to taking such action and (3) subject to and to the extent of applicable Law, the Company will furnish to the Buyer any information furnished to such Person to the extent not previously furnished to the Buyer.

(c)    Without the prior written consent of the Buyer, the Board will not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Transaction Proposal or Superior Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Transaction Proposal or Superior Proposal (each, an “Acquisition Agreement”) or propose publicly or agree to do any of the foregoing, other than pursuant to the next sentence. Notwithstanding the foregoing, during the Applicable Period, (x) if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that it is required in order to comply with its fiduciary duties to the Company Stockholders under applicable Law to take any action specified in clause (i) of the preceding sentence, it may take such action specified in clause (i) of the preceding sentence or (y) in response to a Superior Proposal which did not result from a breach of this Section 6.9, and provided that the Company is not in breach of this Section 6.9, if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that it is required in order to comply with its fiduciary duties to the Company Stockholders under applicable Law to take any action specified in clause (ii) or (iii) of the preceding sentence (after taking into account any modifications to this Agreement proposed by the Buyer), it may take such action specified in clause (ii) or (iii) of the preceding sentence (any such action referred to in clause (x) or (y), a “Change in Recommendation”). Notwithstanding the foregoing, the Company may not take any of the actions set forth in clause (y) of the preceding sentence unless: (1) the Company has provided written notice to the Buyer advising the Buyer that the Company has received a Superior Proposal, such notice shall be provided as promptly as practicable after receipt thereof and shall specify the terms and conditions of such Superior Proposal in reasonable detail and identifying the Person making such Superior Proposal and, if in writing, providing a copy of such Superior Proposal, including any relevant Acquisition Agreement (a “Notice of Superior Proposal”); (2) the Buyer has not, within three Business Days of the Buyer’s receipt of the Notice of Superior Proposal, made an offer that the Board has determined in its good faith judgment to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Board will convene a meeting to consider any such offer by the Buyer promptly following the receipt thereof); (3) the Company has not violated any of the provisions of this Section 6.9 either intentionally or in a manner that is materially adverse to the Buyer; and (4) concurrently with taking the action set forth in clause (y), the Company terminates this Agreement, at the time of such termination, pays the Termination Fee.

(d)   In addition to the other obligations of the Company set forth in this Section 6.9, the Company will, as promptly as practicable after receipt thereof, advise the Buyer of the receipt of any Transaction Proposal, or any inquiry that would reasonably be expected to lead to a Transaction Proposal or of any request for information in connection with a possible Transaction Proposal, including the material details of any such Transaction Proposal, inquiry or request and the identity of the Person requesting such information or making such Transaction Proposal, and will keep the Buyer reasonably and promptly informed of the status of any such Transaction Proposal, inquiry or request or proposal and the substance of any discussions relating thereto. The Company will, as promptly as practicable after receipt thereof, provide the Buyer with copies of all correspondence or other written material sent or provided to the Company by any third party in connection with any Transaction Proposal, inquiry or request.

(e)    Nothing contained in this Section 6.9 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Board (after consultation with its outside counsel), failure so to disclose would be inconsistent with its obligations under applicable Law; provided, that this Section 6.9(e) will not affect the obligations of the Company and the Board under Section 6.9(c).

SECTION 6.10   Indemnification Following the Effective Time.

(a)    The Company and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (including, solely for these purposes, the Primrose Companies) as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) will survive the Merger and will continue in full force and effect in accordance with their terms.

(b)   Prior to the Closing Date, the Company will purchase a six-year tail policy of directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof, for a total cost not in excess of $180,000.

(c)    In the event that, following the Closing, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company and Merger Sub agree that reasonable provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations of the Company, including those set forth in this Section 6.10.

(d)   The provisions of this Section 6.10 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party covered by Section 6.10, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 6.11   Section 16 Matters.   Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Shares (including derivative securities with respect to Company Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 6.12   Taking of Necessary Action; Further Action.   Subject to the terms and conditions of this Agreement, each of the Company, the Buyer, Merger Sub and the Surviving Corporation will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable (including, in the case of the Buyer, taking any reasonable action as may be necessary or appropriate to obtain the Financing or otherwise fund the payment of the Merger Consideration) and will not take any action that would reasonably be expected to result in any of the conditions to Closing set forth in Article VII not being satisfied. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the assets, properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

SECTION 6.13   Solvency Letter.   The Buyer will furnish or cause to be furnished to the Company copies of any solvency letters or similar materials obtained from third parties in connection with the financing of the transactions contemplated by this Agreement and will cause the Person providing any such letter to allow the Company to rely thereon.

SECTION 6.14   WC Minority Purchase Agreement.   The Company (a) will not amend, modify or waive any provision or term of the WC Minority Purchase Agreement without the prior written consent of the Buyer and (ii) will use commercially reasonable best efforts to cause the consummation of the transactions contemplated by the WC Minority Purchase Agreement to occur pursuant to the terms thereof.

SECTION 6.15   Termination of Company 401(k) Plan.   The Company will, and will cause each of its Subsidiaries to, take all appropriate actions to cease benefit accruals under and terminate the CompManagement, Inc. 401(k) Plan (the “Company 401(k) Plan”), and will, in the form and substance satisfactory to the Buyer, adopt written resolutions terminating the Company 401(k) Plan and fully vesting all participants under such plan effective immediately prior to the Closing. As soon as administratively practicable following the Closing, employees of the Surviving Corporation or any of its Subsidiaries who were eligible to participate in the Company 401(k) Plan shall be eligible to participate in a 401(k) plan sponsored by the Buyer or any Affiliate thereof (the “Buyer 401(k) Plan”) on the same terms as similarly situated employees of the Buyer. The Buyer will cause the Buyer 401(k) Plan to (i) following receipt of a determination letter issued by the IRS to the effect that the termination of the Company’s 401(k) Plan does not adversely effect its prior qualification, accept eligible rollover distributions (including loans) from the Company 401(k) Plan with respect to employees of the Surviving Corporation or any of its Subsidiaries and (ii) credit each employee of the Surviving Corporation or any of its Subsidiaries with service credited under the Company 401(k) Plan as of the Closing Date for purposes of eligibility and vesting under the Buyer 401(k) Plan.

SECTION 6.16   Intercompany Agreement.

(a)    Except as contemplated by Section 6.16(b), any agreements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries or stockholders (other than the Company or a Subsidiary of the Company), on the other hand, will be terminated at or prior to the Closing, and any amounts or obligations owing by the Company or any of its Subsidiaries under such terminated agreements will be canceled at such time without any payment being made in respect thereof.

(b)   The parties acknowledge and agree that the Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005, among Security Capital, Capital Partners, Inc. and the Company (as amended prior to the date hereof, the “Capital Partners Advisory Services Agreement”), will be terminated as of immediately prior to the Closing without liability to the

Company or its Subsidiaries other than the requirement that the Company comply with its obligations in the next sentence. The Company will, at the Closing, pay to Capital Partners, Inc. (i) any portion of the Advisory Fee (as such term is defined in the Capital Partners Advisory Services Agreement) payable by the Company to Capital Partners, Inc. in connection with the post-Closing period and (ii) the Incentive Sale Bonus (as such term is defined in the Capital Partners Advisory Services Agreement) (clauses (i) and (ii) collectively, the “Capital Partners Fees”). Notwithstanding the foregoing, in the event that the Closing has not occurred (and is not expected to occur) on or prior to September 30, 2006, nothing in this Agreement shall be deemed to limit or prevent the Company Board from extending the date set forth in the Capital Partners Advisory Services Agreement upon which Capital Partners, Inc.’s right to receive the Incentive Sales Bonus expires.

SECTION 6.17   Tax Returns.   The Company and its Subsidiaries will file all material Tax Returns required to be filed after the date of this Agreement and on or before the Closing Date and will pay any Taxes shown as due thereon.

SECTION 6.18   Adjustment Certificate.   No later than one (1) Business Day prior to the Mailing Date, the Company shall deliver to the Buyer a certificate (the “Adjustment Certificate”) setting forth (i) an updated estimate of the Special Meeting Expenses (taking into account the fees and expenses incurred by the Company between the date hereof and the date of delivery of the Adjustment Certificate and provided that in no event shall the updated estimate of the Special Meeting Expenses be less than the actual amount of fees and expenses incurred by the Company between the date hereof and the date of delivery of the Adjustment Certificate) (such estimate, the “Revised Estimated Special Meeting Expenses”), (ii) the Target Date Debt Amount and (iii) the Company’s calculation of the Special Meeting Expenses Adjustment Amount, the Debt Adjustment Amount, the Aggregate Adjustment Amount, the WC Adjustment Amount, the Per Share Adjustment Amount and the Per Share WC Adjustment Amount. The Company shall be required to consult with the Buyer regarding the information to be set forth in the Adjustment Certificate prior to finalizing and delivering the Adjustment Certificate. The calculation of the Revised Estimated Special Meeting Expenses, the Target Date Debt Amount, the Special Meeting Expenses Adjustment Amount, the Debt Adjustment Amount, the Aggregate Adjustment Amount, the WC Adjustment Amount, the Per Share Adjustment Amount and the Per Share WC Adjustment Amount set forth in the Adjustment Certificate and the WC Adjustment Certificate shall be binding on the parties, except to the extent of manifest error or fraud; provided that nothing in this sentence shall limit the Buyer’s indemnification rights under the Indemnification Agreement.

SECTION 6.19   Closing Payments.

(a)    Concurrently with the Closing, the Company will terminate the Credit Agreement and pay in full all principal, interest, break fees, prepayment penalties, fees and expenses and other like amounts on all outstanding indebtedness for borrowed money of the Company and its Subsidiaries (including any fees and expenses (if any) to cancel any letters of credit) due and payable by the Company or its Subsidiaries in connection with such termination or payment.

(b)   Concurrently with the Closing, the Company will pay the 30% portion of the Stay Pay Bonuses to the employees who at such time are eligible to receive Stay Pay Bonuses; provided that the Company will pay 100% of the Stay Pay Bonus payable to the Person set forth on Section 6.19(b) of the Disclosure Schedule (if at such time such Person is eligible to receive the Stay Pay Bonus) in accordance with the Stay Pay Agreement entered into with such Person.

(c)    Concurrently with or prior to the Closing, the Company will pay the UBS Fee, the Hill Street Capital Fee, the Company Legal Fees and the Special Meeting Expenses, in each case, to the extent then outstanding.

(d)   Concurrently with the Closing, the Company will pay any portion of the Settlement Payments that is required to be paid in connection with the consummation of the Merger.

(e)    For purposes of this Agreement, (i) the payments contemplated by Sections 6.19(a), 6.19(b), 6.19(c) and 6.19(d) and (ii) amounts payable by the Company (or WC Holdings) under the WC Minority Purchase Agreement (A) in respect of the purchase price for the shares purchased and options terminated thereunder and (B) in respect of any other matter requiring payment thereunder, are collectively referred to in this Agreement as the “Closing Payments”.

(f)    Prior to the Closing Date, the Company will pay the Primrose Dividend.

SECTION 6.20   Swap Agreement.   At the Buyer’s election, the Company shall either (a) terminate the Swap Agreement prior to the Closing or (b) use commercially reasonable efforts to keep the Swap Agreement in full force and effect after the Closing; provided that (i) it shall not be deemed a breach of this Agreement if Bank One, N.A. requires the Company to terminate such Swap Agreement as a result of the consummation of the Merger and/or the transactions contemplated by Section 6.19(a) and (ii) if the Buyer has not made an election under this Section 6.20 on or prior to the Mailing Date, the Buyer shall be deemed to have elected to terminate the Swap Agreement.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

SECTION 7.1   Conditions to Obligations of the Buyer and Merger Sub.   The obligation of the Buyer and Merger Sub to effect the Merger is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a)    The representations and warranties of the Company set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(b)   The Company will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. The Buyer will have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)    The Company will have consummated the transactions contemplated by the WC Minority Purchase Agreement in the manner provided for therein; provided that any waiver by the Buyer of this condition shall be deemed to be an express waiver by the Buyer (without the reservation of any indemnification rights in respect therewith) of each representation, warranty, covenant and agreement set forth in this Agreement that is contingent on the consummation of the transactions contemplated by the WC Minority Purchase Agreement (e.g., termination of the WC Stockholders Agreement).

(d)   Concurrently with the Closing, the Company will make the Closing Payments. Notwithstanding anything in this Agreement (including Section 6.19) to the contrary, in the event that the amount of cash and cash equivalents held by the Company and its Subsidiaries, in the aggregate, as of immediately prior to the Closing (but prior to paying the Closing Payments) is less than the aggregate amount required to pay all of the Closing Payments, then (i) immediately prior to the Closing, the Company will pay all of the Closing Payments for which it has sufficient cash and cash equivalents to pay and (ii) simultaneously with the Closing, the Buyer will pay all of the Closing Payments that were not paid by the Company.

(e)    This Agreement will have been adopted (i) by the holders of a majority in voting power of the outstanding Company Shares voting as a single class and (ii) in the event of a Change of Recommendation prior to the Stockholder Vote (unless thereafter the Board has reinstated the Board Recommendation), by the holders of a majority in voting power of the outstanding Company Shares other than the Company Shares held by the Majority Stockholders (the approvals in (i) and (ii), collectively, the “Stockholder Approval”).

(f)    All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(g)    No temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; provided, that prior to invoking this condition the Buyer and Merger Sub will have used all commercially reasonable efforts to have any such Order vacated.

(h)   The Buyer will have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

(i)    All consents set forth in Exhibit B will have been obtained by the Company.

(j)     The Indemnification Agreement and the Escrow Agreement will be in full force and effect.

SECTION 7.2   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company of the following conditions:

(a)    The representations and warranties of each of the Buyer and Merger Sub set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not materially adversely affect the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company will have received a certificate signed on behalf of each of the Buyer and Merger Sub by a duly authorized executive officer of each of the Buyer and Merger Sub, respectively, to such effect.

(b)   The Buyer and Merger Sub will have performed in all respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing Date except such failures to perform as do not materially adversely affect the ability of the Buyer or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The Company will have received a certificate signed on behalf of the Buyer and Merger Sub by a duly authorized executive officer of each of the Buyer and Merger Sub, respectively, to such effect.

(c)    The Company will have delivered to the Buyer a certificate complying with the Code and the Treasury Regulations, duly executed and acknowledged, certifying that the Company Shares are not U.S. real property interests.

(d)   The Stockholder Approval will have been obtained.

(e)    All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities (including under any Other Antitrust Laws) in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(f)    No temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; provided, that prior to invoking this condition the Company will have used all commercially reasonable efforts to have any such Order vacated.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

SECTION 8.1   Termination of Agreement.   This Agreement may be terminated (notwithstanding the receipt of the Stockholder Approval) as follows (the date of such termination, the “Termination Date”):

(a)    by mutual written consent of the Buyer and the Company at any time prior to the Effective Time;

(b)   by either the Buyer or the Company, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action has become final and nonappealable;

(c)    by either the Buyer or the Company, if the Merger does not occur on or before September 30, 2006 (the “Drop Dead Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to occur by such time; provided, further, in the event that the Merger has not occurred on or before September 30, 2006 solely as result of the failure of the Company to have (i) held the Special Meeting on or before September 30, 2006 and/or (ii) obtained all of the consents set forth in Exhibit B (clauses (i) and (ii) collectively, the “Specified Conditions”), the Drop Dead Date shall automatically be extended to the fifth (5th) Business Day after the satisfaction of the Specified Conditions; provided, further, in no event shall the Drop Dead Date be extended past October 31, 2006 without the mutual written consent of the Buyer and the Company;

(d)   by either the Buyer or the Company, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Special Meeting or at any adjournment thereof;

(e)    by the Buyer if (i) the Board has effected a Change in Recommendation or (ii) the Company or the Board has breached any of their respective obligations under Section 6.9 either intentionally or in a manner that is materially adverse to the Buyer;

(f)    by the Buyer, if the Company has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied;

(g)    by the Company, if the Buyer and/or Merger Sub has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied;

(h)   by the Buyer if the WC Minority Purchase Agreement is terminated or breached by any party thereto (and such breach has not been cured within 10 Business Days of notice of such breach) such that the closing conditions set forth in the WC Minority Purchase Agreement would not be satisfied; or

(i)    by the Company in the circumstances described in the last sentence of Section 6.9(c).

SECTION 8.2   Certain Fees and Expenses.

(a)    Termination Expenses and Termination Fee.

(i)   If (A) the Board effects a Change in Recommendation or (B) a Transaction Proposal is received after the date hereof or publicly disclosed after the date hereof, and, in either case, this Agreement is subsequently terminated pursuant to Section 8.1(c) or Section 8.1(h), then the Company will pay the Buyer an amount equal to the Termination Expenses and, further, if within nine months after the Termination Date, the Company or any of its Affiliates enters into a definitive agreement for or within twelve months after the Termination Date consummates a Transaction Proposal or Superior Proposal, then the Company will also pay the Buyer an amount equal to the Termination Fee.

(ii)   If, prior to or at the Stockholder Vote, (A) the Board effects a Change in Recommendation or (B) a Transaction Proposal is received after the date hereof or publicly disclosed after the date hereof, and, in either case, this Agreement is subsequently terminated pursuant to Section 8.1(d), then the Company will pay the Buyer an amount equal to the Termination Expenses and, further, if within nine months after the Termination Date, the Company or any of its Affiliates enters into a definitive agreement for or within twelve months after the Termination Date consummates a Transaction Proposal or Superior Proposal, then the Company will also pay the Buyer an amount equal to the Termination Fee.

(iii)   If this Agreement is terminated by the Buyer pursuant to Section 8.1(e), then the Company will pay the Buyer an amount equal to the Termination Fee.

(iv)   If this Agreement is terminated pursuant to Section 8.1(f), then the Company will pay the Buyer an amount equal to the Termination Expenses and if, prior to the time of such termination (A) the Board effects a Change in Recommendation or (B) a Transaction Proposal is received after the date hereof or publicly disclosed after the date hereof, and in either case, if within nine months after the Termination Date, the Company or any of its Affiliates enters into a definitive agreement for or within twelve months after the Termination Date consummates a Transaction Proposal or Superior Proposal, then the Company will also pay the Buyer an amount equal to the Termination Fee.

(v)   If this Agreement is terminated pursuant to Section 8.1(g), then the Buyer will pay the Company an amount equal to the Company Expenses.

(vi)   If this Agreement is terminated pursuant to Section 8.1(i), then the Company will pay the Buyer the payments described in the last sentence of Section 6.9(c).

(b)   Except in the case of termination under Section 8.2(a)(iii) and Section 8.2(a)(vi), the Termination Fee and the Termination Expenses, as applicable, will be paid to the Buyer by the Company in immediately available funds within five Business Days after the date of the event giving rise to the obligation to make such payment. In the case of termination under Section 8.2(a)(iii), the Termination Fee will be paid to the Buyer by the Company in immediately available funds within thirty calendar days after the date of the event giving rise to the obligation to make such payment.

(c)    The Company Expenses will be paid to the Company by the Buyer in immediately available funds within five Business Days after the date of the event giving rise to the obligation to make such payment.

(d)   As used in this Agreement, “Termination Expenses” means an amount, not to exceed $1,453,736, equal to the reasonable documented out-of-pocket Expenses of the Buyer and Merger Sub and their respective Affiliates incurred in connection with this Agreement and the transactions contemplated hereby. As used in this Agreement, “Termination Fee” means an amount equal to

(i) $5,814,945 minus (ii) the aggregate amount of Termination Expenses previously paid by the Company to the Buyer. As used in this Agreement, “Company Expenses” means an amount, not to exceed $1,453,736, equal to the reasonable documented out-of-pocket Expenses of the Company and its Affiliates incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.3   Effect of Termination.   In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than as set forth in Section 8.2) on the part of the Buyer, Merger Sub or the Company (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 8.2, 9.1, 9.6, 9.7, 9.8, 9.11, 9.14, 9.15 and this Section 8.3 will survive any termination hereof pursuant to Section 8.1. Nothing herein shall relieve the parties of any liability for any breaches of representations, warranties, covenants or agreements set forth in this Agreement that occur prior to the termination of this Agreement; provided, however, that the payment by the Company of a Termination Fee, if applicable, will be considered liquidated damages for any breach by the Company of this Agreement and in the event of such payment the Company will not have any other Liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 8.4   Amendments.   This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of the Buyer, by its board of directors, in the case of Merger Sub, by its Board of Directors, and in the case of the Company, by its Board of Directors, at any time before or after the receipt of the Stockholder Approval, but, after any such approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, Merger Sub and the Company.

SECTION 8.5   Waiver.   At any time prior to the Effective Time, whether before or after the Special Meeting, the Buyer (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of the Buyer (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Buyer by its duly authorized officer. At any time prior to the Effective Time, whether before or after the Special Meeting, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or Merger Sub or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or Merger Sub, or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
MISCELLANEOUS

SECTION 9.1   Press Releases and Public Announcement.   In connection with any proposed press release or public announcement, (a) neither the Buyer nor Merger Sub will issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of the Company and (b) the Company will not issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of the Buyer; provided, that the Company or the Buyer may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable national securities exchange after consultation with legal counsel, in which case the disclosing party will advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure; provided, further, that nothing in this Section 9.1 will restrict the ability of any Person from preparing and filing with the SEC a Schedule 13D or any amendments to Schedule 13D that such Person believes in good faith is required to be filed by applicable Law.

SECTION 9.2   No Third-Party Beneficiaries.   This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 6.10, which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein.

SECTION 9.3   Entire Agreement.   This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 9.4   Succession and Assignment.   This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by the Buyer or Merger Sub, the Company, and, in the case of assignment by the Company, the Buyer; provided, that the Buyer may assign the rights of the Merger Sub or its rights hereunder to any other Person without the consent of the Company so long as (a) the Buyer remains liable for all of its obligations hereunder and (b) such assignment does materially adversely affect the ability of the parties to timely consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 9.5   Construction.   The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.6   Notices.   All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Company, to:
Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831
Facsimile:	(203) 625-0423
Attention:	Brian D. Fitzgerald
Chairman and Chief Executive Officer

with copies to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile:	(212) 309-6001
Attention:	Christopher T. Jensen, Esq. and
George G. Yearsich, Esq.
and
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Richards, Layton & Finger, P.A.
Facsimile:	(302) 498-7748
Attention:	Srinivas M. Raju, Esq.
If to the Buyer or Merger Sub, to:
Sedgwick CMS Holdings, Inc.
c/o Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Sedgwick CMS Holdings, Inc.
Facsimile:	(904) 357-1026
Attention:	Christopher A. Rose, Senior Vice President
with copies to:
LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, New York 10019
Facsimile:	(212) 424-8500
Attention:	Robert S. Rachofsky, Esq. and
Gary D. Boss, Esq.

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

SECTION 9.7   Governing Law.   This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 9.8   Consent to Jurisdiction and Service of Process.   EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURT. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURT AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND

NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

SECTION 9.9   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10   Severability.   If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

SECTION 9.11   Expenses.   Except as otherwise provided in this Agreement (including Sections 3.5(d), 6.3, 6.10, 6.13 and 8.2), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 9.12   Indemnification; Survival of Representations, Warranties and Agreements.   After the Effective Time, the indemnification provisions set forth in the Indemnification Agreement will be the sole and exclusive remedy at law or equity of the Buyer or Merger Sub for any breach by the Company or its Affiliates (including the Company Stockholders) of any representation, warranty, covenant or agreement in this Agreement or in any instrument delivered pursuant to this Agreement. Except as otherwise expressly provided in the Indemnification Agreement, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

SECTION 9.13   Incorporation of Exhibits and Schedules.   The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 9.14   Limited Recourse.   Notwithstanding anything in this Agreement to the  contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such).

SECTION 9.15   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity; provided that the Buyer shall not be entitled to seek specific performance of Section 6.6(b)(xiii).

SECTION 9.16   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.17   Waiver of Jury Trial.   Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.17.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:
SEDGWICK CMS HOLDINGS, INC.
By:	/s/ PAUL J. POSEY, JR.
	Name:	Paul J. Posey, Jr.
	Title:	Secretary
MERGER SUB:
GOSC MERGER CORP.
By:	/s/ DONALD W. BURKETT
	Name:	Donald W. Burkett
	Title:	Treasurer
COMPANY:
SECURITY CAPITAL CORPORATION
By:	/s/ BRIAN D. FITZGERALD
	Name:	Brian D. Fitzgerald
	Title:	President and CEO

Appendix B

June 12, 2006

The Board of Directors

Security Capital Corporation
Eight Greenwich Office Park
Greenwich, CT 06831

Dear Members of the Board:

We understand that Security Capital Corporation, a Delaware corporation (“SCC” or the “Company”), is considering a transaction whereby Sedgwick CMS (“Buyer”), a minority-owned subsidiary of Fidelity National Financial, Inc., a Delaware corporation (“Fidelity”), will acquire control of the Company. Pursuant to the terms of a draft Agreement and Plan of Merger, dated as of June 12, 2006 (the “Agreement”), Buyer and the Company will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Buyer (the “Transaction”). Pursuant to the terms of the Agreement, all of the issued and outstanding shares of the common stock of the Company, par value of $0.01 per share, and Class A common stock of the Company, par value of $0.01 per share (collectively the “Company Common Stock”), will be converted into the right to receive an amount in cash equal to $16.46 per share (the “Consideration”), subject to certain adjustments pursuant to the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. We further understand that the Company has entered into an agreement to purchase the shares of common stock of WC Holdings, Inc. not owned by the Company (the “WC Minority Purchase”). Pursuant to the terms of the draft WC Minority Purchase Agreement among SCC, WC Holdings, Inc. and the Minority Securityholders (as defined in the WC Minority Purchase Agreement), the Company has agreed to purchase such shares immediately prior to the consummation of the Transaction. In addition, we understand that, prior to the consummation of the Transaction, the Company will pay a dividend of $9.04 per share (the “Primrose Dividend”) to the holders of Company Common Stock.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Buyer and its affiliates to the extent they are a holder of Company Common Stock and the Indemnifying Parties (as defined in the Agreement)) of the Consideration to be received by such holders of Company Common Stock in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to the Company and Fidelity and other affiliates of Buyer, including in connection with the sale by the Company of Primrose Holdings, Inc., for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and/or Fidelity and its affiliates, and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction or any related transaction, including the WC Minority Purchase and the Primrose Dividend. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement (other than the Consideration to the extent specified herein), the Indemnification Agreement (as defined in the Agreement) or the WC Minority Purchase Agreement (as defined in the

B-1

Agreement), or the form of the Transaction or any related transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, (ii) the Buyer and the Company will comply with all the material terms of the Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction. In addition, we have assumed that the Primrose Dividend will be paid as planned, and express no opinion as to the fairness of the Primrose Dividend or the transactions contemplated by the WC Minority Purchase Agreement to the Company, its shareholders or any other persons.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed the Agreement; and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible Transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. At your direction, we have assumed that there are no material assets at SCC other than WC Holdings, and we have relied on your calculation of the after-tax proceeds from the sale of Primrose Holdings, Inc. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of Company Common Stock (other than the Buyer and its affiliates to the extent they are a holder of Company Common Stock and the Indemnifying Parties) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours,
UBS SECURITIES LLC

B-2

Appendix C

June 12, 2006

Board of Directors
Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, CT 06831

To the Board of Directors of Security Capital Corporation (the “Board”):

We understand that Security Capital Corporation (the “Company”), Sedgwick CMS Holdings, Inc. (“Buyer”) and GOSC Merger Corp., a wholly owned subsidiary of Buyer (“Merger Sub”), have entered into an agreement and plan of merger, dated as of June 12, 2006 (the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will be merged (the “Merger”) with and into the Company, as a result of which the Company shall be the surviving corporation (the “Surviving Corporation”) and shall become a wholly-owned subsidiary of Buyer, (b) each outstanding share of Common Stock, par value $0.01 per share, and each outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (collectively, the “Company Shares”) will be converted into the right to receive an amount in cash, without interest, equal to $16.46 (the “Merger Consideration”), subject to certain adjustments set forth in the Merger Agreement. In addition, we understand that prior to the Closing Date, the Company will pay a dividend to the Company Stockholders in an amount equal to $9.04 per Company Share (the “Primrose Dividend”). All capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view of the Merger Consideration to be received by the holders of the Company Shares in the Merger (other than the Indemnifying Parties and the Buyer and its affiliates to the extent that they are holders of Company Shares). In rendering our opinion, you have directed us to assume, and we have assumed, that each holder of a Company Stock Option will have exercised such Company Stock Options on or prior to the record date for the Primrose Dividend.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying decision to effect the Merger. We have not been asked to, nor do we, offer any opinion as to the terms of the Merger Agreement (other than the Merger Consideration) or the form of the Merger. Furthermore, we express no opinion with respect to the terms of the WC Minority Purchase Agreement, the Indemnification Agreement, the Escrow Agreement or any other ancillary agreement, including with respect to any effect of such agreements on the Merger Consideration. We have not been engaged to opine and do not opine with respect to any legal, accounting, or tax effects of the Merger, including as to the tax structure of the Merger. In rendering this opinion, we have assumed, with your consent, that the Company and the other parties to the Merger Agreement will comply with all the terms of the Merger Agreement (without waiver, modification or amendment in any material respect).

In connection with this opinion, we have, among other things:

(i)    reviewed certain publicly available business and historical financial information of the Company;

(ii)   monitored the auction process conducted on behalf of the Company by UBS Securities LLC;

(iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts of the Company prepared by its management, that were provided to us by or on behalf of the Company and not publicly available;

(iv)  conducted discussions with members of senior management of the Company concerning the past and current business operations, financial condition and financial prospects of the Company;

(v)   compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded and reviewed the financial terms of certain recent business combinations in the Company’s industry;

(vi)  reviewed the Merger Agreement; and

(vii) conducted such financial studies, analyses and investigations, and considered such other information, as we have deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the estimates and financial forecasts referred to above, we have been advised by the Company’s management, and have assumed, that such estimates and financial forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the Company’s management as to those matters, and that such forecasts will be realized in the amounts and time periods contemplated thereby. We have also assumed that the Company owns no material assets other than its interest in WC Holdings. We have also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the expected benefits of the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement (after satisfaction and not waiver of the conditions to the closing of the Merger). Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

This opinion has been prepared solely for the use by the Board in connection with the consideration of the Merger and is not intended to be and does constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger. This opinion may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of Hill Street Capital LLC (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, a copy of this opinion may be disclosed to (i) the stockholders of the Company in a proxy statement or other document to the extent that the Board deems it necessary or appropriate (and Hill Street Capital LLC shall assist in the preparation of any disclosure relating to this opinion, which disclosure shall be subject to Hill Street Capital’s reasonable prior review and consent thereto) and (ii) the Buyer and to the holders of common stock and options of WC Holdings, Inc., provided that prior to such disclosure each such recipient acknowledges that this opinion

(A) is provided for informational purposes only and may not be relied on and (B) may not be reproduced, summarized, described or referred to or given to any other person or otherwise made public without the prior written consent of Hill Street Capital LLC.

We have acted as financial advisor to the Board in connection with the Merger and have received a monthly retainer for our services. We are also receiving a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We previously acted as financial advisor to the Board in connection with the evaluation of the sale by the Company of Primrose Holdings, Inc. for which we received a fee. Hill Street Capital LLC has also served in the past as a financial advisor to Special Committee of the Board.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Shares (other than the Indemnifying Parties and the Buyer and its affiliates to the extent that they are holders of Company Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
HILL STREET CAPITAL LLC
By:	/s/ JOHN G. BRIM
Name:	John G. Brim
Title:	Managing Member

Appendix D

Section 262 of the Delaware General Corporation Law

§262   APPRAISAL RIGHTS.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SECURITY CAPITAL CORPORATION SPECIAL MEETING OF STOCKHOLDERS — September 8, 2006

The undersigned hereby appoints each of Brian D. Fitzgerald and A. George Gebauer, or each of their designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of capital stock of Security Capital Corporation (“Security Capital”) which the undersigned is entitled to vote at the special meeting of stockholders (the “Special Meeting”), to be held in Conference Room 39B, 39th Floor, 101 Park Avenue, New York, New York on September 8, 2006, at 9:00 a.m., Eastern Time, or at any adjournment or postponement thereof.

THIS SIGNED PROXY CARD WILL BE VOTED AS DIRECTED, BUT IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH ANY RECOMMENDATION OF THE BOARD OR, IN THE ABSENCE OF SUCH RECOMMENDATION, IN THE DISCRETION OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE SPECIAL MEETING FOR A VOTE. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER MATTERS THAT MAY BE BROUGHT BEFORE THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SECURITY CAPITAL CORPORATION

Should the undersigned be present and elect to vote at the Special Meeting, or at any adjournment or postponement thereof, and after notification to the Secretary of Security Capital at the Special Meeting of the stockholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy card or by notifying the Secretary of Security Capital of his or her decision to terminate this proxy.

SECURITY CAPITAL CORPORATION P.O. BOX 11161 NEW YORK, N.Y. 10203-0161

The undersigned acknowledges receipt from Security Capital, prior to the execution of this proxy card of Notice of Special Meeting of Stockholders and a Proxy Statement of Security Capital dated August 11, 2006.

(Continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.	☒ Votes MUST be indicated (x) in Black or Blue ink.
The Board of Directors has unanimously approved the Merger Agreement and recommends that our stockholders vote “FOR” the adoption of the Merger Agreement.		2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2006 (the “Merger Agreement”), among Sedgwick CMS Holdings, Inc. (“Sedgwick CMS”), GOSC Merger Corp. (“Merger Corp.”) and Security Capital Corporation (the “Company”), pursuant to which Merger Corp. will be merged with and into the Company and the Company will become a wholly owned subsidiary of Sedgwick CMS.

FOR	AGAINST	ABSTAIN	Please check here if you plan to attend the
☐	☐	☐	Special Meeting	☐

Please sign exactly as your name appears on the left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date Share Owner Sign Here	Co-Owner Sign Here